   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1994

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         6355                     95-2492236
 (State or other jurisdiction   (Primary Standard Industrial      (I.R.S. Employer
              of                 Classification Code Number)   Identification Number)
incorporation or organization)

                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA 35223
                                 (205) 879-9230
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DEBORAH J. LONG
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          PROTECTIVE LIFE CORPORATION
                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA 35223
                                 (205) 879-9230
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

    APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED  SALE OF THE SECURITIES TO THE
PUBLIC:
Upon the effective date of the Merger described in this Registration Statement.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF               AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED        BE REGISTERED (1)      PER UNIT (2)     OFFERING PRICE (3)       FEE (3)
Common Stock $0.50 Par Value...........       800,000              $5.83             $4,665,853            $1,609

(1) The amount to be registered and offering price per unit will not be determined until, at the earliest, the second business day prior to the Effective Time. For the purpose of calculating the amount to be registered, it is estimated that the number of common shares to be issued will not exceed 800,000.

(2) For the purpose of calculating the proposed maximum offering price per unit, the proposed maximum aggregate offering price is divided by the amount to be registered.

(3) The proposed maximum aggregate offering price is calculated based on the book value of the common and preferred stock of National Health Care Systems of Florida, Inc. as of September 30, 1994. Since there is no market for such securities, the registration fee has been calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                           (PURSUANT TO ITEM 501(B))

ITEMS IN PART I OF FORM S-4 PROSPECTUS                                    HEADING IN PROXY STATEMENT-PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus                              Front Cover Page
           Inside Front and Outside Back Cover Pages of
       2.   Prospectus                                            Available Information; Information Incorporated by
                                                                   Reference; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information                                     Summary; Certain Considerations
       4.  Terms of the Transaction                               Summary; Certain Considerations; The Special Meeting;
                                                                   The Merger
       5.  Pro Forma Financial Information                        Not Applicable
       6.  Material Contacts with the Company Being Acquired      Not Applicable
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters         Not Applicable
       8.  Interests of Named Experts and Counsel                 Legal Matters; Experts
       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities                        Not Applicable
      10.  Information with Respect to S-3 Registrants            Information Incorporated by Reference
      11.  Incorporation of Certain Information by Reference      Information Incorporated by Reference
      12.  Information with Respect to S-2 or S-3 Registrants     Not Applicable
      13.  Incorporation of Certain Information by Reference      Not Applicable
      14.  Information with Respect to Registrants other than
            S-2 or S-3 Registrants                                Not Applicable
      15.  Information with Respect to S-3 Companies              Not Applicable
      16.  Information with Respect to S-2 or S-3 Companies       Not Applicable
                                                                  Business of NHCS; Management's Discussion and
                                                                   Analysis of Operations of NHCS; Principal
                                                                   Shareholders of NHCS; Consolidated Financial
                                                                   Statements -- NHCS; Changes in and Disagreements
                                                                   with Accountants on Accounting and Financial
      17.  Information with Respect to Companies other than S-2    Disclosure
            or S-3 Companies of Financial Condition and Results
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited                                   Summary; Certain Considerations; The Special Meeting;
                                                                   The Merger; Federal Income Tax Consequences of the
                                                                   Merger
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange Offer       Not Applicable

     PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE
                                COMMISSION ONLY

                                                                          , 1995

DEAR SHAREHOLDER:

    Shareholders of National Health Care Systems of Florida, Inc. ("NHCS") are invited to attend a Special Meeting of Shareholders (the "Special Meeting") to
be  held at                    , Jacksonville, Florida on [DAY OF WEEK], [DATE],
1995, at   :00  .m., local time.

    At the Special Meeting, NHCS shareholders will be asked to consider and vote upon an Agreement and Plan of Merger dated as of November 11, 1994 (the "Merger Agreement"), between NHCS and Protective Life Corporation ("Protective"), pursuant to which a wholly-owned subsidiary of Protective will be merged with and into NHCS (the "Merger"). As a result of the Merger, NHCS will become a wholly-owned subsidiary of Protective.

    The Merger Agreement described above generally provides that NHCS shareholders will receive a combination of cash and Protective common stock in exchange for each share of NHCS common or preferred stock held by them, all as more particularly described in the attached Proxy Statement-Prospectus. The Merger Agreement has been unanimously approved by the Board of Directors of NHCS. The NHCS Board of Directors believes the Merger Agreement is fair to, and in the best interests of, NHCS and its shareholders and unanimously recommends its approval by the shareholders of NHCS.

    The enclosed Notice of Special Meeting and Proxy Statement-Prospectus describe the proposed transaction and provide specific information relating to the Special Meeting. Because of the importance of the proposed transaction, I urge you to carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance. The Merger is conditioned upon, among other things, the approval of holders of NHCS Common Stock and of NHCS Preferred Stock, voting as separate classes, as well as the receipt of all required regulatory approvals.

    Shareholders are entitled to vote all of the shares of NHCS Common Stock  or
Preferred  Stock held by  them on               , 1995, the  record date for the
Special Meeting.

    Whether or not you plan to attend the Special Meeting, I encourage you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. The transactions are an important step for NHCS and its shareholders. On behalf of the Board of Directors of NHCS, I urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,

                                          Thomas V. Bruns
                                          CHAIRMAN OF THE BOARD

     PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE
                                COMMISSION ONLY

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                            8130 BAYMEADOWS WAY WEST
                                   SUITE 200
                          JACKSONVILLE, FLORIDA 32245

                           --------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD            , 1995

                           --------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of National Health Care Systems of Florida, Inc. ("NHCS") has been called by the Board of
Directors of NHCS and will  be held at                          ,  Jacksonville,
Florida on [DAY OF WEEK], [DATE], 1995, at :00 .m., local time, for the following purposes:

       (a)To consider and vote upon approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 11, 1994, by and between
    NHCS and Protective Life Corporation ("Protective") pursuant to which a wholly-owned subsidiary of Protective will be merged with and into NHCS (the "Merger"). As a result of the Merger, NHCS will become a wholly-owned subsidiary of Protective; and

       (b)To transact such other business as may properly come before the Special Meeting of Shareholders or any adjournments or postponements thereof.

    Only  shareholders of record of NHCS at the close of business on           ,
1995, will be entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    Approval of the matters to be voted upon in connection with the Merger Agreement by the shareholders of NHCS requires the affirmative vote of both (a) a majority of the shares voted by holders of record of NHCS common stock and (b) a majority of the shares voted by holders of record of NHCS preferred stock, in each case voting as a class; provided, however, that the total number of shares voted on the matters by each class must represent over fifty percent (50%) of all shares entitled to vote, as a class, on such matters.

    Any holder of NHCS common or preferred stock will have the right to dissent from the Merger and to receive payment of the value of his or her shares of NHCS common stock if (1) he or she notifies NHCS in writing before the Special Meeting of his or her intent to demand payment if the Merger is effectuated and
(2) he or she does not vote in favor of the Merger Agreement at the Special Meeting. A proxy or vote against the Merger Agreement does not constitute notice of intent to demand payment. In addition, such shareholder must file a notice of election to dissent with NHCS within 20 days after he or she is notified by NHCS of the authorization of the Merger Agreement by the shareholders. A summary of dissenters' rights under applicable statutes is provided under "THE MERGER -- Terms of the Merger Agreement -- DISSENTERS' RIGHTS OF APPRAISAL" in the accompanying Proxy Statement-Prospectus and the full text of such statutes is set forth in Appendix B to the Proxy Statement-Prospectus and is incorporated herein by reference. Shareholders of NHCS are urged to read this material carefully, since strict compliance with these provisions is required in order to perfect dissenters' rights.

    Whether or not you plan to attend the Special Meeting of Shareholders, please complete and sign the enclosed proxy and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the meeting in person.

                                          By order of the Board of Directors

                                          Mark Cook
                                          SECRETARY
Jacksonville, Florida
Dated:           1995

    THE BOARD OF DIRECTORS OF NHCS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF NHCS COMMON STOCK AND PREFERRED STOCK VOTE TO APPROVE THE MERGER AGREEMENT.
- --------------------------------------------------------------------------------
    IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE NHCS THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE EXCHANGED NOR MAY OFFERS TO EXCHANGE BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO EXCHANGE OR THE SOLICITATION OF AN OFFER TO EXCHANGE NOR SHALL THERE BE ANY EXCHANGE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR EXCHANGE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1994

                           PROXY STATEMENT-PROSPECTUS
                               ------------------

                                PROXY STATEMENT

                              NATIONAL HEALTH CARE
                            SYSTEMS OF FLORIDA, INC.

     FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON             , 1995
                            ------------------------

                                   PROSPECTUS

                          PROTECTIVE LIFE CORPORATION
                               ------------------

    This Proxy Statement-Prospectus is being furnished to the shareholders of National Health Care Systems of Florida, Inc., a Florida corporation ("NHCS"), in connection with the solicitation of proxies by the Board of Directors of NHCS, from holders of issued and outstanding shares of (a) common stock, par value $0.01 per share (the "NHCS Common Stock"), and (b) 8% Cumulative Convertible Series A Preferred Stock, $0.01 par value (the "NHCS Preferred Stock" and, collectively with the NHCS Common Stock, the "NHCS Capital Stock")
for use at a Special Meeting of Shareholders of NHCS to be held on             ,
1995, and at any and all adjournments or postponements thereof (the "NHCS Special Meeting"). See "THE NHCS SPECIAL MEETING."

    Protective Life Corporation, a Delaware Corporation ("Protective"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 800,000 shares of common stock of Protective, par value $0.50 per share (the "Protective Common Stock"), to be issued in connection with the merger (the "Merger") of a wholly-owned subsidiary of Protective ("Sub"), with and into NHCS. This Proxy Statement-Prospectus also constitutes the prospectus of Protective filed as part of the Registration Statement.

    All information contained herein with respect to NHCS and its subsidiaries has been provided by NHCS and all information contained or incorporated by reference herein with respect to Protective and its subsidiaries has been provided by Protective. See "AVAILABLE INFORMATION."

    FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED WHEN EVALUATING THE TRANSACTION CONTEMPLATED BY THIS PROXY STATEMENT-PROSPECTUS, SEE "CERTAIN CONSIDERATIONS."

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer, or solicitation of an offer, or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this Proxy Statement-Prospectus, or the documents incorporated herein by reference or in the affairs of either Protective or NHCS since the date of this Proxy Statement-Prospectus.

    This Proxy Statement-Prospectus and the form of proxy are first being mailed
to NHCS stockholders on or about             , 1995.

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    FOR NORTH CAROLINA INVESTORS: THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                            ------------------------

       The date of this Proxy Statement-Prospectus is             , 1995

                         PROXY STATEMENT -- PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................         iv
INFORMATION INCORPORATED BY REFERENCE.....................................................................         iv
SUMMARY...................................................................................................         vi
  The Companies...........................................................................................         vi
  The NHCS Special Meeting................................................................................         vi
  The Merger..............................................................................................        vii
  Opinion of Financial Advisor............................................................................       viii
  Recommendation of the NHCS Board of Directors...........................................................         ix
  Interests of Certain Persons in the Merger; Management of NHCS after the Merger.........................         ix
  Accounting Treatment....................................................................................         ix
  Federal Income Tax Consequences to Persons Receiving Protective Common Stock in the Merger..............         ix
  Comparison of Rights of NHCS Shareholders and Protective Stockholders...................................          x
  Dissenters' Rights of Appraisal.........................................................................          x
  Fees and Expenses.......................................................................................          x
  Resales of Protective Common Stock......................................................................          x
  Certain Considerations..................................................................................          x
  Market Prices and Dividend Data.........................................................................         xi
  Selected Historical Financial Data......................................................................        xii
INTRODUCTION..............................................................................................          1
CERTAIN CONSIDERATIONS....................................................................................          2
  Ratings.................................................................................................          2
  Interest Rate Fluctuations..............................................................................          2
  Continuing Success of Acquisition Strategy..............................................................          2
  Regulation and Taxation.................................................................................          2
  Restrictions on Ability to Pay Dividends................................................................          3
  Issuance of Shares of Protective Common Stock in the Merger.............................................          3
THE NHCS SPECIAL MEETING..................................................................................          3
  Date, Time, Place and Purpose...........................................................................          3
  Record Date.............................................................................................          3
  Vote Required...........................................................................................          4
  Proxies.................................................................................................          4
  Solicitation of Proxies.................................................................................          4
THE MERGER................................................................................................          4
  Background of the Merger................................................................................          4
  Reasons for the Merger; Recommendation of the NHCS Board of Directors...................................          6
  Opinion of Financial Advisor............................................................................          7
  Terms of the Merger Agreement...........................................................................         11
    Conversion of NHCS Capital Stock and NHCS Stock Options into Protective Common Stock..................         11
    Effective Time........................................................................................         13
    Termination...........................................................................................         13
    Conditions to Consummation of the Merger..............................................................         14
    Acquisition Proposals.................................................................................         15
    Fees and Expenses.....................................................................................         15
    Exchange of Certificates Formerly Representing NHCS Capital Stock.....................................         15
    Conduct of Business of NHCS Prior to the Effective Time; Certain Covenants............................         15

                                                                                                              PAGE
                                                                                                            ---------
    Agreements to Vote in Favor of the Merger.............................................................         17
    Interests of Certain Persons in the Merger............................................................         17
    Stock Options of NHCS.................................................................................         17
    Indemnification of Officers and Directors of NHCS.....................................................         17
    Resale of Protective Common Stock Issued as a Result of the Merger....................................         18
    Accounting Treatment of the Merger....................................................................         18
    NYSE Listing of Protective Common Stock Issued Under the Merger.......................................         18
    Dissenters' Rights of Appraisal.......................................................................         18
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.............................................................         19
COMPARISON OF RIGHTS OF NHCS SHAREHOLDERS AND PROTECTIVE STOCKHOLDERS.....................................         21
  Liability of Directors..................................................................................         20
  Indemnification.........................................................................................         21
  Derivative Actions......................................................................................         22
  Distributions and Redemptions...........................................................................         22
  Shareholder Inspection of Books and Records.............................................................         23
  Dissenters' Rights......................................................................................         23
  Quorum for Shareholder Meetings.........................................................................         24
  Shareholder Voting Requirements; Action by Consent......................................................         24
  Treasury Stock..........................................................................................         25
  Preferred Stock.........................................................................................         25
  Board Vacancies.........................................................................................         25
  Removal of Directors....................................................................................         26
  Amendments to Charter...................................................................................         26
  Special Meetings of Shareholders........................................................................         26
  Affiliated Transactions.................................................................................         26
  Control Share Acquisition...............................................................................         27
  Other Constituencies....................................................................................         28
  Shareholder Rights Plans................................................................................         28
BUSINESS OF NHCS..........................................................................................         29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NHCS.............         32
PRINCIPAL SHAREHOLDERS OF NHCS............................................................................         36
REGULATORY APPROVALS......................................................................................         36
LEGAL MATTERS.............................................................................................         37
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS -- NHCS..........................................................         37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE -- NHCS..............         37
EXPERTS...................................................................................................         37
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS -- NHCS........................................................        F-1
APPENDICES:
  Appendix A -- Agreement and Plan of Merger..............................................................        A-1
  Appendix  B -- Text  of Fla. Stat.  Section607.1301 -- Dissenters'  rights; definitions, Section607.1302
                Right of  shareholders to  dissent,  and Section607.1320  --  Procedures for  exercise  of
                dissenters' rights........................................................................        B-1
  Appendix C  -- Opinion of A. G. Edwards & Sons, Inc.....................................................        C-1

                             AVAILABLE INFORMATION

    Protective is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Protective can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    Protective has filed with the SEC the Registration Statement under the Securities Act covering the shares of Protective Common Stock to be issued in connection with the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy
Statement-Prospectus or in any document incorporated in this Proxy Statement-Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    NHCS is not subject to the informational requirements of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

    The following Protective documents, heretofore filed with the SEC pursuant to the Exchange Act, are incorporated by reference herein:

        (1) Protective's Annual Report on Form 10-K for the year ended December 31, 1993
        (2) Protective's Annual Report on Form 10-K/A for the year ended December 31, 1993
        (3) Protective's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994
        (4) Protective's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994
        (5) Protective's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994
        (6) Protective's Current Report on Form 8-K, dated August 4, 1993
        (7) Protective's Current Report on Form 8-K, dated February 14, 1994
        (8) Protective's Current Report on Form 8-K, dated April 26, 1994
        (9) Protective's Current Report on Form 8-K, dated June 17, 1994
       (10) Protective's Current Report on Form 8-K/A, dated June 20, 1994
       (11) Protective's Current Report on Form 8-K, dated July 1, 1994
       (12) Protective's Current Report on Form 8-K, dated July 27, 1994
       (13) Protective's Current Report on Form 8-K, dated October 25, 1994
       (14) Protective's Current Report on Form 8-K, dated November 14, 1994
       (15) Protective's Registration Statements on Form 8-A, dated September 7, 1993 for common stock of the same class registered hereunder, and for junior participating cumulative preferred stock

    All documents filed by Protective pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and before the date of the NHCS Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    NHCS is not required to file any documents with the SEC under the Securities Act or the Exchange Act and, accordingly, no information or documents relating to NHCS are incorporated herein by reference.

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO PROTECTIVE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN APPENDICES OR EXHIBITS TO SUCH DOCUMENTS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO DEBORAH J. LONG, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, PROTECTIVE LIFE CORPORATION: PROSPECTUS MATERIAL REQUESTED, 2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA 35223, TELEPHONE: (205) 879-9230. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE NHCS SPECIAL MEETING.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND IN THE DOCUMENTS AND FINANCIAL STATEMENTS INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE. STOCKHOLDERS OF NHCS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES. UNLESS THE CONTEXT INDICATES OTHERWISE, "PROTECTIVE" REFERS TO PROTECTIVE LIFE CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AND "NHCS" REFERS TO NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC., A FLORIDA CORPORATION, AND ITS SUBSIDIARIES. ALL INFORMATION CONCERNING PROTECTIVE INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY PROTECTIVE; AND ALL INFORMATION CONCERNING NHCS INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY NHCS. NEITHER PROTECTIVE NOR NHCS WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO ANY OTHER PARTY.

THE COMPANIES

    PROTECTIVE. Protective, a Delaware corporation incorporated in 1981, is an insurance holding company that owns a group of life insurance companies that provide financial services through the production, distribution and administration of insurance and investment products. Protective Life Insurance Company, founded in 1907, is Protective's principal operating subsidiary.

    Protective's principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and its telephone number is (205) 879-9230.

    For further information about the business and operations of Protective, reference is made to Protective's Annual Report on Form 10-K for the year ended December 31, 1993 and Protective's other reports incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

    NHCS. NHCS, a Florida corporation incorporated in 1975, is a holding company for several subsidiaries that operate pre-paid dental plans under the name "DentiCare" in the States of Florida, Kentucky, Alabama and Georgia. In addition, NHCS offers pre-paid dental plans through "fronting" arrangements in the States of Mississippi, Tennessee, North Carolina and South Carolina. For additional information regarding the business of NHCS, see "BUSINESS OF NHCS".

    The principal executive offices of NHCS are located at 8120 Baymeadows Way West, Suite 200, Jacksonville, Florida 32245, and its telephone number is (904) 731-1870.

THE NHCS SPECIAL MEETING

    DATE, TIME, PLACE AND  PURPOSE.  The  NHCS Special Meeting  will be held  at
    , local time, on             , 1995, at             , Jacksonville, Florida.
At the NHCS Special Meeting, the holders of NHCS Capital Stock will be asked to consider and vote upon: (i) a proposal to adopt and approve an Agreement and Plan of Merger, dated November 11, 1994, between Protective and NHCS (the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of Protective ("Sub") will be merged with and into NHCS (the "Merger"), with NHCS being the surviving corporation in the Merger, and, as a result of which, NHCS will become a wholly-owned subsidiary of Protective and
(ii) such other business as may properly come before the NHCS Special Meeting. The text of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus. See "THE NHCS SPECIAL MEETING -- Date, Time, Place and Purpose" and "-- Vote Required."

    RECORD  DATE.  Only holders of record of shares of NHCS Capital Stock at the
close of business on              ,  1995, will be entitled to vote at the  NHCS
Special  Meeting. As of such  date, there were outstanding  and entitled to vote
       shares of NHCS Common Stock and          shares of NHCS Preferred  Stock.
Each share of NHCS Common Stock and NHCS Preferred Stock is entitled to one vote.

    VOTE REQUIRED. Approval of the matters to be voted upon in connection with the Merger Agreement by the shareholders of NHCS requires the affirmative vote of both (a) a majority of the shares voted by holders of record of NHCS Common Stock and (b) a majority of the shares voted by holders of record of NHCS Preferred Stock, in each case voting as a class; provided, however, that the total number of shares voted on the matters by each class must represent over fifty percent (50%) of all shares entitled to vote, as a class, on such matters.

    As of the record date for the NHCS Special Meeting, NHCS directors and executive officers and their affiliates held approximately 61% of the shares of the outstanding NHCS Common Stock (excluding shares that may be received upon exercise of options) and 71% of the shares of the outstanding NHCS Preferred Stock entitled to vote. None of such directors or executive officers has indicated to NHCS that he intends to vote against the Merger Agreement.

    See "THE NHCS SPECIAL MEETING -- Vote Required" and "THE MERGER -- Terms of the Merger Agreement -- CONDITIONS TO CONSUMMATION OF THE MERGER."

THE MERGER

    CERTAIN EFFECTS OF THE MERGER. If the Merger Agreement is adopted and approved by the NHCS shareholders and certain other conditions set forth in the Merger Agreement are satisfied or waived, at the Effective Time (as defined in "SUMMARY -- The Merger -- EFFECTIVE TIME"), Sub will be merged with and into NHCS with NHCS being the surviving corporation in the Merger (the "Surviving Corporation") and, as a result thereof, NHCS will become a wholly-owned subsidiary of Protective. In the Merger, each share of NHCS Common Stock and NHCS Preferred Stock outstanding immediately prior to the Effective Time will be converted into and become exchangeable for a combination of cash, without interest, and shares of Protective Common Stock as described below. Each stock option to purchase shares of NHCS Common Stock (individually, an "NHCS Stock Option" and collectively, the "NHCS Stock Options") that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, without action on the part of the holder thereof, become exercisable in full, shall be cancelled and converted into and become the right to receive a combination of cash, without interest, and shares of Protective Common Stock as described below.

    Under the terms of the Merger Agreement, the purchase price (the "Purchase Price") to be paid by Protective for NHCS through a combination of cash and Protective Common Stock will be equal to $33.15 million, increased by NHCS's consolidated net worth as of the month's end prior to the Effective Time of the Merger, subject to certain adjustments thereto. If the Merger were to have been consummated based upon the net worth of NHCS on September 30, 1994 (on an unaudited basis and after giving effect to the appropriate reductions), the Purchase Price would have been approximately $38.4 million. See "THE MERGER -- Terms of the Merger Agreement."

    Except as described under "THE MERGER -- Terms of the Merger," upon consummation of the Merger, each outstanding share of NHCS Capital Stock (other than shares of NHCS Capital Stock held by NHCS as treasury stock and shares of NHCS Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who validly perfect their rights to dissent from the Merger under applicable Florida statutes (the "Dissenting Shares")) will be converted into a combination of cash (the "Cash Portion") and Protective Common Stock (the "Stock Portion"), the amount of which cash and stock is dependent upon several factors, including, the amount of the Purchase Price, the number of Dissenting Shares and the average closing price of Protective Common Stock for the twenty (20) trading days immediately preceding the second business day prior to the Closing Date (the "Protective Trading Average"). If the Merger were to have been consummated on September 30, 1994, and assuming that there were no Dissenting Shares, holders of NHCS Capital Stock would have received approximately $7.6 million in cash and between 615,000 and 768,000 shares of Protective Common Stock (if the Protective Trading Average was $50.00 and $40.00, respectively). See "THE MERGER -- Terms of the Merger Agreement."

    EFFECTIVE TIME. The Merger shall become effective on the date and at the time on which articles of merger containing the provisions required by, and executed in accordance with, Section 607.1105 of the Florida Business Corporation Act (the "Articles of Merger") shall have been accepted for filing by the Secretary of State of the State of Florida, or such later date and time as may be specified in the Articles of Merger (the "Effective Time"). See "THE MERGER -- Terms of the Merger Agreement -- EFFECTIVE TIME."

    TERMINATION. The Merger Agreement may be terminated and the transaction contemplated hereby abandoned at any time at or prior to Closing:

        (a) by the mutual consent of NHCS and Protective;

        (b) by either NHCS or Protective, if there shall have been any material breach by the other party of any of its covenants or agreements contained in the Merger Agreement and such breach shall not have been remedied, or cannot be remedied, within 30 days after written notice specifying the nature of such breach and requesting that it be remedied has been delivered to the breaching party;

        (c) by either NHCS or Protective, if the closing date shall not have occurred on or prior to June 15, 1995, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its or their agreements as set forth in the Merger Agreement required to be performed or observed by such party on or before the closing date;

        (d) by either NHCS or Protective upon written notice to the other party that (i) any regulatory approval shall have been denied, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

        (e) by either NHCS or Protective (provided that the terminating party is not then in material breach of any of its representation, warranty, covenant or other agreement contained in the Merger Agreement), if the shareholders of NHCS fail to approve the Merger at the NHCS Special Meeting; and

        (f) by NHCS, if the Board of Directors shall have withdrawn or modified in a manner adverse to Protective its approval or recommendation of the Merger in order to approve the execution by NHCS of a definitive agreement providing for the acquisition of NHCS or its assets by merger or other business combination or in order to approve a tender offer for the NHCS Capital Stock by a third party, in either case, as determined by the NHCS's Board of Directors, on terms more favorable to the NHCS's shareholders than the Merger.

    See "THE MERGER -- Terms of the Merger Agreement -- TERMINATION."

    CONDITIONS TO CONSUMMATION OF THE MERGER. In addition to the required shareholder approvals the consummation of the Merger is subject to: (i) all consents of a governmental entity that are prescribed by law as necessary for the consummation of the Merger are obtained; and (ii) certain other conditions which are set forth in the Merger Agreement. For further information regarding the conditions to the Merger, see "THE MERGER -- Terms of the Merger Agreement
- -- Conditions to Consummation of the Merger."

OPINION OF FINANCIAL ADVISOR

    NHCS's financial advisor, A.G. Edwards & Sons, Inc., has rendered its opinion to NHCS's Board of Directors that the Purchase Price, and the resulting NHCS Exchange Ratio, is fair from a financial point of view to the holders of NHCS Capital Stock. A copy of such opinion, updated to the date hereof, is set forth as Appendix C and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "THE MERGER -- Opinion of Financial Advisor."

RECOMMENDATION OF THE NHCS BOARD OF DIRECTORS

    The NHCS Board of Directors believes that the Merger is fair to, and in the best interests of, NHCS and its shareholders. The Board of Directors of NHCS has unanimously approved the Merger Agreement and the Merger and recommends that NHCS shareholders vote in favor of the proposal to adopt and approve the Merger Agreement. For a further discussion of these recommendations and the reasons therefor, see "THE MERGER -- Reasons for the Merger; Recommendation of the NHCS Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; MANAGEMENT OF NHCS AFTER THE MERGER

    Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Protective. The directors of Sub immediately prior to the Effective Time (which will not include any of the current directors of NHCS) will be the initial directors of the Surviving Corporation, and the executive officers of NHCS immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Following the Merger, such officers will
own a  maximum  of  approximately         shares  of  Protective  Common  Stock,
representing in each instance less than 1% of the total shares of Protective Common Stock to be outstanding following consummation of the Merger.

    As a condition to Protective's obligations to consummate the Merger, Protective and Mr. Alekna, NHCS's Chief Executive Officer, shall have entered into an employment agreement, having a term of three years or lesser period as may be acceptable to Protective. See "THE MERGER -- Terms of the Merger Agreement -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

ACCOUNTING TREATMENT OF THE MERGER

    Protective intends to account for the Merger as a purchase.

FEDERAL INCOME TAX CONSEQUENCES TO PERSONS RECEIVING PROTECTIVE COMMON STOCK IN THE MERGER

    Protective and NHCS intend to treat the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, it is not a condition to the consummation of the Merger that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and no assurances can be given by Protective, Sub or NHCS that the Merger will so qualify. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by shareholders of NHCS who exchange all of their NHCS Capital Stock for Protective Common Stock pursuant to the Merger, except with respect to the Cash Portion received by such shareholder and the cash received in lieu of a fractional share interest in Protective Common Stock. Although it is not a condition to the consummation of the Merger, assuming that the required conditions are satisfied, Mahoney Adams & Criser, P.A., counsel to NHCS, intends to deliver an opinion to NHCS substantially to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly (i) no gain or loss will be recognized by shareholders of NHCS who exchange all of their NHCS Capital Stock for Protective Common Stock pursuant to the Merger, except with respect to the Cash Portion received by such shareholder and the cash received in lieu of a fractional share interest in Protective Common Stock, and (ii) the tax basis of Protective Common Stock received by shareholders who exchange all of their NHCS Capital Stock for Protective Common Stock in the Merger will be the same as the tax basis of the NHCS Capital Stock surrendered in exchange therefor (reduced by the amount of the Cash Portion and cash received in lieu of a fractional share interest in Protective Common Stock and increased by the amount of gain, if any, recognized in connection with the receipt of such cash amount). For a more complete description of the principal federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences." Due to, among other reasons, the individual nature of the tax consequences of the Merger, it is recommended that each NHCS shareholder consult his or her own tax advisor concerning the tax consequences of the Merger.

COMPARISON OF RIGHTS OF NHCS SHAREHOLDERS AND PROTECTIVE STOCKHOLDERS

    If the Merger Agreement is consummated, the NHCS shareholders will become Protective stockholders. Accordingly, their rights will be governed by Delaware law, which differs in many respects from Florida law, and by Protective's 1985 Restated Certificate of Incorporation, and any amendments thereto, and By-Laws, which differ in a number of respects from NHCS's Certificate of Incorporation and Bylaws. For a description of some of the material differences, see "COMPARISON OF RIGHTS OF NHCS SHAREHOLDERS AND PROTECTIVE STOCKHOLDERS."

DISSENTERS' RIGHTS OF APPRAISAL

    Generally, any holder of NHCS Capital Stock will have the right to dissent from the Merger and to receive payment of the fair value of his or her shares of NHCS Capital Stock stock if (1) he or she notifies NHCS in writing before the NHCS Special Meeting of his or her intent to demand payment if the Merger is effectuated and (2) he or she does not vote in favor of the Merger Agreement at the NHCS Special Meeting. A proxy or vote against the Merger Agreement does not constitute notice of intent to demand payment. In addition, such shareholder must file a notice of election to dissent with NHCS within 20 days after he or she is notified by NHCS of the authorization of the Merger Agreement by the shareholders. Strict compliance with the provisions Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act is required in order to perfect dissenters' rights. See "THE MERGER -- Terms of the Merger Agreement -- DISSENTERS' RIGHTS OF APPRAISAL" and "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

FEES AND EXPENSES

    NHCS and Protective have agreed to bear their own expenses incurred in connection with the Merger. Each Party shall pay all expenses incurred by it in connection with the negotiation, execution and performance of the Merger, whether or not the transactions contemplated herein are consummated, including the fees and expenses of the counsel and accountants of each; PROVIDED, HOWEVER, that (a) the expenses, fees and costs necessary for obtaining any consents or requisite regulatory approvals (other than the fees and expenses of the NHCS's attorneys, accountants or other consultants) rendered in connection therewith) shall be borne by Protective and (b) nothing contained in the Merger Agreement shall limit any party's liability arising out of any willful and intentional breach of any provision of the Merger Agreement. Any and all expenses attributable to or relating to the Merger, and the transactions contemplated thereby, shall be fully expensed or accrued on NHCS's closing balance sheet that is used to calculate the Purchase Price. See "THE MERGER -- Terms of the Merger Agreement -- FEES AND EXPENSES."

RESALES OF PROTECTIVE COMMON STOCK

    The Protective Common Stock to be issued to shareholders of NHCS in connection with the Merger has been registered under the Securities Act. All shares of Protective Common Stock received by holders of NHCS Capital Stock and NHCS Stock Options upon consummation of the Merger will be freely transferable by those shareholders of NHCS not deemed to be "Affiliates" of NHCS. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, NHCS at the time of the NHCS Special Meeting (generally, certain executive officers and directors). See "THE MERGER -- Terms of the Merger Agreement -- RESALE OF PROTECTIVE COMMON STOCK ISSUED AS A RESULT OF THE MERGER."

CERTAIN CONSIDERATIONS

    Protective and NHCS are subject to a number of factors which may affect their future results. These factors include, among others, increasing competition, general economic conditions, and government regulations. In considering whether to approve the proposals concerning the Merger described in this Proxy Statement-Prospectus, NHCS stockholders should evaluate these factors. See "CERTAIN CONSIDERATIONS."

MARKET PRICES AND DIVIDEND DATA

    PROTECTIVE. Protective Common Stock is listed and principally traded on the New York Stock Exchange (the "NYSE") (NYSE symbol: PL). Through October 1, 1993, Protective Common Stock was traded on the over-the-counter market and was quoted on the NASDAQ National Market System (NASDAQ symbol: PROT). NHCS Common Stock is not publicly traded. The following table sets forth, for the periods indicated, the range of high and low closing sale prices per share of Protective Common Stock, as reported on the NYSE and NASDAQ National Market System, and the dividend history of Protective for the periods indicated.

    The declaration and payment of cash dividends by Protective is made at the discretion of Protective's Board of Directors. Protective (or its predecessor) has paid cash dividends each year since 1926 and each quarter since 1934.

                 MARKET PRICES AND DIVIDEND DATA -- PROTECTIVE

                                                                                      PROTECTIVE COMMON STOCK
                                                                               -------------------------------------
                                                                                 HIGH        LOW     CASH DIVIDENDS
                                                                               ---------  ---------  ---------------

Year Ended December 31, 1993:
  First Quarter..............................................................  $   33.50  $   27.50     $    0.23
  Second Quarter.............................................................      37.00      30.75          0.26
  Third Quarter..............................................................      50.50      34.50          0.26
  Fourth Quarter.............................................................      52.38      41.88          0.26

Year Ended December 31, 1994:
  First Quarter..............................................................  $   46.13  $   40.50     $    0.26
  Second Quarter.............................................................      46.88      36.88          0.28
  Third Quarter..............................................................      44.25      39.75          0.28
  Fourth Quarter (through December 21).......................................      45.38      39.88          0.28

    On              , 1995, the last full trading day prior to the date of  this
Proxy Statement-Prospectus, the last reported sales price for Protective Common Stock was per share. NHCS shareholders are urged to obtain current market quotations for Protective Common Stock. See "THE MERGER -- Terms of the Merger Agreement -- CONVERSION OF NHCS CAPITAL STOCK AND NHCS STOCK OPTIONS INTO PROTECTIVE COMMON STOCK."

    NHCS.   NHCS has not paid any dividends to its holders of NHCS Common Stock.
Holders of NHCS Preferred Stock are paid quarterly dividends at a rate equal to eight percent (8.0%) per annum.

SELECTED HISTORICAL FINANCIAL DATA

    PROTECTIVE. The following table sets forth certain historical financial information of Protective as of September 30, 1994 and for the nine months ended September 30, 1994 and 1993 and as of and for each of the fiscal years in the five year period ended December 31, 1993. This selected historical financial information is, in part, based upon, derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, the historical consolidated financial statements of Protective, and the related notes therein, incorporated in this Proxy Statement-Prospectus by reference. See "INFORMATION INCORPORATED BY REFERENCE." Interim unaudited information for Protective for the nine months ended September 30, 1994, and September 30, 1993, reflect, in the opinion of the management of Protective, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the nine months ended September 30, 1994, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA -- PROTECTIVE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     NINE MONTHS ENDED
                                        SEPTEMBER 30                            YEAR ENDED DECEMBER 31
                                  ------------------------  ---------------------------------------------------------------
                                     1994         1993         1993         1992         1991         1990         1989
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        (UNAUDITED)
INCOME STATEMENT DATA
Premiums and policy fees........   $ 289,362    $ 273,609    $ 370,758    $ 323,136    $ 273,975    $ 248,448    $ 236,830
Net investment income...........     304,647      262,073      362,130      284,069      233,502      136,995       82,453
Realized investment gains
 (losses).......................       4,855          763        5,054          (14)      (3,085)      (3,154)         209
Other income....................      13,394       16,929       21,695       18,835       11,556        8,197        5,231
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Total revenues................   $ 612,258    $ 553,374    $ 759,637    $ 626,026    $ 515,948    $ 390,486    $ 324,723
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Benefits and expenses...........   $ 534,792    $ 495,942    $ 674,593    $ 566,079    $ 464,245    $ 350,204    $ 292,437
Income tax expense..............   $  24,789    $  19,639    $  28,475    $  17,384    $  14,477    $  11,279    $  10,493
Minority interest...............   $     992    $      19    $      19    $      90    $   1,437    $     870    $       0
Net income......................   $  51,685    $  37,774    $  56,550(1)  $  41,420(2)  $  35,789  $  28,133    $  21,793

PER SHARE DATA
Net income (3)..................       $3.77        $2.76        $4.13 (1)      $3.03 (2)      $2.62      $2.07      $1.58
Cash dividends..................       $0.82        $0.75        $1.01        $0.90        $0.82        $0.73        $0.70
Weighted average number of
 shares outstanding.............   13,694,114   13,689,961   13,690,789   13,657,993   13,649,031   13,611,646   13,803,885
Stockholders' equity............      $19.87       $22.67       $26.34       $20.56       $18.44       $16.29       $15.50
Stockholders' equity excluding
 unrealized gains and losses on
 investments....................      $26.48       $22.36       $23.48       $20.32       $18.15       $16.33       $15.49

                                                                                DECEMBER 31
                                                       -------------------------------------------------------------
                                                           1993          1992        1991        1990        1989
                                         SEPTEMBER 30  -------------  ----------  ----------  ----------  ----------
                                             1994
                                         ------------
                                         (UNAUDITED)
BALANCE SHEET DATA
Total assets...........................   $5,846,567   $ 5,316,005    $4,006,667  $3,120,290  $2,331,197  $1,232,280
Long-term debt.........................   $  102,046   $   137,598    $   31,014  $   23,548  $    2,079  $    2,106
Total debt.............................   $  102,046(4) $   147,118   $   88,248  $   57,579  $   81,145  $   27,831
Stockholders' equity...................   $  272,126   $   360,733    $  281,400  $  251,745  $  222,326  $  211,669
Stockholders' equity excluding
 unrealized gains and losses on
 investments...........................   $  362,557   $   321,449    $  278,244  $  247,764  $  222,812  $  211,615

- ------------------------------
(1) Reduced by $1,261 or $.09 per share representing a one-time adjustment to income tax expense due to the change in the corporate income tax rate from 34% to 35%.
(2) Reduced by $1,053 or $.08 per share representing the cumulative effect of a change in accounting principle for the adoption of SFAS No. 106.
(3) Net income per share is computed using the weighted average number of shares outstanding during each period.
(4) Excludes $55 million of Monthly Income Preferred Securities reported as "Minority interest in consolidated subsidiaries."

    NHCS.    The  following  table  sets  forth  certain  historical   financial
information of NHCS as of September 30, 1994 and for the nine months ended September 30, 1994 and 1993 and as of and for each of the fiscal years in the five year period ended December 31, 1993. This selected historical financial information is, in part, based upon, derived from, and should be read in conjunction with the historical consolidated financial statements of NHCS included elsewhere in the Proxy Statement-Prospectus. Interim unaudited information for NHCS for the nine months ended September 30, 1994, and September 30, 1993, reflect, in the opinion of the management of NHCS, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the nine months ended September 30, 1994, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA -- NHCS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                   SEPTEMBER 30                      YEAR ENDED DECEMBER 31
                                             ------------------------  --------------------------------------------------
                                                1994         1993         1993         1992         1991         1990
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                                   (UNAUDITED)
INCOME STATEMENT DATA
Premiums...................................   $  16,276    $  14,373    $  19,444    $  16,050    $  12,176    $   9,316
Net investment income......................         143          130          222           87           94          102
                                             -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.........................   $  16,419    $  14,503    $  19,666    $  16,137    $  12,270    $   9,418
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------  -----------  -----------
Benefits and expenses......................   $  13,929    $  12,611    $  17,119    $  14,415    $  11,201    $   8,703
Income tax expense.........................   $     965    $     711    $     946    $     645    $     385    $     250
Net income.................................   $   1,524    $   1,181    $   1,601    $   1,077    $     684    $     465

PER SHARE DATA
Net income -- primary......................       $0.38        $0.32        $0.46        $0.37        $0.23        $0.14
Net income -- fully diluted................       $0.33        $0.25        $0.34        $0.23        $0.14        $0.10
Weighted average number of shares
 outstanding -- primary....................    3,963,242    3,565,353    3,346,251    2,641,128    2,454,533    2,512,868
Weighted average number of shares
 outstanding -- fully diluted..............    4,676,201    4,732,017    4,739,767    4,780,017    4,787,867    4,846,202
Stockholders' equity -- primary............       $1.12        $0.69        $0.84        $0.42       $(0.07 )     $(0.29)
Stockholders' equity -- fully diluted......       $0.95        $0.52        $0.59        $0.23       $(0.03 )     $(0.15)


                                                1989
                                             -----------

INCOME STATEMENT DATA
Premiums...................................   $   7,334
Net investment income......................         110
                                             -----------
    Total revenues.........................   $   7,444
                                             -----------
                                             -----------
Benefits and expenses......................   $   7,159
Income tax expense.........................   $     118
Net income.................................   $     167
PER SHARE DATA
Net income -- primary......................       $0.02
Net income -- fully diluted................       $0.03
Weighted average number of shares
 outstanding -- primary....................    2,589,024
Weighted average number of shares
 outstanding -- fully diluted..............    4,922,358
Stockholders' equity -- primary............      $(0.40 )
Stockholders' equity -- fully diluted......      $(0.21 )

                                                                                            DECEMBER 31
                                                                       -----------------------------------------------------
                                                                         1993       1992       1991       1990       1989
                                                        SEPTEMBER 30   ---------  ---------  ---------  ---------  ---------
                                                            1994
                                                        -------------
                                                         (UNAUDITED)
BALANCE SHEET DATA
Total assets..........................................    $   8,376    $   6,495  $   4,742  $   3,888  $   2,996  $   2,297
Long-term debt........................................    $       0    $       0  $       0  $       0  $       3  $      15
Total debt............................................    $       0    $       0  $       0  $       3  $      46  $      73
Redeemable preferred stock............................    $     233    $     583  $   1,050  $   1,400  $   1,400  $   1,400
Stockholders' equity..................................    $   4,433    $   2,804  $   1,119  $    (161) $    (733) $  (1,039)

                  NATIONAL HEALTHCARE SYSTEMS OF FLORIDA, INC.
                                      AND
                          PROTECTIVE LIFE CORPORATION
                                ----------------

                           PROXY STATEMENT-PROSPECTUS
                               ------------------

                                  INTRODUCTION

    This Proxy Statement-Prospectus is being furnished to the shareholders of National Health Care Systems of Florida, Inc., a Florida corporation ("NHCS"), in connection with the solicitation of proxies by the Board of Directors of NHCS, from holders of issued and outstanding shares of common stock of NHCS, par value $0.01 per share (the "NHCS Common Stock"), 8% cumulative convertible Series A preferred stock, $0.01 par value (the "NHCS Preferred Stock" and, collectively with the NHCS Common Stock, the "NHCS Capital Stock") for use at a
Special Meeting of Shareholders of NHCS to be held on             , 1995, and at
any and all adjournments and postponements thereof (the "NHCS Special Meeting"). This Proxy Statement-Prospectus also constitutes the prospectus of Protective Life Corporation, a Delaware Corporation ("Protective"), for the issuance of Protective common stock, par value $0.50 per share (the "Protective Common Stock") in connection with the Merger.

    At the NHCS Special Meeting, the holders of NHCS Capital Stock will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger (the "Merger Agreement"), dated November 11, 1994, between Protective and NHCS, pursuant to which, among other things: (i) a wholly-owned subsidiary of Protective ("Sub") will be merged with and into NHCS (the "Merger") with NHCS being the surviving corporation; (ii) NHCS will become a wholly-owned subsidiary of Protective; and (iii) all of the issued and outstanding shares of NHCS Capital Stock will be converted into and become exchangeable for a combination of cash, without interest, and shares of Protective Common Stock. Each stock option to purchase shares of NHCS Common Stock (individually, a "NHCS Stock Option" and collectively, the "NHCS Stock Options") that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will, without action on the part of the holder thereof, become exercisable in full, will be cancelled and converted into and become the right to receive, without interest, a combination of cash and shares of Protective Common Stock. The text of the agreement that constitutes the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference, and any description thereof set forth herein is qualified in its entirety for reference thereto.

    Pursuant to the Merger Agreement, as more fully described herein, at the Effective Time (as hereinafter defined), (i) Sub will be merged with and into NHCS, with NHCS to be the surviving corporation in the Merger (the "Surviving Corporation"); (ii) NHCS will become a wholly-owned subsidiary of Protective;
(iii) the executive officers of NHCS immediately prior to the Effective Time will, at the Effective Time, be the officers of the Surviving Corporation, and the directors of Sub (which do not include any of the directors of NHCS) will, after the Effective Time, be the directors of the Surviving Corporation, in each case until their respective successors are duly appointed or elected and qualified; and (iv) each then outstanding share of NHCS Capital Stock and NHCS Stock Options will be converted into and become exchangeable for a combination of cash, without interest, and shares of Protective Common Stock.

    The Boards of Directors of NHCS and Protective have each approved the Merger Agreement and the transactions contemplated thereby and the NHCS Board of Directors unanimously recommends that NHCS shareholders vote FOR the proposals concerning the Merger described in this Proxy

Statement-Prospectus. For a discussion of the factors considered by NHCS's Board of Directors in approving the Merger, the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- Reasons for the Merger; Recommendation of the NHCS Board of Directors" and "-- Opinion of Financial Advisor."

    The Board of Directors of NHCS knows of no business that will be presented for consideration at the NHCS Special Meeting other than the matters described in this Proxy Statement-Prospectus. If any other matters are properly presented at such meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

                             CERTAIN CONSIDERATIONS

    In addition to the other information contained or incorporated by  reference
herein,   the  following  considerations  should   be  considered  carefully  in
evaluating the transactions contemplated by this Proxy Statement-Prospectus.

    RATINGS. Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Rating organizations continue  to review  the financial  performance and  condition  of insurers, including Protective's insurance subsidiaries. A downgrade in Protective's claims-paying-ability ratings could materially adversely affect its business operations, particularly its ability to attract annuity and guaranteed investment contract ("GIC") deposits and its ability to compete for attractive acquisition opportunities.

    INTEREST RATE FLUCTUATIONS. Protective's current investment policy with regard to fixed income investments, which is not expected to change, is generally to buy primarily investment grade securities that match future cash-flow needs and to hold them to maturity.

    Rising interest rates could cause disintermediation of GIC and annuity deposits and ordinary life policy cash values; in addition, the market value of Protective's fixed rate long-term investments would generally decrease, and Protective may be unable to fully enforce the call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to interest sensitive products may also be adversely affected by rising interest rates.

    Falling interest rates could cause some of Protective's corporate bonds that have call features to be called, which could cause Protective to have to reinvest the proceeds at lower interest rates.

    Protective's mortgage loans are entered into and mortgage-backed securities are purchased, based on assumptions regarding rates of pre-payments. To the extent that actual pre-payments are earlier or later than anticipated due to falling or rising interest rates, Protective may not receive cash flows when expected. Most of Protective's mortgage loans, however, have significant pre-payment penalties.

    CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective has actively pursued a strategy of acquiring "closed" blocks of insurance policies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain unit cost reductions and operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated level of financial performance from its recently completed acquisitions.

    REGULATION AND TAXATION. Protective's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including rates, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than shareholders. Protective's management does not believe that the regulatory initiatives currently under consideration would have a material adverse impact on Protective or its insurance subsidiaries; however, Protective cannot predict the form of any future proposals or regulation.

    Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. Protective's insurance subsidiaries were assessed immaterial amounts in 1994, which will be partially offset by credits against future state premium taxes. Protective cannot predict the amount of any future assessments; however, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength.

    Under the Internal Revenue Code of 1986, as amended (the "Code"), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other retirement products that do not offer this benefit. To the extent that the Code is revised to reduce the tax deferred status of life insurance and annuity products, or to increase the tax deferred status of competing products, Protective's competitive position may be adversely affected.

    RESTRICTIONS ON ABILITY TO PAY DIVIDENDS. Protective is an insurance holding company; the significant sources of Protective's income are dividends on the stock of its insurance subsidiaries and management fees. The payment of dividends to Protective by its principal insurance subsidiary is subject to limitations imposed by the Tennessee Insurance Code. For 1994, the maximum amount available for payment of dividends by the subsidiary without providing notice to the Tennessee Insurance Commissioner is approximately $44 million.

    ISSUANCE OF SHARES OF PROTECTIVE COMMON STOCK IN THE MERGER. Pursuant to the Merger Agreement, holders of NHCS Capital Stock and NHCS Stock Options will receive a combination of cash, without interest, and shares of Protective Common Stock. See "INTRODUCTION" and "THE MERGER -- Terms of the Merger." The actual number of shares of Protective Common Stock issuable in the Merger will not be determined until, at the earliest, the second business day prior to the Effective Time. The Merger Agreement provides for a minimum or maximum average price for Protective Common Stock of $40.00 and $50.00 per share respectively, which may be utilized in determining the Stock Portion -- Exchange Ratio. Accordingly, the aggregate number of shares of Protective Common Stock which may be issued in the Merger will vary depending upon the price range of Protective Common Stock over the specified time period and could be significantly greater or less than any estimates provided in this Proxy Statement-Prospectus. See "INTRODUCTION" and "THE MERGER -- Terms of the Merger Agreement -- CONVERSION OF NHCS CAPITAL STOCK AND NHCS STOCK OPTIONS INTO PROTECTIVE COMMON STOCK."

                            THE NHCS SPECIAL MEETING

    DATE,  TIME, PLACE AND  PURPOSE.  The  NHCS Special Meeting  will be held at
         , local time, on               , 1995, at              ,  Jacksonville,
Florida. At the NHCS Special Meeting, the holders of NHCS Capital Stock will be asked to consider and vote upon (i) a proposal to adopt and approve the Merger Agreement, pursuant to which, among other things, a wholly-owned subsidiary of Protective will be merged with and into NHCS, with NHCS being the surviving corporation, and subsequently NHCS will become a wholly-owned subsidiary of Protective and (ii) such other business as may properly come before the NHCS Special Meeting. The text of the agreement that constitutes the Merger Agreement is attached hereto as Appendix A. See "THE NHCS SPECIAL MEETING -- Vote Required" and "THE MERGER -- Terms of the Merger Agreement."

    RECORD DATE.  The Board of Directors of NHCS has fixed the close of business
on             , 1995, as the record date (the "NHCS Record Date") for the  NHCS
Special Meeting, and only holders of record of NHCS Capital Stock at the close of business on the NHCS Record Date will be entitled to notice of, and to vote at, the NHCS Special Meeting. As of the NHCS Record Date, there were
shares of  NHCS Common  Stock  and             shares  of NHCS  Preferred  Stock
outstanding and entitled to vote which were held by approximately and two (2) holders of record, respectively.

    VOTE REQUIRED. Approval of the matters to be voted upon in connection with the Merger by the shareholders of NHCS requires the affirmative vote of both (a) a majority of the shares voted by holders of record of NHCS Common Stock and (b) a majority of the shares voted by holders of record of NHCS Preferred Stock, in each case voting as a class; provided, however, that the total number of shares voted on the matters by each class must represent over fifty percent (50%) of all shares entitled to vote, as a class, on the matters.

    As of the record date for the Special Meeting, NHCS directors and executive officers and their affiliates held approximately 61% of the shares of the outstanding NHCS Common Stock and .71% of the shares of the outstanding NHCS Preferred Stock entitled to vote (excluding shares that may be received upon exercise of NHCS Stock Options).

    See "THE MERGER -- Terms of the Merger Agreement -- CONDITIONS TO CONSUMMATION OF THE MERGER."

    PROXIES. Shares of NHCS Common Stock and NHCS Preferred Stock represented by properly executed proxies received at or prior to the NHCS Special Meeting, will be voted at the NHCS Special Meeting in the manner specified by the holders of such shares. PROPERLY EXECUTED PROXIES WHICH DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    If any other matters are properly presented at the NHCS Special Meeting for consideration, the person or persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. NHCS has no knowledge of any matters to be presented at the NHCS Special Meeting other than those matters referred to and described herein.

    The grant of a proxy on the enclosed NHCS form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the NHCS Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of NHCS at or prior to the NHCS Special Meeting a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting. All written notices of revocation should be addressed as follows: National Health Care Systems of Florida, Inc., 8130 Baymeadows Way West, Suite 200, Jacksonville, Florida 32245, Attention: Mark Cook, Secretary.

    SOLICITATION OF PROXIES. NHCS will bear the costs of the solicitation of proxies from NHCS shareholders. In addition to soliciting proxies by mail, directors, officers and regular employees of NHCS, without receiving additional compensation, may solicit proxies in person, by telephone, by telegram or by similar means of communication. The total cost of solicitation, including mailing, is expected to be less than $500.

                                   THE MERGER

    This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read carefully the Merger Agreement, as well as the other Appendices, in their entirety.

BACKGROUND OF THE MERGER

    From time to time, NHCS has been approached on an unsolicited basis by a number of parties interested in acquiring, or entering into a business combination with NHCS, including Protective which first approached NHCS in early 1994. In May 1994, in order to determine a strategic direction for NHCS, NHCS undertook to explore various financial alternatives regarding how NHCS should position itself for increased growth, while providing its shareholders with increased liquidity. These financial alternatives included the possibility of participating in a joint venture with a strategic partner or other business combination. By letter agreement dated June 3, 1994, NHCS retained A.G. Edwards & Sons, Inc. ("A.G. Edwards") to act as its exclusive representative to explore potential business combinations in order to maximize shareholder value and liquidity while positioning the company for continued growth. The engagement of A.G. Edwards as well as NHCS's interest in seeking a business combination were made public via a press release dated July 18, 1994.

    On behalf of NHCS, A.G. Edwards contacted and responded to contacts from over fifty entities which were believed to have the ability to acquire NHCS in order to determine if these entities had an interest in engaging in a transaction beneficial to NHCS's shareholders. Protective, as well as other qualified entities which had previously approached NHCS, were also contacted by A.G. Edwards. After A.G. Edwards' initial contacts, confidentiality agreements were signed with approximately thirty entities (including Protective) which were then provided an offering memorandum containing substantial data on the personnel, properties, business, liabilities and operations of NHCS. Interested parties who executed the confidentiality agreements were also provided additional data on a case by case basis and had the opportunity to ask questions of the A.G. Edwards representatives. After reviewing this information, the interested parties were asked to submit preliminary proposals for the acquisition of NHCS on or about August 29, 1994. Seven of the potential acquirers (including Protective) submitted preliminary proposals to NHCS.

    After receipt and consideration of the preliminary proposals, five of the interested entities (including Protective) which the Board of Directors of NHCS deemed most likely to consummate a transaction on terms favorable to NHCS's shareholders were offered the opportunity to conduct additional investigations of the personnel, properties, business, liabilities and operations of NHCS, and to discuss such matters with the executive officers of NHCS, with a view toward making a more definitive offer to acquire NHCS. On behalf of NHCS, A.G. Edwards distributed drafts of an Agreement and Plan of Merger (on both a taxable and tax free basis, as appropriate) to the interested parties for their review and comments regarding substantial changes desired prior to the submission of their more definitive proposal. On October 11, 1994, the date set for receipt of the more definitive offers, two of the interested entities (including Protective) submitted detailed proposals to acquire NHCS, with another party indicating that it was still interested, but that it was not willing to substantially increase the value range indicated in its preliminary proposal.

    After review of the more definitive proposals by A.G. Edwards which included a presentation to NHCS's Board of Directors on October 21, 1994, and through preliminary discussions between NHCS's legal counsel and Protective's legal counsel, the Board of Directors of NHCS determined that although Protective's proposal, at this stage, was at a somewhat lower value, Protective had essentially accepted the terms and structure of the draft Agreement and Plan of Merger on a tax free basis, and did not include a financing contingency in its proposal. Additionally, the Board of Directors of NHCS concluded that although the other interested party had submitted a detailed proposal at a somewhat higher value, the proposal contained numerous unattractive terms and conditions that differed substantively from the transaction contemplated by the draft Agreement and Plan of Merger.

    After receipt and consideration of the two proposals, the Board of Directors of NHCS determined that neither proposal was acceptable as submitted, and that it would be in the best interests of NHCS shareholders if Protective were offered the opportunity to negotiate on an exclusive basis for a limited period, if it were to increase its offer to an acceptable value level. Protective increased its offer to an acceptable level, and on October 26, 1994, NHCS and Protective executed an agreement whereby NHCS would negotiate exclusively with Protective for a period of 14 days (later extended through November 11, 1994), in an attempt to finalize the definitive agreement under these revised terms. See "THE MERGER -- Reasons for the Merger; Recommendations of the NHCS Board of Directors." Representatives and officers of Protective and NHCS promptly commenced arm's-length negotiations regarding a definitive Agreement and Plan of Merger.

    The Boards of Directors for both Protective and NHCS were scheduled to meet on November 7, 1994. At the Protective meeting held on such date, its Board of Directors unanimously approved the

Merger Agreement and the transactions contemplated therein. The NHCS Board of Directors meeting scheduled for that day was postponed until November 9, 1994, in order to give NHCS the opportunity to further prepare calculations illustrating the effect of the negotiated purchase price adjustments for presentation to its Board of Directors.

    The NHCS Board of Directors met on November 9, 1994. The Board determined that the Merger Agreement and the transactions contemplated thereby were fair and in the best interest of NHCS and its shareholders, and unanimously approved the Merger Agreement. See "THE MERGER -- Reasons for the Merger: Recommendations of the NHCS Board of Directors" and "-- Opinions of Financial Advisor." See "SUMMARY -- The Merger," and "THE MERGER -- Terms of the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF THE NHCS BOARD OF DIRECTORS

    NHCS. NHCS believes that rapid growth of managed care will continue within the health and dental environments and that through the Merger it will acquire competitive advantages, including synergistic marketing opportunities and improved access to capital.

    In reaching the determination that the Merger is fair to and in the best interests of NHCS and its shareholders, the Board of Directors of NHCS consulted with the executive management of NHCS as well as with its financial and legal advisors, and considered a number of factors. NHCS's Board of Directors did not assign any relative or specific weights to the factors considered. Among such factors, NHCS's Board of Directors considered the following:

        (1) Alternatives to the Merger, including remaining independent, in light of the industry conditions and prospects of markets and the competitive environment in the economy generally and within the insurance sector specifically.

        (2) Protective's historical results of operations and other financial data, including its business operations, asset quality, financial condition, position in the dental insurance industry, and management strength.

        (3) A comparison of Protective's historical data with NHCS's historical results of operations, financial statements and business condition, asset quality and other financial and operational data.

        (4) A review of Protective's historical stock prices, volumes, returns to stockholders, market performance, recent research reports for Protective Common Stock, and its trading ranges and multiples.

        (5) The presentation of NHCS's financial advisor, A.G. Edwards, including its comparable company analysis, discounted cash flow analysis and review of comparable merger transactions, and A.G. Edwards' opinion that the Purchase Price and the resulting NHCS Exchange Ratio is fair to NHCS's shareholders from a financial point of view.

        (6) A comparison of the consideration offered in the Protective proposal
    and  the  imputed  value  of  NHCS  Capital  Stock  based  upon   comparable
    institutions and based on multiples in selected acquisitions.

        (7) The process conducted by A.G. Edwards which resulted in the proposals from other entities and the terms of such proposals, providing NHCS's Board of Directors with other valuations of NHCS to use in evaluating Protective's proposal.

        (8) The terms of the Merger Agreement, and the expectation that the Merger will be a tax-free transaction to NHCS's shareholders to the extent they receive common stock of Protective.

        (9) The apparent absence of significant problems in obtaining regulatory approvals for the transaction.

    Based upon all these matters, and such other matters as the Board of Directors of NHCS deemed relevant, the Board of Directors of NHCS believes that the Merger is fair to, and in the best interests of NHCS and its shareholders. The Board of Directors of NHCS has unanimously approved the Merger Agreement and the Merger and recommends that NHCS shareholders vote in favor of the proposal to adopt and approve the Merger and Merger Agreement.

    NHCS'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NHCS SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

    PROTECTIVE. Protective recognizes that the health care industry is in a state of change and that Protective must be in a position to take advantage of this change.

    After review of its initial due diligence regarding NHCS's business and operations, financial condition and growth prospects (both on a stand-alone basis and in combination with Protective), as well as opportunities for marketing synergies, Protective's management determined that, in light of other transactions and trends within the industry, the contemplated transaction was in the best interests of Protective.

    In reaching its determination to approve the acquisition of NHCS pursuant to the terms of the Merger Agreement, Protective's Board of Directors consulted with Protective's management and considered a number of factors. Protective's Board of Directors did not assign any relative or specific weights to the factors considered. Among such factors, Protective's Board of Directors considered the following:

        (1) A review of NHCS's business, results of operations, prospects, and financial condition, as perceived by Protective's management.

        (2) The enhancement of Protective's competitiveness in the dental insurance business and its ability to serve its customers in the geographic area in which it operates as a result of a business combination with a prepaid dental plan, such as NHCS.

        (3) The geographic and business fit of Protective and NHCS, the complementary nature of their respective businesses, and the depth and strength of the respective management groups of the two companies.

    Based upon all of these matters and such other matters as deemed relevant, Protective's Board of Directors unanimously approved the Merger Agreement, the Merger and the issuance of Protective Common Stock in connection therewith.

OPINION OF FINANCIAL ADVISOR

    NHCS retained A.G. Edwards to act as its exclusive investment banking representative and financial advisor for the purpose of advising NHCS concerning possible business combinations and, upon a successful acquisition of NHCS by another entity, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of NHCS as defined in Appendix C.

    A.G. Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the evaluation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. A.G. Edwards was selected as financial advisor based upon such expertise and its reputation in investment banking and mergers and acquisitions.

    At the November 9, 1994, meeting with NHCS's Board of Directors, A.G. Edwards rendered its oral opinion to the NHCS Board of Directors, based on various considerations and assumptions discussed below and A.G. Edwards' general knowledge of the mergers and acquisitions market for companies similar to NHCS, that, as of such date, the Purchase Price, and the resulting NHCS Exchange Ratio was fair to the shareholders of NHCS from a financial point of view. A.G. Edwards has delivered a written opinion to NHCS's Board of Directors dated as of the date of this Proxy Statement-Prospectus, the full text of which is attached as Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference. NHCS SHAREHOLDERS ARE URGED TO READ THE OPINION, TOGETHER WITH THE ASSUMPTIONS AND CONSIDERATIONS SET FORTH THEREIN, IN ITS ENTIRETY. The discussion of the opinion set forth herein is qualified in its entirety by reference to Appendix C. A.G. Edwards' opinion is directed to NHCS's Board of Directors only and is directed only to the Purchase Price and the NHCS Exchange Ratio and does not constitute a recommendation to any NHCS shareholder as to how such shareholder should vote at the NHCS Special Meeting.

    In arriving at its written opinion, A.G. Edwards, considered among other things: (i) the Merger Agreement; (ii) available information concerning NHCS which it deemed relevant, including NHCS's audited financial statements for each of the years in the five-year period ended December 31, 1993, and the NHCS's results of operations for each month for the nine-month period ended September 30, 1994; (iii) financial projections for NHCS for fiscal years 1994 through 1998; (iv) certain other internal operating and financial information supplied to it at its request by NHCS concerning the business and operations of NHCS, including monthly financial reports and the 1994 NHCS company marketing program;
(v) publicly available information concerning Protective which it deemed relevant, including Protective's Annual Reports to Shareholders for each of the years in the two-year period ended December 31, 1993, and Protective Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (vi) financial projections for Protective for 1994 and for 1995; (vii) certain other operating and financial data supplied to A.G. Edwards at its request by Protective concerning the business and operations of Protective for the purposes of its analysis; (viii) historical and current publicly available market data concerning the trading of, and the trading markets for Protective Common Stock; (ix) certain publicly available information concerning certain other companies that it believed to be generally comparable to NHCS or Protective, and the trading of, and trading markets for, certain of such companies' securities; (x) information relating to the nature and financial terms of certain other mergers or acquisitions that it considered relevant; and
(xi) other information that it considered relevant to its analysis. In addition, A.G. Edwards met with members of management of NHCS and of Protective to discuss the foregoing and other matters it believed relevant to its inquiry.

    A.G. Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all information that has been furnished to it by NHCS or Protective or otherwise reviewed by A.G. Edwards. The Board of Directors of NHCS has not specifically engaged A.G. Edwards to, and therefore it has not verified the accuracy or completeness of any such information nor has A.G. Edwards made any evaluation or appraisal of any assets or liabilities of NHCS or of Protective.

    A.G. Edwards' opinion is necessarily based on economic, market and other conditions as they exist on, and the information made available to it as of, the date hereof. A.G. Edwards' opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the stockholders of NHCS as defined in Appendix C of the Purchase Price and the related NHCS Exchange Ratio.

    The following is a summary of the analyses used by A.G. Edwards in rendering its opinion:

    DISCOUNTED CASH FLOW ANALYSIS. A.G. Edwards performed discounted cash flow analyses using the financial projections prepared by NHCS management by estimating the value of future cash flows set forth in such projections. A.G. Edwards calculated the net present value of NHCS's equity from free cash flow available for the years 1994 through and including 1998 and an assumed financial value based upon a multiple of earnings. Based on this analysis, A.G. Edwards determined that the present value of NHCS Capital Stock was between $5.56 per share and $7.47 per share (assuming 5.4 million shares outstanding).

    COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, A.G. Edwards reviewed and compared the consideration paid in two selected publicly announced merger and acquisition transactions involving dental HMOs since December 1991, namely the acquisitions of California Dental Health Plan, Inc. by PacificCare Health Systems, Inc., and National Health Care Systems, Inc. by Foundation Health Corporation. Among other things, A.G. Edwards analyzed as available (i) the aggregate transaction price as a percentage of revenues for the twelve month period prior to the announcement of the transaction ("LTM"); (ii) the aggregate transaction price per member; and (iii) and the similarity of such transactions to the Merger. A.G. Edwards concluded that the Purchase Price of NHCS compared favorably to the prices paid in such previous dental HMO transactions.

    No transaction used in A.G. Edwards' analysis is identical to the Merger. A.G. Edwards' analysis of the value of the Merger involves complex considerations and judgments concerning differences in acquisition values of the comparable transactions.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, A.G. Edwards reviewed and compared NHCS with financial, operating, and stock market information of the only identified publicly traded dental HMO, Safeguard Health Enterprise, Inc. ("Safeguard"). A.G. Edwards considered among other things: (i) stock price ratios for LTM earnings, 1994 estimated earnings, and 1995 estimated earnings based on First Call Estimates, (ii) the firm's market capitalization to LTM revenues; (iii) the firm's market capitalization to LTM earnings before interest and taxes ("EBIT"); and (iv) the similarity of Safeguard to NHCS. A.G. Edwards concluded that the Purchase Price of NHCS compared favorably to the public trading multiples of Safeguard.

    The company used in A.G. Edwards' analysis, Safeguard, is not identical to NHCS. A.G. Edwards' analysis of the value of NHCS involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the two companies and other factors regarding the trading values of Safeguard.

    ANALYSIS OF PROTECTIVE LIFE CORPORATION. Using publicly available information, A.G. Edwards compared Protective's financial, operating and stock market information to eight publicly traded insurance companies: AFLAC, Incorporated, American General Corporation, Aon Corporation, Jefferson Pilot Corporation, The NWNL Companies, Providian Corporation, Torchmark Corporation, and UNUM Corporation (the "Protective Comparables"). A.G. Edwards considered among other things: (i) stock price ratios for LTM earnings, 1994 estimated earnings, and 1995 estimated earnings (based on First Call estimates as of October 9, 1994), (ii) the firm's market capitalization to LTM revenues; (iii) the firm's market capitalization to LTM EBIT, and (iv) the similarity of such companies to Protective.

    A.G. Edwards examined the history of the trading prices of Protective Common Stock and the relationship between movements of such common stock prices and the movements in the prices of the Protective Comparables and the S&P Life Insurance Index. This analysis showed that Protective Common Stock had outperformed the Protective Comparables and the S&P Life Insurance Index when measured from May 1993 to November 1, 1994.

    A.G. Edwards examined the quarterly history of the price to earnings ratio of Protective Common Stock and the price to earnings ratio of the median of the Protective Comparables and the S&P 400. This analysis showed that the quarterly price to earnings ratio of Protective's Common Stock since 1989 had historically been below the price to earnings ratio of the median of the Protective Comparables and the S&P 400, that since that time there has been a strong correlation between the fluctuations in the price to earnings multiples of Protective Common Stock and the median of the Protective Comparables, and that the price to earnings ratios of both the Protective Common Stock and the median of the Protective Comparable were below that of the S&P 400.

    A.G. Edwards examined the quarterly history of the multiple of the earnings to price ratio to the 30 year U.S. Treasury Bond yield for both the Protective Common Stock and the median of the Protective Comparables. This analysis showed that since the first quarter of 1989 the multiple of earnings to price ratio to the 30 year U.S. Treasury Bond yield for Protective Common Stock has generally been greater than the multiple of the earnings to price ratio to the 30 year U.S. Treasury Bond yield for the Protective Comparables, and at the time of the analysis, was at a higher level relative to its average over the past five years.

    Based  upon  the  comparable  company   and  other  analyses  conducted   on
Protective, A.G. Edwards concluded that the price of Protective Common Stock was fairly valued in the public marketplace.

    PRO FORMA MERGER ANALYSIS. A.G. Edwards analyzed certain pro forma effects resulting from the Merger, including the impact of the Merger on Protective's projected earnings per share for fiscal 1994 and 1995. As a result of the Merger, NHCS shareholders will own approximately 5.5% of Protective on a fully-diluted basis (assuming a Protective Common Stock price of $40 per share and Protective Common shares outstanding of approximately 14.5 million). Based on estimates of Protective management and of selected investment banking firms as to Protective earnings, the results of the pro forma merger analysis suggest that the pro forma dilutive effects of the Merger on Protective's projected 1995 earnings per share would be immaterial. The actual results achieved by Protective after the Merger may vary from projected results and the variations may be material.

    OTHER FACTORS AND ANALYSIS. In rendering its opinion, A.G. Edwards considered certain other factors and conducted certain other analyses, including among other things (i) discussions with management of NHCS regarding the potential marketing synergies between the two companies; (ii) a review of the projected financial results of NHCS and Protective; (iii) a review of the projected 1994 earnings per share and 1995 earnings per share of Protective Common Stock as estimated by selective investment banking firms; and (iv) a review of mergers, acquisitions and public trading multiples of health maintenance organizations and managed health care organizations in general.

    The summary of the A.G. Edwards report set forth above does not purport to be a complete description of the main elements of A.G. Edwards' presentation to NHCS's Board of Directors on November 9, 1994. It does not purport to be a complete description of the analyses performed, or the matters considered, by A.G. Edwards in rendering its opinion. A.G. Edwards believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the A.G. Edwards report and its fairness opinion. The fact that any specific analyses have been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

    The preparation of a fairness opinion is not necessarily susceptible to partial analyses or summary. In rendering its fairness opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions. A.G. Edwards may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made, and the judgments applied, by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the fairness opinion itself.

    In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of NHCS or Protective. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness of the Purchase Price and the resulting NHCS Exchange Ratio to the shareholders of NHCS from a financial point of view and were provided to NHCS's Board of Directors in connection with the delivery of A.G. Edwards' fairness opinion. In addition, as described above, A.G. Edwards' opinion and presentation to NHCS's Board of Directors was one of many factors taken into consideration by NHCS's Board of Directors in making its determination to approve the Merger Agreement.

    TERMS OF  A.G.  EDWARDS  ENGAGEMENT,  OTHER RELATIONSHIPS.    The  terms  of
engagement of A.G. Edwards by NHCS are set forth in a letter agreement dated June 3, 1994, as amended by a subsequent letter agreement dated November 8, 1994 between A.G. Edwards and NHCS (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, as compensation for rendering its financial advisory services and its opinion to the Board of Directors of NHCS, NHCS agrees to pay

A.G. Edwards a transaction fee payable upon the consummation of the Merger equal to 1.25% of the total consideration paid at the Merger, excluding NHCS's excess cash (the "Transaction Fee"). Based upon the terms of the Merger, the Transaction Fee will be approximately $415,000.

    A.G. Edwards acts, from time to time, as an agent in the sale of certain Protective securities and insurance related products in the ordinary course of its business. A.G. Edwards may from time to time hold positions in securities of Protective, and has participated as a syndicate member in underwritten public offerings of securities by Protective and its affiliates.

TERMS OF THE MERGER AGREEMENT

    Set forth below is a description of the material provisions of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus. As discussed below, the Merger will be effected by the merger of Sub with and into NHCS. To effect the Merger, Protective formed Sub as a wholly-owned subsidiary.

    CONVERSION OF NHCS CAPITAL STOCK AND NHCS STOCK OPTIONS INTO PROTECTIVE COMMON STOCK. Each share of NHCS Common Stock and NHCS 8% Cumulative Convertible Series A Preferred Stock, $0.01 par value (the "NHCS Preferred Stock", and collectively with NHCS Common Stock, the "NHCS Capital Stock"), outstanding immediately prior to the Merger will be converted into and become exchangeable for a combination of cash, without interest, and shares of Protective Common Stock. Each stock option to purchase shares of NHCS Common Stock (individually, a "NHCS Stock Option" and collectively, the "NHCS Stock Options") that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, without action on the part of the holder thereof, become exercisable in full, shall be cancelled and converted into and be exchanged for a combination of cash, without interest, and shares of Protective Common Stock, all as hereinafter described.

    Under the terms of the Merger Agreement, the purchase price (the "Purchase Price") to be paid by Protective for NHCS through a combination of cash and Protective Common Stock will be equal to $33.15 million, increased by NHCS's consolidated net worth as of the end of the month immediately preceding the Effective Time of the Merger, subject to certain reductions. The Purchase Price will be reduced by (a) the amount, if any, by which the aggregate minimum statutory capital of NHCS's subsidiaries under applicable law at the Effective Time exceeds $300,000, and (b) the amount, if any, by which NHCS's subsidiaries' net worth determined in accordance with generally accepted accounting principles exceeds the NHCS's subsidiaries' net worth determined in accordance with statutory accounting principles prescribed or permitted by insurance regulatory authorities. If the Merger were to have been consummated based upon the net worth of NHCS on September 30, 1994 (on an unaudited basis and after giving effect to the appropriate reductions), the Purchase Price would have been approximately $38.4 million.

    Upon consummation of the Merger, each outstanding share of NHCS Capital Stock (other than shares of NHCS Capital Stock held by NHCS as treasury stock and shares of NHCS Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who validly perfect their rights to dissent from the Merger under applicable Florida statutes (the "Dissenting Shares")) will be converted into a combination of cash (the "Cash Portion") and Protective Common Stock (the "Stock Portion") as described below.

    In order to determine the amount of cash and Protective Common Stock to be received by each shareholder of NHCS, as well as the amount to be received by each holder of an NHCS Stock Option, on a per share basis, the amount of the Purchase Price is increased by the aggregate sum of the exercise prices of the NHCS Stock Options outstanding immediately prior to the Effective Time. This amount, referred to in the Merger Agreement as the "Fully Diluted Purchase Price," is then divided by the sum of (a) the total number of shares of NHCS Capital Stock outstanding immediately prior to the Effective Time and (b) the total number of shares of the NHCS Common Stock issuable upon exercise of the NHCS Stock Options outstanding immediately prior to the Effective Time, in order to calculate the "Fully Diluted Purchase Price Per Share." Based upon the number of shares of NHCS Capital Stock outstanding, the number of shares of NHCS Common Stock issuable upon exercise of the NHCS Stock Options and the consolidated net worth of NHCS on September 30, 1994 (on an unaudited basis and after giving effect to the appropriate reductions), the Fully Diluted Purchase Price Per Share would have been approximately $7.34.

    NHCS and Protective intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, in order to qualify as a reorganization, the amount of cash payable by Protective in respect of the NHCS Capital Stock and NHCS Stock Options cannot exceed twenty percent (20%) of the aggregate consideration paid in such exchange. Accordingly, the Merger Agreement provides that the Cash Portion shall be a dollar amount determined by multiplying the Purchase Price by an amount not to exceed 0.199 (19.9%); however, since holders of NHCS Capital Stock are entitled to exercise dissenters' rights under Florida law (see, "THE MERGER -- Dissenters' Rights of Appraisal") and receive in cash the fair value of their shares under such laws, the Merger Agreement provides that the Cash Portion will be adjusted in the event that there are any Dissenting Shares. In such event, Protective shall reduce the Cash Portion of the Purchase Price by an amount equal to (a) the number of Dissenting Shares multiplied by the Fully Diluted Purchase Price Per Share (the "Dissenters' Contractual Amount") and (b) such additional amount as Protective and NHCS may reasonably agree upon in order to increase the possibility that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the "Dissenters' Additional Amount"). The Cash Portion, as reduced by the sum of the Dissenters' Contractual Amount and the Dissenters' Additional Amount, is then divided by (i) the Purchase Price LESS (ii) the Dissenters' Contractual Amount in order to determine the percentage of the Purchase Price that will be paid in cash to the holders of NHCS Capital Stock (other than Dissenting Shares) and NHCS Stock Options (referred to in the Merger Agreement as the "Adjusted Cash Percentage").

    Finally, in order to determine the amount of cash to be paid by Protective on a per share basis (the "Per Share Cash Amount") for NHCS Capital Stock (other than Dissenting Shares and shares subject to NHCS Stock Options), the Fully Diluted Purchase Price Per Share is multiplied by the Adjusted Cash Percentage. In order to determine the Per Share Cash Amount for shares of NHCS Common Stock subject to NHCS Stock Options, the amount by which the Fully Diluted Purchase Price Per Share exceeds the per share exercise price of such NHCS Stock Option is multiplied by the Adjusted Cash Percentage.

    Assuming that there were no Dissenting Shares and based upon the number of shares of NHCS Capital Stock outstanding, the number of shares of NHCS Common Stock issuable upon exercise of the NHCS Stock Options and the consolidated net worth of NHCS on September 30, 1994 (on an unaudited basis and after giving effect to the appropriate reductions), the Adjusted Cash Percentage would have been 19.9% and the Per Share Cash Amount payable with respect to each share of NHCS Capital Stock would have been approximately $1.46. Using the same assumptions except that (a) the number of Dissenting Shares were to equal 15% of the NHCS Capital Stock (the maximum amount permitted as a condition to the parties' obligation to consummate the Merger) and (b) Protective and NHCS agree that the Dissenters' Additional Amount were equal to 50% of the Dissenters' Contractual Amount, the Adjusted Cash Percentage would have been 0% and no Per Share Cash Amount would have been payable with respect to each share of NHCS Capital Stock.

    The Stock Portion on a per share basis would be equal to the Fully Diluted Purchase Price Per Share less the Per Share Cash Amount and the exchange ratio is determined by dividing the result by the average of the closing price for a share of Protective Common Stock as reported on the New York Stock Exchange Composite Tape for the twenty (20) consecutive trading days immediately preceding the second business day preceding the Closing Date, provided, however, that if such average is less than $40.00 or greater than $50.00, then in such events the minimum average shall be $40.00 and the maximum average shall be $50.00, respectively (the "Protective Trading Average"). Assuming that there were no Dissenting Shares, under the example described above in which the Adjusted Cash Percentage would have been 19.9% and the Per Share Cash Amount payable with respect to each share of NHCS Capital Stock would have been $1.46, the percentage of the consideration to be received in Protective Common Stock stock would be 80.1% and the number of shares of Protective Common Stock received in exchange for each share of NHCS Capital Stock would range from a high of approximately 768,000 shares, or approximately
0.1470 shares per share of NHCS Capital Stock (on a fully diluted basis) (in the event that the Protective Trading Average was $40.00) to a low of approximately 615,000 shares, or approximately 0.1176 shares per share of NHCS Capital Stock (on a fully diluted basis) (in the event that the Protective Trading Average was $50.00). Assuming that the number of Dissenting Shares were to equal 15% of the NHCS Capital Stock (the maximum amount permitted as a condition to the parties' obligation to consummate the Merger), under the example described above in which the Adjusted Cash Percentage would have been 0% and no Per Share Cash Amount would have been payable with respect to each share of NHCS Capital Stock, the percentage of the consideration to be received in Protective Common Stock stock would be 100% and the number of shares of Protective Common Stock received in exchange for each share of NHCS Capital Stock would range from a high of approximately 833,000 shares, or approximately 0.1839 shares per share of NHCS Capital Stock (on a fully diluted basis) (in the event that the Protective Trading Average was $40.00) to a low of approximately 666,000 shares, or approximately 0.1471 shares per share of NHCS Capital Stock (on a fully diluted basis) (in the event that the Protective Trading Average was $50.00).

    Notwithstanding any other provision of the Merger Agreement to the contrary, each holder of shares of NHCS Capital Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Protective Common Stock (after taking into account all Certificates delivered, or Company Stock Options held, by such holder) shall receive, in lieu thereof, cash (without any interest thereon) in an amount equal to such fractional part of a share of Protective Common Stock multiplied by the Purchaser Trading Average. No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder of the Protective in respect of any fractional share.

    EFFECTIVE TIME. The Merger shall become effective on the date and at the time on which articles of merger containing the provisions required by, and executed in accordance with, Section 607.1105 of the Florida Business Corporation Act (the "Articles of Merger") shall have been accepted for filing by the Secretary of State of the State of Florida, or such later date and time as may be specified in the Articles of Merger (the "Effective Time").

    TERMINATION. The Merger Agreement may be terminated and the transaction contemplated hereby abandoned at any time at or prior to Closing:

        (a) by the mutual consent of NHCS and Protective;

        (b) by either Party, if there shall have been any material breach by the other Party of any of its covenants or agreements contained herein and such breach shall not have been remedied, or cannot be remedied, within 30 days after written notice specifying the nature of such breach and requesting that it be remedied has been delivered to the breaching Party;

        (c) by either Party, if the Closing Date shall not have occurred on or prior to June 15, 1995, unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its or their agreements as set forth in this Agreement required to be performed or observed by such Party on or before the Closing Date;

        (d) by either Party upon written notice to the other Party that (i) any Requisite Regulatory Approval shall have been denied, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (e) by either Party (provided that the terminating Party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein), if the shareholders of NHCS fail to approve the Merger at the NHCS Special Meeting; and

        (f) by NHCS, if the Board of Directors shall have withdrawn or modified in a manner adverse to Protective its approval or recommendation of the Merger in order to approve the execution by NHCS of a definitive agreement providing for the acquisition of NHCS or its Assets by merger or other business combination or in order to approve a tender offer for the NHCS Capital Stock by a third party, in either case, as determined by the NHCS's Board of Directors, on terms more favorable to the NHCS's shareholders than the Merger.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Under the terms of the Merger Agreement, the obligation of each of the parties to consummate the Merger is subject to a number of conditions, including: (i) the approval of the proposal to adopt and approve the Merger Agreement by the NHCS shareholders; (ii) all consents of any governmental entity that are prescribed by law as necessary for the consummation of the transactions contemplated hereby (including the lapse of any waiting periods imposed by law), other than consents, the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby, shall have been filed, occurred or obtained;
(iii) the receipt by each of Protective and NHCS of a written opinion of counsel, dated as of the Closing Date, containing such opinions as are customary in a transaction of this kind and otherwise in form and substance reasonably satisfactory; (iv) the Registration Statement of which this Proxy Statement-Prospectus is a part shall have been declared effective by the Securities and Exchange Commission (the "SEC") and shall not be subject to a stop order or a threatened stop order; (v) no order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any litigation by any governmental entity seeking any such Injunction be pending, and no law or order shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal consummation of the transactions contemplated hereby;. (vi) the shares of Protective Common Stock issuable pursuant to the Merger shall have been authorized for listing on the NYSE; and
(vii) holders of not more than 15% of NHCS's Capital Stock shall have perfected their dissenter's rights under applicable law.

    Under the terms of the Merger Agreement, the obligations of Protective and Sub to consummate the Merger are also subject to a number of conditions, including: (i) each of the representations and warranties of NHCS contained in the Merger Agreement shall be true and correct in all material respects as of the date executed and as of the Closing Date with the same force and effect as if made on and as of such date, except as contemplated or permitted by the Merger Agreement; (ii) NHCS shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; (iii) there shall have been no material adverse effect and no events, transactions or information shall have come to the attention of Protective which could reasonably be expected to have a material adverse effect on the on-going business of NHCS; and (iv) certain other conditions set forth in the Merger Agreement shall have been satisfied or waived.

    Under the terms of the Merger Agreement, the obligations of NHCS to consummate the Merger are also subject to a number of conditions, including: (i) the representations and warranties of Protective set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent any of such representations and warranties are by their express provisions made as of a specified date) and NHCS shall have received a certificate signed by a duly authorized officer of Protective to that effect; (ii) Protective shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to Closing, and NHCS shall have received a certificate signed by a duly authorized officer of Protective to that effect; and (iii) certain other conditions which are set forth in the Merger Agreement shall have been satisfied or waived. NHCS, acting through its Board of Directors, Chief Executive Officer or other authorized officer, may waive any condition to its obligations to consummate the Merger.

    ACQUISITION PROPOSALS. The Merger Agreement provides that unless and until it is terminated, NHCS shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its officers, directors, employees, agents or advisors or other representatives or consultants (collectively, "NHCS's Representatives") not to, directly or indirectly, (a) solicit or initiate any proposals or offers from any persons relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with NHCS (such transactions are referred to herein as "Acquisition Transactions") or (b) except to the extent that the NHCS Board of Directors reasonably believes it is required, in the exercise of its fiduciary duties in accordance with applicable law, to participate or cause NHCS's Representatives to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction. NHCS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. NHCS will notify Protective if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with NHCS. The NHCS Board may, but is not required to, rely on the written opinion of counsel in determining whether its fiduciary duties require it to participate or cause NHCS's Representatives to participate in any discussions or negotiations regarding, or furnish to any other person, any information with respect to an Acquisition Transaction.

    FEES AND EXPENSES. Each party (Protective and NHCS) shall pay all expenses incurred by it in connection with the negotiation, execution and performance of the Merger, whether or not the transactions contemplated herein are consummated, including the fees and expenses of the counsel and accountants of each; PROVIDED, HOWEVER, that (a) the expenses, fees and costs necessary for obtaining any consents or requisite regulatory approvals (other than the fees and expenses of NHCS's attorneys, accountants or other consultants rendered in connection therewith) shall be borne by Protective and (b) nothing contained in the Merger Agreement shall limit any party's liability arising out of any willful and intentional breach of any provision of the Merger Agreement. Any and all expenses attributable to or relating to the Merger, and the transactions contemplated thereby, shall be fully expensed or accrued on NHCS's closing balance sheet that is used to calculate the Purchase Price.

    EXCHANGE OF CERTIFICATES FORMERLY REPRESENTING NHCS CAPITAL STOCK. As soon as practicable after the Effective Time, Protective shall cause to be mailed to each holder of record of certificates representing NHCS Capital Stock ("Certificates"), a form letter of transmittal (which shall specify that a delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the certificates to an exchange agent reasonably acceptable to Protective and NHCS) and instructions for use in effecting the surrender of the Certificates in exchange for the cash (including cash in lieu of fractional shares) and Protective Common Stock into which the shares of NHCS Capital Stock represented by such Certificate or Certificates shall have been converted (all without any interest thereon). Holders of (a) NHCS Stock Options and (b) Certificates (upon surrender of a Certificate for exchange and cancellation to the exchange agent, together with such letter of transmittal, duly executed), shall be entitled to receive therefor a certificate representing the number of whole shares of Protective Common Stock and a bank check for the cash being paid (including cash in lieu of fractional shares, if any) for the aggregate number of NHCS Stock Options or shares of NHCS Capital Stock previously represented by the Certificates surrendered. The Certificates so surrendered shall forthwith be cancelled.

    CONDUCT OF BUSINESS OF NHCS PRIOR TO THE EFFECTIVE TIME; CERTAIN COVENANTS. Pursuant to the Merger Agreement, NHCS shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. NHCS shall use its best efforts to (a) preserve its business organization intact, (b) keep available the present services of its employees and (c) preserve the goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement or consented to in writing by Protective, NHCS shall not:

        (i) declare or pay any dividends on, or make other distributions in respect of the NHCS Capital Stock (other than regular or partial dividends due in respect of the NHCS Preferred Stock) prior to the Closing Date;

        (ii) issue, sell, redeem, or purchase any of its capital stock or other equity securities of any kind or grant or issue any additional options or other rights to acquire any of its equity securities;

       (iii) amend its articles of incorporation, bylaws or other similar applicable governing documents;

       (iv) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

        (v) enter into any new line of business;

       (vi) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or division thereof or, any person or, other than in the ordinary course of business consistent with prior practice, otherwise acquire any assets that would be material, individually or in the aggregate, to the condition of NHCS;

       (vii) except for increases in the ordinary course of business consistent with past practice, as disclosed in NHCS's Disclosure Schedule:

           (A) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or

           (B) enter into, modify or renew any contract providing for the payment to any director, officer, or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement;

      (viii) other than activities in the ordinary course of business consistent with prior practice and subject to general parameters agreed to by Protective and NHCS, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets;

       (ix) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loan or advance to any person;

        (x) accelerate, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract to which NHCS is a party or by which NHCS or its assets is bound;

       (xi) make any change in accounting principles or methods from those currently employed, except as required by generally accepted accounting principles or by applicable law;

       (xii) grant any lien, or, other than in the ordinary course of business, permit any lien to be placed on any of its assets;

      (xiii) take any action, or fail to take any action, that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties of NHCS contained in the Merger Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by law;

      (xiv) enter into any intercompany transaction not in the ordinary course of business; or

       (xv) agree to do any of the foregoing.

    NHCS will deliver to Protective promptly upon the completion thereof copies of its monthly consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of the cash flows (including related notes and schedules) prepared subsequent to the execution of the Merger Agreement. All material expenses of NHCS relating to the Merger Agreement and the consummation of the transactions contemplated thereby, as well as the effect of the exercise of unqualified NHCS Stock Options, shall be accrued or otherwise reflected in such financial statements.

    NHCS shall manage its investments consistent with the guidelines established by Protective and NHCS as set forth in the Merger Agreement.

    Pursuant to the Merger Agreement during the period from the date of the Merger Agreement and continuing until the Closing Date, except as otherwise contemplated by the Merger Agreement or consented to in writing by NHCS, Protective will:

        (a) not take, or fail to take, any action that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties of NHCS contained in the Merger Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by law; and

        (b) deliver to NHCS promptly upon the filing thereof with the SEC copies of its quarterly and annual consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of the cash flows (including related notes and schedules) prepared subsequent to the execution of the Merger Agreement.

    AGREEMENTS TO VOTE IN FAVOR OF THE MERGER. Although there are no agreements by any party to vote in favor of the Merger Agreement, NHCS directors and executive officers and their affiliates held approximately 61% of the shares of outstanding NHCS Common Stock and 71% of the shares of outstanding NHCS Preferred Stock entitled to vote (excluding shares that may be received upon exercise of NHCS Stock Options) at the NHCS Special Meeting, as of the record date thereof. None of such directors or executive officers has indicated to NHCS that he intends to vote against the Merger Agreement.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Protective. The directors of a wholly-owned subsidiary of Protective ("Sub") immediately prior to the Effective Time (which will not include any of the current directors of NHCS) will be the initial directors of the Surviving
Corporation, and the executive officers of NHCS immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Following the Merger, such officers will own a maximum of approximately shares of Protective Common Stock, representing in each instance less than 1% of the total shares of Protective Common Stock to be outstanding following consummation of the Merger.

    Protective has agreed in the Merger Agreement to enter into an Employment Agreement with Mr. Alekna, NHCS's Chief Executive Officer, having a term of three years or lesser period as may be acceptable to Protective.

    STOCK OPTIONS OF NHCS. Each NHCS Stock Option that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, without action on the part of the holder thereof, become exercisable in full, shall be cancelled and converted into and become the right to receive, without interest, a combination of cash and shares of Protective Common Stock.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS OF NHCS. The Surviving Corporation shall honor the existing indemnification agreements that the directors of NHCS have with NHCS for a period of time not to exceed six (6) years. In addition, NHCS shall have acquired prior to the Effective Time, director's and officer's liability insurance coverage with aggregate limits of five million dollars, which the Surviving Corporation shall maintain after the Effective Time, subject to the general corporate policies of Protective from time to time in effect with respect such insurance, covering each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of NHCS, which insurance shall be on terms not materially less favorable than the insurance maintained in effect by NHCS as of the date of the Merger Agreement in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), and deductibles; PROVIDED, HOWEVER, that if the Surviving Corporation shall not maintain such director's and officer's liability insurance coverage (or coverage of less than $5,000,000), then Protective shall guaranty the payment and performance of the Surviving Corporation's obligations under the indemnification agreements.

    RESALE OF PROTECTIVE COMMON STOCK ISSUED AS A RESULT OF THE MERGER. The shares of Protective Common Stock issuable to shareholders of NHCS upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of NHCS as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with NHCS at the time of the Special Meeting. Accordingly, "affiliates" generally will include directors and executive officers of NHCS. Protective Common Stock received by those shareholders of NHCS who are deemed to be "affiliates" of NHCS may be resold without registration as provided for by Rule 145, or as otherwise permitted, under the Securities Act.

    NHCS has agreed to use its best efforts to cause each holder of NHCS Capital Stock deemed to be an affiliate of NHCS to enter into an agreement providing that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of Protective Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

    If NHCS shareholders intend to dispose of a significant amount of Protective Common Stock received in the Merger, the transaction might not qualify as a tax-free reorganization. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    ACCOUNTING TREATMENT OF THE MERGER.   Protective intends to account for  the
Merger as a purchase.

    NYSE LISTING OF PROTECTIVE COMMON STOCK ISSUABLE UNDER THE MERGER. The Protective Common Stock which will be issued in connection with the Merger has been listed on the New York Stock Exchange ("NYSE"). The Protective Common Stock's NYSE trading symbol is "PL."

    DISSENTERS' RIGHTS OF APPRAISAL. Notwithstanding anything herein to the contrary, each of the shares of NHCS Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders, if any, who are entitled to assert a right under Section 607.1302 of the Florida Business Corporation Act ("FBCA") to dissent from the Merger and who validly perfect their rights under Section 607.1320 of the FBCA to receive the fair value of their shares with respect to the Merger (the "Dissenting Shares") shall not be converted into or be exchangeable for Protective Common Stock, but the holders of such shares of NHCS Capital Stock shall be entitled solely to payment of the fair value of such shares in accordance with the provisions of the FBCA; PROVIDED, HOWEVER, that:

        (a) if such demand for payment of fair value shall be withdrawn upon the consent of NHCS;

        (b) if the Merger Agreement shall be terminated or the Merger shall not be consummated;

        (c) if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in the provisions of the FBCA; or

        (d) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the FBCA;

then the right of such holder of Dissenting Shares to be paid the fair value of such holder's shares of NHCS Capital Stock shall cease and, with respect to clauses (a), (c) and (d) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive a combination of cash and Protective Common Stock (or cash in lieu of fractional shares thereof) into which such shares would have been converted in the Merger in accordance with the Merger Agreement, without any interest thereon, and, with respect to clause (b) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding that may have been taken during the interim.

    Under the applicable provisions of the FBCA, any holder of NHCS Capital Stock has the right to dissent from the Merger and to receive payment of the fair value of his or her shares of NHCS Capital Stock stock if (1) he or she notifies NHCS in writing before the NHCS Special Meeting of his or her intent to demand payment if the Merger is effectuated and (2) he or she does not vote in favor of the Merger Agreement at the NHCS Special Meeting. A proxy or vote against the Merger Agreement does not constitute notice of intent to demand payment. In addition, such shareholder must file a notice of election to dissent with NHCS within 20 days after he or she is notified by NHCS of the authorization of the Merger Agreement by the shareholders. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    THE FULL TEXT OF THE APPLICABLE SECTIONS OF THE FBCA ARE SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND SHAREHOLDERS OF NHCS ARE URGED TO READ CAREFULLY SUCH SECTIONS OF THE FBCA IN THEIR ENTIRETY, SINCE STRICT COMPLIANCE WITH THESE PROVISIONS IS REQUIRED IN ORDER TO PERFECT DISSENTERS' RIGHTS.

                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of the material federal income tax consequences of the Merger. It may not apply to holders who acquired NHCS Capital Stock or NHCS Stock Options in connection with the performance of services. This summary is provided for information purposes only and relates only to NHCS Capital Stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by persons who are citizens of the United States. The discussion set forth in this summary is based on the provisions of the Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all aspects of federal income taxation that may be relevant to a particular NHCS shareholder in light of such shareholder's specific circumstances or tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, persons holding NHCS Capital Stock as part of a conversion transaction and dealers in stocks and securities, and it does not discuss any aspect of state, local, foreign, or other tax laws. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. In addition, certain requirements for a tax-free reorganization are not within the control of Protective, Sub or NHCS. For example, if NHCS shareholders intend to dispose of a significant amount of Protective Common Stock received in the Merger, the transaction might not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Mahoney Adams & Criser, P.A., counsel to NHCS, has advised NHCS that, in their opinion, the following discussion, insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters.

    NHCS SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

    Based upon the advice of Mahoney Adams & Criser, P.A., counsel to NHCS, NHCS intends to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. HOWEVER, NO

ASSURANCES CAN BE GIVEN BY PROTECTIVE, SUB OR NHCS THAT THE MERGER WILL QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A) OF THE CODE. Assuming the Merger so qualifies, (i) no gain or loss will be recognized by NHCS, Protective or Sub as a result of the Merger; (ii) no gain or loss will be recognized by NHCS shareholders upon the receipt of Protective Common Stock in exchange for NHCS Capital Stock in connection with the Merger (except as discussed below with respect to the Cash Portion and cash received in lieu of a fractional interest in Protective Common Stock); (iii) the tax basis of the Protective Common Stock to be received by the NHCS shareholders in connection with the Merger will be the same as the basis in the NHCS Capital Stock surrendered in exchange therefor (reduced by the amount of the Cash Portion and cash received in lieu of a fractional share interest in Protective Common Stock and increased by the amount of gain, if any, recognized in connection with the receipt of such cash amount, as discussed below); and (iv) the holding period of the Protective Common Stock to be received by NHCS shareholders in connection with the Merger will include the holding period of the NHCS Capital Stock surrendered in exchange therefor, provided that the NHCS Capital Stock is held as a capital asset at the effective time of the Merger. Mahoney Adams & Criser, P.A., counsel to NHCS, has rendered an opinion to NHCS to this effect.

    A NHCS shareholder who receives a Cash Portion or cash in lieu of a fractional share interest of Protective Common Stock in connection with the Merger will recognize capital gain (but not loss) equal to the lesser of (i) such cash amount and (ii) the difference between (x) the sum of (i) the Cash Portion, (ii) cash received in lieu of a fractional share interest in Protective Common Stock and (iii) the fair market value of Protective Common Stock received in connection with the Merger and (y) the shareholder's basis in the NHCS Capital Stock exchanged therefor, as long as such NHCS Capital Stock is held by such shareholder as a capital asset at the Effective Time.

    A NHCS shareholder who successfully asserts his or her dissenters' rights with respect to NHCS Capital Stock will recognize capital gain or loss equal to the difference between the amount of cash received pursuant to such assertion and such shareholder's tax basis in such NHCS Capital Stock, provided that the NHCS Capital Stock is held by such shareholder as a capital asset.

    It is possible that a holder of NHCS Stock Options (other than a holder who acquired such options in connection with the performance of services) who does not exercise such options prior to the Merger will recognize capital gain (or loss) equal to the difference between (x) the sum of (i) the Cash Portion, (ii) cash received in lieu of a fractional share interest in Protective Common Stock and (iii) the fair market value of Protective Common Stock received in connection with the Merger and (y) such holder's basis in the NHCS Stock Options exchanged therefor, provided that the NHCS Stock Options are held as a capital asset. Such holder should consider whether it would be advisable to exercise the NHCS Stock Options prior to the Merger.

                   COMPARISON OF RIGHTS OF NHCS SHAREHOLDERS
                          AND PROTECTIVE STOCKHOLDERS

    NHCS is a Florida corporation and the rights of its shareholders are governed by the FBCA and the Articles of Incorporation and By-Laws of NHCS. Protective is a Delaware corporation and the rights of its stockholders are governed by the Delaware General Corporation Law ("DGCL") and its 1985 Restated Certificate of Incorporation, and any amendments thereto ("Certificate of Incorporation"), and By-Laws of Protective. If the Merger is consummated, former NHCS shareholders will become stockholders of Protective. The rights of such former NHCS shareholders as Protective stockholders will be governed by DGCL and the Certificate of Incorporation and By-Laws of Protective. Although it is not practical to compare all differences between (i) Florida law and the Articles of Incorporation and By-Laws of NHCS and (ii) Delaware law and the Certificate of Incorporation and By-Laws of Protective, the following is a summary of certain of those differences which may significantly affect the rights of NHCS shareholders.

LIABILITY OF DIRECTORS

    The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

    The DGCL provides that a corporation's certificate of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for a breach which (1) constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (2) constitutes a breach of the director's duty of loyalty to the corporation or its stockholders, (3) results in an unlawful distribution or (4) relates to a transaction from which the director derived an improper personal benefit. Protective's Certificate of Incorporation includes such a provision eliminating the personal liability of its directors to the extent permitted by the DGCL. The Articles of Incorporation of NHCS do not include a comparable provision because the provisions of the FBCA eliminating personal liability of directors automatically apply to all Florida corporations.

INDEMNIFICATION

    Under both the FBCA and the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action of proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement and (2) in the event the person seeking indemnification has been adjudicated liable amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The DGCL and the FBCA both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification. The bylaws of Protective and NHCS provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

    Section 6.5 of Article VI of Protective's Certificate of Incorporation provides that Protective shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Protective or was serving at the request of Protective as an officer, director, employee or agent of another corporation, partnership, joint venture, enterprise, or nonprofit entity.

    Protective is empowered by Section 145 of the DGCL, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Protective) by reason of the fact that such person is or was an officer, employee, agent or director of Protective, or is or was serving at the request of Protective as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Protective, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Protective may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of Protective under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to Protective. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, Protective must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

    Policies of insurance are maintained by Protective under which directors and officers of Protective are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    Protective has entered into indemnity agreements with each of its directors which provide insurance protection in excess of the directors' and officers' liability insurance maintained by Protective and in force at the time up to $20 million and against certain liabilities excluded from such liability insurance. The agreements provide generally that, upon the happening of certain events constituting a change in control of Protective, Protective must obtain a $20 million letter of credit upon which the directors may draw for defense or settlement of any claim relating to performance of their duties as directors. Protective has similar agreements with certain of its executive officers under which Protective is required to provide up to $10 million in indemnification, although this obligation is not secured by a commitment to obtain a letter of credit.

DERIVATIVE ACTIONS

    Under both the FBCA and the DGCL, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. The FBCA also provides that a complaint in a derivative proceeding must be verified and must allege with particularity that a demand was made to obtain action by the board of directors and that the demand was refused or ignored. Under the FBCA, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that certain independent directors (or a committee of independent persons appointed by such directors) have determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interest of the corporation. The FBCA also provides that if an action was brought without reasonable cause the court may require the plaintiff to pay the corporation's reasonable expenses, and if the plaintiff is successful the court may require the corporation to pay the reasonable expenses of the plaintiff.

DISTRIBUTIONS AND REDEMPTIONS

    A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which NHCS's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

    A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital.

SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

    Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied, and (3) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

    The provisions of the DGCL governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the FBCA. Specifically, the DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholders list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

DISSENTERS' RIGHTS

    A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of: (1) a merger or consolidation to which the corporation is a party, (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the amendment would adversely affect the shareholder, and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which NHCS's Articles of Incorporation do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or held of record by 2,000 or more shareholders. The holders of NHCS Common Stock will have dissenters' rights in connection with the Merger.

    A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to certain mergers or consolidations to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. Protective's Certificate of Incorporation does not contain such a provision. Similar to the FBCA, dissenters' rights do not apply to a stockholder of a Delaware corporation if the class of which his shares are a part are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, however, under the DGCL a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than: (1) shares of stock of the corporation surviving or resulting from the merger of consolidation, (2) shares of stock of any other corporation which is so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares or (4) any combination of the foregoing.

QUORUM FOR SHAREHOLDER MEETINGS

    Under the FBCA, unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote on such matter. NHCS's Articles of Incorporation do not include a provision altering the shareholder quorum requirement.

    The DGCL is similar to the FBCA, except that under the DGCL a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote. Protective's By-Laws provide that a quorum exists if a majority of the voting power entitled to vote is present in person or by proxy at a meeting.

SHAREHOLDER VOTING REQUIREMENTS; ACTION BY CONSENT

    Under both the FBCA and the DGCL, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no shareholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the FBCA. NHCS's Articles of Incorporation do not include a provision requiring a greater vote on any matter than required by the FBCA.

    Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by the DGCL. Accordingly, under the DGCL, abstentions have the same effect as votes against a matter.

    Protective's stockholders of record are entitled to cast one vote for each share held on all matters presented for a vote of the stockholders. Stockholders do not have preemptive rights. Cumulative voting for the election of directors is not permitted. When a quorum is present at any meeting, the vote of the holders of a majority of the shares present, either in person or by proxy, shall decide any questions properly brought before such meeting, except on matters where the DGCL or the following provisions require a different vote.

    Protective's Certificate of Incorporation also contains restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations" involving Protective or its subsidiaries. Business Combinations with a Related Person (defined as a holder of at least 20% of Protective's voting stock with certain exceptions) must be approved by the holders of 80% of the voting power of the outstanding shares and also by the holders of 67% of such voting power not held by the Related Person, unless: (a) the Business
Combination is approved in advance by those persons then on the Board of Directors who were directors immediately prior to the time the Related Person (or certain of its predecessors) first became a Related Person and who would have constituted a majority of the board at that time (a "Majority of the Continuing Directors"), (b) the acquisition of the voting stock that caused the Related Person to become a Related Person was approved by the Majority of the Continuing Directors, or (c) certain minimum "fair price" requirements are met. Protective's Certificate of Incorporation also provides that these provisions cannot be amended, altered or repealed without the "super-majority" vote described above.

    Protective Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions. Subject to the preferences applicable to any shares of Protective preferred stock outstanding at the time, holders of Protective Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

    In accordance with the FBCA, NHCS's By-Laws permit shareholder action to be taken without a meeting if written consents signed by the holders of at least a majority of shares entitled to vote with respect to such action are delivered to NHCS within 60 days after the date that the earliest written consent was delivered by NHCS. Within 10 days after the authorization of an action by written consent, written notice of such action is required to be given to NHCS's shareholders entitled to vote with respect to such action and not consenting to such action.

    Protective's Certificate of Incorporation provides that no action requiring the consent or approval of Protective's stockholders may be taken unless such consent or approval be given at a duly convened annual or special meeting of stockholders. Thus, Protective stockholder action may not be taken by written consent.

TREASURY STOCK

    A Delaware corporation may reacquire its own issued and outstanding capital stock, and such capital stock is deemed treasury stock which is issued but not outstanding. A Florida corporation may also reacquire its own issued and outstanding capital stock. Under the FBCA, however, all capital stock reacquired by a Florida corporation is automatically returned to the status of authorized but not issued or outstanding, and is not deemed treasury stock.

PREFERRED STOCK

    NHCS's Articles of Incorporation grants NHCS Board of Directors the power to provide for the issuance of one or more series of preferred stock and to establish the number of shares of each series, voting rights, dividend rights, redemption rights, conversion rights, exchange rights and participation rights, and other preferences, qualifications, limitations and restrictions, of such preferred stock. 2,333,334 shares of preferred stock are authorized by NHCS's Certificate of Incorporation, all of which are issued or outstanding.

    Protective's Certificate of Incorporation provides for 4,000,000 shares of preferred stock, $1.00 par value per share and the Board of Directors is fully authorized to adopt a resolution which will provide for voting, preferential dividend, conversion, liquidation and other rights and to fix the consideration to be received for issuance of such preferred shares and/or rights with respect thereto. In connection with the Share Purchase Rights Plan adopted by Protective in 1987, 150,000 of these shares have been designated as Junior Participating Cumulative Preferred Stock, $1.00 par value. No Protective preferred stock has been issued nor is there in effect any Board of Directors authorization with respect thereto.

BOARD VACANCIES

    The FBCA provides that a vacancy on the board of directors generally may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders, unless the articles of incorporation provide otherwise. NHCS's Articles of Incorporation do not alter this provision.

    Under the DGCL, a vacancy on the board of directors generally may be filled by a majority of the remaining directors or in the manner specified in a corporation's certificate of incorporation or bylaws. Protective's By-Laws provide that a vacancy on the board may be filled by the remaining directors.

REMOVAL OF DIRECTORS

    The FBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. NHCS's Articles of Incorporation do not include such a provision. Under the FBCA a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him.

    The DGCL provides that, with respect to corporations with classified boards (as is applicable to Protective), a director may be removed, only for cause, by the holders of the majority of the shares entitled to vote at an election of directors.

AMENDMENTS TO CHARTER

    An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in the FBCA may be made by the board of directors. Unless a specific section of the FBCA or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. NHCS's Articles of Incorporation do not include any provision requiring greater than a majority of votes to amend its articles of incorporation.

    A Delaware corporation's certificate of incorporation generally may be amended only if approved by a majority of the outstanding stock entitled to vote thereon.

SPECIAL MEETINGS OF SHAREHOLDERS

    Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage not to exceed 50 percent is required by the articles of incorporation. NHCS's Articles of Incorporation contain a 50 percent requirement for the calling of special meetings by the shareholders. Under NHCS's Articles of Incorporation, special meetings may be called by the President, the Board of Directors or holders of not less than 50 percent of NHCS Capital Stock.

    Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or bylaws. Protective's Certificate of Incorporation provides that special meetings of stockholders may be called upon not less than 10 days notice by resolution of the Board of Directors, Executive Committee or Chief Executive Officer. Holders of a majority of the sum of the outstanding shares of Protective Common Stock and of Protective Common Stock which would be outstanding upon the conversion of all outstanding convertible securities of Protective may call a special meeting upon 60 days' advance written notice. These provisions of Protective's Certificate of Incorporation can only be amended or repealed by vote of 67% of the outstanding shares.

AFFILIATED TRANSACTIONS

    The FBCA contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions: (1) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder, and (6) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors, (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years, (3) if the affiliated shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for the past five years, (4) if the affiliated shareholder is the beneficial owner of at least 90 percent of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (5) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. NHCS's Articles of Incorporation and By-Laws do not contain a provision electing not to be governed by this statute.

    The DGCL generally prohibits a shareholder owning 15 percent or more of a Delaware corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested stockholder unless (1) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock outstanding at the time the transaction commenced, (3) on or subsequent to such date, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (4) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (5) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. Protective's Certificate of Incorporation and By-Laws do not contain a provision electing not to be governed by this statute.

CONTROL SHARE ACQUISITIONS

    The FBCA also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the FBCA are the acquisition of a number of shares representing:
(1) 20 percent or more, but less than 33 percent of all voting power of the corporation, (2) 33 percent or more but less than a majority of all voting power of the corporation, or (3) a majority or more of all voting power of the corporation. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. NHCS's Articles of Incorporation and By-Laws do not contain any provisions with respect to this statute.

    Delaware does not have any provision comparable to Florida's control share acquisition statute.

OTHER CONSTITUENCIES

    The FBCA provides that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporation action on the shareholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate.

    Delaware does not have a comparable statutory provision.

SHAREHOLDER RIGHTS PLANS

    The FBCA has a provision which explicitly authorizes corporations to adopt "poison pill" or "shareholder rights" plans. These plans may be adopted in a number of forms, but generally involve the distribution by the corporation to its shareholders of rights or options which are triggered by a hostile takeover attempt or by a party acquiring a specified percentage of a class of the corporation's securities. These plans can make hostile takeovers excessively or prohibitively expensive unless the board of directors cancels the plan. Although the DGCL does not have a comparable statutory provision, a number of courts have construed Delaware law to permit certain of these plans under certain circumstances.

    NHCS has not adopted a shareholder rights plan.

    In 1987, Protective adopted a Share Purchase Rights Plan and declared a dividend of one Preferred Share Purchase Right on each share of the Protective Common Stock. Each right entitles a stockholder to buy one one-hundredth of a share of Junior Participating Cumulative Preferred Stock $1.00 par value, at an exercise price of $52.00 per one one-hundredth of a share. The rights are exercisable only if a party acquires 20% or more (or offers to acquire 30% or more) of Protective's outstanding Common Stock. Each one hundredth of a share of Junior Participating Cumulative Preferred Stock approximates one share of Protective's Common Stock and is subject to a minimum dividend of $0.10 per year and a minimum liquidation payment of $1.00. The rights, which expire in July 1997, are nonvoting.

    Protective can redeem the rights at $0.01 per right and can amend the rights until ten business days following a public announcement or notice to Protective that 20% or more of Protective's Common Stock has been acquired by a party. After the rights become exercisable, if Protective becomes involved in a merger or certain other major corporate transactions, each right then outstanding (other than those held by the 20% holder) would entitle its holder to buy from the acquirer or Protective or its successor, common stock of the acquirer or Protective or its successor worth twice the exercise price.

                                BUSINESS OF NHCS

OVERVIEW

    NHCS is a leading dental health maintenance organization ("HMO") operating in nine southeastern states, with over 250,000 members who are served by a network of over 1,500 dental providers. For the fiscal year ending December 31, 1993, membership in the states of Florida, Tennessee and Georgia represented approximately 51%, 23%, and 15%, respectively, of the total members covered by NHCS plans. Since 1989, NHCS has increased its revenues and net income by compound annual growth rates of 27.5% and 76.0%, respectively. NHCS's strategy is to continue its aggressive growth within its core business by taking advantage of the burgeoning demand for managed dental care and providing the highest quality prepaid dental plan services within NHCS's nine-state region.

GENERAL DEVELOPMENT OF BUSINESS

    NHCS was founded in Florida in 1975 and in the early 1980's expanded operations to include Kentucky and Georgia. Although NHCS enjoyed limited success outside of its traditional market area, primarily because it focused its sales and marketing efforts in Florida, NHCS continued its geographic expansion in the mid-to-late 1980's by entering into the states of Tennessee and North Carolina. Commencing with the employment of Mr. Stan Alekna as President and Chief Executive Officer of NHCS, the company began to aggressively expand its scope of operations, entering into the states of Alabama and South Carolina, as well as obtaining regulatory approval to operate a dental HMO in the states of Louisiana and Mississippi.

    In early 1975, a group of dentists in Jacksonville, Florida, founded DentiCare, Inc. At that time, Florida law required all prepaid dental plans to be incorporated as not-for-profit corporations. In July 1975, DentiCare, Inc. received its certificate of authority from the state of Florida. At that time, NHCS was founded to provide management and marketing services to DentiCare, Inc., as well as to become its parent company. In 1987, Florida law was amended to allow NHCS to convert to a for-profit corporation. In addition, the company repurchased a large block of stock from one shareholder and, in order to provide the necessary capital to effect such repurchase, NHCS issued 1,666,667 and 686,667 shares of NHCS Preferred Stock to R.W. Allsop and Associates II L.P. and Southeast Venture Capital II Limited, respectively.

    NHCS conducts business through its subsidiaries, DentiCare, Inc. (a Florida corporation), DentiCare, Inc. (a Kentucky corporation), and DentiCare of Alabama, Inc. (an Alabama corporation) under certificates of authority issued by the states of Florida, Kentucky and Alabama, respectively.

    NHCS is authorized to sell prepaid dental coverage contracts in the states of Louisiana, Mississippi, North Carolina, South Carolina and Tennessee through fronting arrangements with either Ameritas Life Insurance Company ("Ameritas") and Guarantee Mutual Life Company ("GMLC"). Fronting is a common practice in the insurance industry in which a company that is not licensed to do business in a particular state issues business through an entity that is licensed in that state. Presently, Georgia has not enacted any laws that would require NHCS to either obtain a certificate of authority or to be fronted through another entity.

GENERAL DESCRIPTION OF INDUSTRY

    The dental insurance industry is characterized by three primary forms of dental coverage, traditional indemnity insurance, HMO's (such as NHCS) and preferred provider organizations ("PPO's"), which are differentiated by the subscriber's access to dentists and the allocation of the risk of dental over-utilization. Under traditional indemnity insurance, policyholders are free to receive dental care from the dentist of his/her choice. The dentist charges his or her usual and customary fees. The insurer reimburses the dentist or the policyholder for service based on a percent of charges and, therefore, bears most of the risk for over-utilization. The policyholder pays any amounts not reimbursed by the insurer.

    In a dental HMO, members must receive dental care from a list of participating dentists. The dental HMO pays the dentist a fixed amount ("capitation") per member, per month, and in return, the dentist agrees to provide specific services to the member as needed. The member also makes co-payments directly to the dentist for certain services and therefore the dentist and the member share the risk of over-utilization.

    In a dental PPO, policyholders are encouraged, but not required, to receive dental care from a selected list of dentists. Typically, the policyholder pays higher dental fees when a dentist used is not on the PPO list. Since the policyholder pays the dentist directly, the policyholder, for the most part, bears the risk of over-utilization.

    NHCS's dental HMO is generally offered by employers as an alternative to or replacement of traditional indemnity insurance. NHCS's primary clients are governmental or private sector employers and, to a lesser extent, individuals. Since the inception of NHCS in 1975, there has been a significant growth in the amount of third party financed dental benefits coverage primarily as a result of increasing concerns among employers about health benefit coverages. With the increased awareness of cost containment needs within the dental care marketplace, significant enrollment in managed care dental plans has occurred over the last several years. As more employer groups have switched to dental HMO's, or offered them in conjunction with traditional indemnity insurance, nationwide enrollment in these plans has risen from approximately 7.9 million members in 1990 to approximately 13.5 million members in 1993. As of June 30, 1994, dental care under NHCS's plans is provided by its panels in various states of approximately 1,500 independent dental offices, consisting of 846 general dentists and 663 specialists. The number of subscribers served by NHCS's plans was approximately 118,000, consisting of approximately 86,500 subscribers covered through over 2,270 employer groups and 31,500 individual subscribers, at June 30, 1994.

MARKETING

    NHCS's marketing efforts are directed at insurance brokers and consultants who work with employer groups to recommend or design employee benefit packages. Historically, nearly all of NHCS's business has been sold by independent insurance agents and brokers on a commission basis. NHCS pays the broker's commission over the life of the contract while, in most instances, consultants are paid by the employer group. For the fiscal years 1993 and 1992, NHCS's top ten independent insurance agents and brokers sold approximately 75% of NHCS's net additional subscribers. NHCS supports the marketing of its brokers through programs which are designed to increase employer group penetration as well as to attract and retain individual subscribers.

PRODUCTS

    NHCS offers prospective subscribers a variety of group plans and an individual dental HMO plan under the name "DentiCare" as well as dual choice plans which offer an annual choice of either a dental HMO plan or traditional indemnity coverage. NHCS also offers vision care coverage to members at no additional premium. NHCS's plans are generally uniform regardless of customer location. Under NHCS's plans, each subscriber and covered dependent receives dental services from a selected list of NHCS dentists. All eligible family members must select the same general dentist. NHCS pays the dentist a fixed amount per member per month and in return, the dentist agrees to provide specific services to the member and to bear the risk of over-utilization. The member is also responsible for co-payments for certain scheduled services.

QUALITY ASSURANCE

    To assure that its members receive high quality dental care, NHCS has implemented a comprehensive quality assurance program. The Director of Provider Services and his staff are responsible for, among other things, reviewing a prospective dentist's location, offices, facilities, staff and reputation in the community, as well as his or her dentistry license, Drug Enforcement Agency license, evidence of malpractice insurance and current standing with the state licensing authority. NHCS adds to the network only those dentists with current, unencumbered credentials. NHCS reviews the credentials of all participating dentists on an annual basis.

    All complaints about any dentist, either as a result of a letter or a phone call, are entered into a confidential, automated computer system. This system permits a real-time comprehensive view of potential problems with any one provider. When a provider reaches an established complaint threshold, NHCS visits and/or audits the provider to correct this problem. If NHCS determines that the problem can not be corrected or reversed, NHCS will terminate the dentist and transfer all of the member-patients to another participating dentist. NHCS is not aware of any other prepaid dental plan that has such a system in place. As a matter of policy, NHCS responds, in writing, to all written complaints within 30 days of receipt. When a member files a complaint involving a participating dentist, the complaint is mailed to the dentist and NHCS requires a written response to the issues.

MANAGEMENT INFORMATION SYSTEMS

    Customer service and satisfaction are the driving factors behind NHCS's investment in its MIS system. NHCS has developed and integrated into each department a reliable, responsive and flexible MIS support system.

GOVERNMENT REGULATION

    Many states have laws which establish the fiscal requirements for, and regulate the conduct of dental HMOs. Normally, compliance with established regulations is the responsibility of each state's department of insurance. Currently, there is no regulation of these companies at the federal level.

    NHCS is licensed by the appropriate state authorities in each of the states in which it operates. Among the areas regulated, although not necessarily by each state, are the scope of benefits available to members; the content of contracts with clients, providers and others; levels of financial resources including maintenance of minimum stipulated financial reserves; procedures for the review of quality assurance; enrollment requirements; the relationship between the plan and its providers; procedures for resolving grievances and the manner in which premiums are determined or structured.

    NHCS is directly licensed in Florida, Alabama and Kentucky and conducts business under fronting contracts with Ameritas in Tennessee and North Carolina and with GMLC in Louisiana, Mississippi and South Carolina. There are currently no regulations controlling dental HMOs in Georgia, but it is anticipated that such regulations may be enacted in 1995. Although NHCS cannot predict with certainty the actions of any state regulatory body, NHCS believes that when and if enacted, Georgia's regulations will not have a material adverse effect on NHCS.

RISK MANAGEMENT

    The nature of NHCS's operations does not lend itself to product liability lawsuits and NHCS is not engaged in any material legal action relating to its operations, nor has it any loss reserve set aside in anticipation of such. NHCS carries general and professional liability insurance coverage to manage the ordinary risks of being a dental HMO, which the company deems to be adequate to cover its secondary risk of malpractice claims. However, there can be no guarantee that sufficient professional liability insurance coverage will be available to NHCS in the future at an acceptable cost. NHCS is generally indemnified against professional liability claims and includes an arbitration clause in its agreement with participating dentists.

TRADEMARKS, ETC.

    NHCS has registered and reserved as exclusive and renewable trademarks or service marks the name and/or logo "DentiCare" in the states of Alabama, Florida, Georgia, Kentucky, North Carolina and Tennessee. In addition NHCS is in the process of gaining trademark or service mark status in Arkansas, Louisiana, Mississippi and South Carolina. NHCS believes that the name "DentiCare" is registered with other corporations in the states of California, Colorado, Idaho, Illinois, Indiana, Montana, Nevada, Pennsylvania, South Dakota, Texas, Washington and Wyoming.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    NHCS's revenues consist principally of subscriber premiums and interest income from its investments. NHCS has experienced substantial growth in revenues over the past five years. Revenue growth has been accomplished both through increases in total membership and premium rate increases per member.

    The following table sets forth, at the dates indicated, the total membership of NHCS.

                                                   SEPTEMBER 30                DECEMBER 31
                                               --------------------  -------------------------------
                                                 1994       1993       1993       1992       1991
                                               ---------  ---------  ---------  ---------  ---------
Membership...................................    251,713    242,109    246,542    219,452    174,239

    During that time period, NHCS's earnings have grown as well, both in amount and as a percentage of revenues. The following table sets forth, for the periods indicated, certain items from NHCS's consolidated statements of operations expressed as a percentage of revenues:

                                                                 NINE MONTHS ENDED
                                                                                                        YEAR ENDED
                                                                   SEPTEMBER 30,                       DECEMBER 31,
                                                             --------------------------  ----------------------------------------
                                                                 1994          1993          1993          1992          1991
                                                             ------------  ------------  ------------  ------------  ------------
Premiums Earned............................................          99%           99%           99%           99%           99%
Interest Income............................................           1             1             1             1             1
Provider Fees..............................................          55            57            57            58            57
Commissions................................................          14            13            13            14            14
General and Administrative.................................          16            17            17            18            20
Income Before Income Taxes.................................          15            13            13            11             9
Net Income.................................................           9             8             8             7             6

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1994, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1993

    Total revenue increased 13.2% to $16.4 million for the first nine months of 1994 compared to $14.5 million for the same period in 1993, primarily from higher membership. The increase in membership resulted from the addition of new employer groups, increased membership in existing employer groups and growth in the individual membership, which helped offset the unexpected loss of two accounts which represented over 3,500 subscribers in January 1994.

    Interest income increased 10% to $143,342 for the first nine months of 1994 compared to $130,365 for the same period in 1993. This increase in interest income is primarily due to an increase in cash available for investment.

    Provider fees and commissions increased 11.4% to $11.3 million for the first nine months of 1994 compared to $10.1 million for the same period in 1993. These expenses remained relatively constant as a percentage of total revenues.

    General and administrative expenses increased 6.4% to $2.6 million for the first nine months of 1994 compared to $2.5 million for the same period in 1993. These expenses grew slower than revenue which caused profits to grow faster than revenue.

    Net income increased 29.1% to $1.5 million for the first nine months of 1994 compared to $1.2 million for the same period in 1993 as a result of the foregoing factors.

    YEAR ENDED DECEMBER 31, 1993, COMPARED TO YEAR ENDED DECEMBER 31, 1992

    Total revenue increased 21.9% to $19.7 million for 1993 compared to $16.1 million for 1992, primarily from higher membership and premium rate increases. Higher membership was principally due to increases in membership in existing employer groups, the addition of new employer groups and growth in the individual membership.

    Interest income increased 154.5% to $222,345 for 1993 compared to $87,343 for 1992. This significant growth in interest income was due to an increase in cash available for investment, a change in investment policy and employment of an outside investment firm.

    Provider fees and commissions increased 19.6% to $13.8 million for 1993 compared to $11.6 million for 1992. These expenses remained relatively constant as a percentage of total revenues.

    General and administrative expenses increased 15.3% to $3.3 million for 1993 compared to $2.9 million in 1992. These expenses grew slower than revenue, which caused profits to grow faster than revenue.

    Net income increased 48.6% to $1.6 million in 1993 compared to $1.1 million in 1992 as a result of the foregoing factors.

    YEAR ENDED DECEMBER 31, 1992, COMPARED TO YEAR ENDED DECEMBER 31, 1991

    Total revenue increased 31.5% to $16.1 million for 1992 compared to $12.3 million for 1991, primarily from higher membership from the addition of new employer groups.

    Interest income decreased 7.4% to $87,343 for 1992 compared to $94,335 for 1991. The decrease was caused by a general drop in short-term interest rates.

    Provider fees and commissions increased 32.4% to $11.6 million for 1992 compared to $8.7 million for 1991. These expenses remained relatively constant as a percentage of total revenues.

    General and administrative expenses increased 15.7% to $2.9 million for 1992 compared to $2.5 million for 1991. These expenses grew slower than revenue, which caused profits to grow faster than revenue.

    Net income increased 57.5% to $1.1 million for 1992 compared to $0.7 million for 1991 as a result of the foregoing factors.

QUARTERLY RESULTS OF OPERATIONS

    NHCS's unaudited consolidated quarterly operating data for the nine months ended September 30, 1994, and for the years ended December 31, 1993 and 1992, are presented below. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data which follows. It is also management's opinion, however, that quarterly operating data for the company are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in stockholders' equity and cash flows for a period of several years. Fluctuation in short-term performance may be due to seasonal patterns in premiums earned as well as to the varying yields obtained on invested assets.

                                                                         SECOND
1994                                                   FIRST QUARTER     QUARTER     THIRD QUARTER
- -----------------------------------------------------  -------------  -------------  -------------
Revenues:
  Premiums earned....................................  $   5,299,260  $   5,421,353  $   5,554,904
  Interest income....................................         56,881         64,931         21,530
                                                       -------------  -------------  -------------
    Total revenues...................................      5,356,141      5,486,284      5,576,434
                                                       -------------  -------------  -------------
Expenses:
  Provider fees......................................      3,001,066      3,041,842      3,036,170
  Commissions........................................        712,404        738,339        765,852
  General and administrative.........................        905,638        890,837        837,150
                                                       -------------  -------------  -------------
    Total expenses...................................      4,619,108      4,671,018      4,639,172
                                                       -------------  -------------  -------------
Income before income taxes...........................        737,033        815,266        937,262
Income taxes.........................................        284,594        319,921        360,737
                                                       -------------  -------------  -------------
Net income...........................................  $     452,439  $     495,345  $     576,525
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------
Fully diluted earnings per share.....................      $0.10          $0.10          $0.13
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------

                                                                         SECOND                        FOURTH
1993                                                   FIRST QUARTER     QUARTER     THIRD QUARTER     QUARTER
- -----------------------------------------------------  -------------  -------------  -------------  -------------
Revenues:
  Premiums earned....................................  $   4,649,495  $   4,770,172  $   4,953,175  $   5,070,533
  Interest income....................................         22,833         47,280         60,252         91,980
                                                       -------------  -------------  -------------  -------------
    Total revenues...................................      4,672,328      4,817,452      5,013,427      5,162,513
                                                       -------------  -------------  -------------  -------------
Expenses:
  Provider fees......................................      2,704,134      2,725,712      2,797,315      2,991,829
  Commissions........................................        630,104        648,162        630,258        705,763
  General and administrative.........................        754,026        825,658        895,801        810,302
                                                       -------------  -------------  -------------  -------------
    Total expenses...................................      4,088,264      4,199,532      4,323,374      4,507,894
                                                       -------------  -------------  -------------  -------------
Income before income taxes...........................        584,064        617,920        690,053        654,619
Income taxes.........................................        218,828        230,125        261,940        234,571
                                                       -------------  -------------  -------------  -------------
Net income...........................................  $     365,236  $     387,795  $     428,113  $     420,048
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Fully diluted earnings per share.....................      $0.08          $0.08          $0.09          $0.09
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                                                                         SECOND                        FOURTH
1992                                                   FIRST QUARTER     QUARTER     THIRD QUARTER     QUARTER
- -----------------------------------------------------  -------------  -------------  -------------  -------------
Revenues:
  Premiums earned....................................  $   3,805,058  $   3,979,035  $   4,122,453  $   4,142,974
  Interest income....................................         25,049         20,089         21,932         20,273
                                                       -------------  -------------  -------------  -------------
    Total revenues...................................      3,830,107      3,999,124      4,144,385      4,163,247
                                                       -------------  -------------  -------------  -------------
Expenses:
  Provider fees......................................      2,225,650      2,304,770      2,382,656      2,388,268
  Commissions........................................        581,390        562,706        556,895        562,120
  General and administrative.........................        650,188        700,077        728,173        771,745
                                                       -------------  -------------  -------------  -------------
    Total expenses...................................      3,457,228      3,567,553      3,667,724      3,722,133
                                                       -------------  -------------  -------------  -------------
Income before income taxes...........................        372,879        431,571        476,661        441,114
Income taxes.........................................        139,074        162,227        180,527        162,937
                                                       -------------  -------------  -------------  -------------
Net income...........................................  $     233,805  $     269,344  $     296,134  $     278,177
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Fully diluted earnings per share.....................      $0.05          $0.06          $0.06          $0.06
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

    NHCS's operating results show variation from quarter to quarter since a significant number of employer group contracts are renewed effective January 1, resulting in an increase in earned premiums. Accordingly, revenues generally show a greater increase in the first quarter than in the remainder of the year.

EFFECTS OF INFLATION

    Dental health care costs have been rising at a faster rate than costs for consumer goods as a whole, however, much less than general health care costs. NHCS's recent survey of participating dentists shows nearly a 6% annual increase in usual and customary (U&C) charges. Current dentist compensation via capitation and copayments is judged to be adequate based on dental network attrition. Further premium rate increases will result in increased capitation to dentists, which is expected to maintain an acceptable level of compensation.

LIABILITY AND CAPITAL RESOURCES

    During the three-year period ended December 31, 1993, and continuing through September 30, 1994, NHCS maintained cash and cash equivalents at levels that were more than adequate to support operations. NHCS did not borrow from financial institutions or other sources during those periods. The level of cash, cash equivalents and investments totaled $7.4 million at September 30, 1994, and $5.5 million, $3.9 million and $2.9 million for the years ended December 31, 1993, 1992 and 1991, respectively. NHCS believes that its existing cash balances and cash flow will be adequate to fund the capital requirements of existing operations through the next fiscal year.

    NHCS generated $2.2 million in cash from operations during the nine-month period ended September 30, 1994, and $2.2 million, $1.1 million and $1.0 million for the years ended December 31, 1993, 1992 and 1991, respectively.

    NHCS has no significant capital expenditures currently planned.

    NHCS's investment policy is intended to preserve principal, earn an appropriate yield and provide liquidity. Recently, NHCS has concentrated its investments in medium-term securities, such as Government and Municipal bonds having maturities not exceeding five years.

    NHCS's operating subsidiaries in Florida, Alabama and Kentucky are governed by regulations administered by the respective State Departments of Insurance. Under Florida regulations, NHCS's principal operating subsidiary must maintain minimum capital as follows:

       DATE                                        AMOUNT
- -------------------  ------------------------------------------------------------------
January 1, 1994      The greater of $100,000 or 6 percent of total liabilities, whichever is greater
January 1, 1995      The greater of $125,000 or 8 percent of total liabilities, whichever is greater
January 1, 1996      The greater of $150,000 or 10 percent of total liabilities, whichever is greater

                         PRINCIPAL SHAREHOLDERS OF NHCS

    The following table sets forth certain information regarding beneficial ownership of the NHCS Common Stock and NHCS Preferred Stock as of December 31, 1994 (i) by each person who is known by NHCS to own beneficially more than 5% of the outstanding shares of either class, (ii) by each of the directors and executive officers of NHCS and (iii) by all officers and directors as a group. Except as otherwise indicated, NHCS believes that the beneficial owners of the stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                                             SHARES BENEFICIALLY OWNED
                                                      ------------------------------------------------------------------------
                                                                                                         FULLY
NAME OF BENEFICIAL OWNER                               COMMON       %(1)      PREFERRED      %(2)       DILUTED        %(3)
- ----------------------------------------------------  ---------  ----------  -----------  ----------  ------------  ----------
R.W. Allsop and Associates II L.P...................  1,388,890       32.6%     277,777        71.0%    1,666,667        30.9%
Southeast Venture Capital II Limited................    555,560       13.0      111,107        29.0       666,667        12.3
Robert V. Williams (4)..............................  1,209,056       28.3       --           --        1,209,056        22.4
Robert L. Kuk (5)...................................  1,388,890       32.6      277,777        71.0     1,666,667        30.9
Paul Rhines (5).....................................  1,388,890       32.6      277,777        71.0     1,666,667        30.9
Thomas V. Bruns (6).................................     --         --           --          --           200,500         3.7
Stan Alekna (7).....................................     --         --           --          --           334,000         6.2
Richard P. Day (8)..................................     --         --           --          --            10,000         0.2
All directors and executive officers as a group
 (9)................................................  2,597,946       60.9      277,777        71.0     3,420,223        63.5

- ------------------------------
(1) Percentage of ownership is based upon 4,265,356 shares of NHCS Common Stock outstanding as of December 31, 1994.

(2) Percentage of ownership is based upon 388,884 shares of NHCS Preferred Stock outstanding as of December 31, 1994.

(3) Percentage of ownership is based upon 4,265,356 shares of NHCS Common Stock, 388,884 shares of NHCS Preferred Stock and NHCS Stock Options to purchase 734,500 shares of NHCS Common Stock outstanding as of December 31, 1994.

(4)  Includes shares held by Dr. Williams' family members.

(5) Includes shares held by R.W. Allsop and Associates, L.P., of which he is a general partner.

(6)  Includes  NHCS  Stock Options  to purchase  200,500  shares of  NHCS Common
     Stock.

(7)  Includes NHCS  Stock Options  to  purchase 334,000  shares of  NHCS  Common
     Stock.

(8)  Includes NHCS Stock Options to purchase 10,000 shares of NHCS Common Stock.

(9)  Includes NHCS Stock Options held by members of such group.

                              REGULATORY APPROVALS

    As discussed above, NHCS is generally subject to the insurance laws in the states in which it operates. Under the laws of certain of such states a change in control of NHCS is subject to either the prior approval of the state insurance regulatory authority or to a requirement that a prior filing be made with such state insurance regulatory authority and a specified period of time pass without any objection having been raised by such authority. Protective and NHCS are cooperating to submit all necessary filings and requests for approval.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Merger Agreement are being passed upon for Protective by Deborah J. Long, Senior Vice President and General Counsel, Protective Life Corporation, 2801 Highway 280 South, Birmingham, Alabama 35223 and for NHCS by Mahoney, Adams & Criser, P.A., 3300 Barnett Center, 50 North Laura Street, Jacksonville, Florida 32201. Mahoney, Adams & Criser, P.A. will deliver its opinion to NHCS as to certain federal income tax consequences of the Merger to NHCS shareholders.

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS -- NHCS

    The firm of KPMG Peat Marwick LLP served as the independent accountants for NHCS for the fiscal year ending December 31, 1993. Representatives of KPMG Peat Marwick LLP are expected to be present at the NHCS Special Meeting to respond to appropriate questions.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                 ON ACCOUNTING AND FINANCIAL DISCLOSURE -- NHCS

    On January 11, 1994 NHCS engaged KMPG Peat Marwick LLP as NHCS's independent accountants. Through January 11, 1994 Coopers & Lybrand had been NHCS's independent accountants. The change in accountants was approved by NHCS's Board of Directors. Coopers & Lybrand's report on NHCS's financial statements for each of the two years in the period ended December 31, 1992 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Also, there had been no disagreement with the accountants on any matter of accounting principles or practices. Prior to engaging KPMG Peat Marwick LLP, NHCS had not consulted KPMG Peat Marwick LLP regarding the application of accounting principles or any matter that was the subject of a disagreement with its former accountants.

                                    EXPERTS

    The consolidated financial statements of National Health Care Systems of Florida, Inc. and subsidiaries as of December 31, 1993 and for the year ended December 31, 1993, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statements refers to a change in the method of accounting for certain investments in debt and equity securities and a change in the method of accounting for income taxes.

    The consolidated balance sheet of National Health Care Systems of Florida, Inc. and subsidiaries as of December 31, 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1992, included in this Proxy Statement-Prospectus, have been included herein in reliance upon the report of Coopers and Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of Protective Life Corporation as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993 and the related financial statement schedules which are incorporated by reference or included in Protective Life Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 and which have been incorporated by reference in this Proxy Statement-Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to changes in Protective Life Corporation's methods of accounting for certain investments in debt and equity securities in 1993 and postretirement benefits other than pension in 1992, of Coopers and Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for Protective Life Corporation and subsidiaries for the three-month periods ended March 31, 1994 and 1993, the three-month and six-month periods ended June 30, 1994 and 1993 and the three-month and nine-month periods ended September 30, 1994 and 1993 incorporated by reference in this Proxy Statement-Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement of which this Proxy Statement-Prospectus forms a part states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Act.

    The financial statements of Wisconsin National Life Insurance Company as of December 31, 1992 and 1991, and for each of the years in the two year period ended December 31, 1992, incorporated by reference in or included in Protective Life Corporation's Current Report on Form 8-K, dated August 4, 1993, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS -- NHCS

NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report for the year ended December 31, 1993..........................................         F-2
Report of Independent Accountants for the years ended December 31, 1992 and 1991...........................         F-3
Consolidated Balance Sheets at September 30, 1994 (unaudited), and December 31, 1993 and 1992..............         F-4
Consolidated Statements of Operations for the nine months ended September 30, 1994 and 1993 (unaudited),
 and for the years ended December 31, 1993, 1992 and 1991..................................................         F-5
Consolidated Statements of Changes in Stockholders' Equity for the nine months ended September 30, 1994
 (unaudited), and for the years ended December 31, 1993, 1992 and 1991.....................................         F-6
Consolidated Statements of Cash Flows for the nine months ended September 30, 1994 and 1993 (unaudited),
 and for the years ended December 31, 1993, 1992 and 1991..................................................         F-7
Notes to Consolidated Financial Statements.................................................................         F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
National Health Care Systems of Florida, Inc.:

    We have audited the accompanying consolidated balance sheet of National Health Care Systems of Florida, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Health Care Systems of Florida, Inc. and subsidiaries as of December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    As discussed in notes 1 and 2 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. As discussed in notes 1 and 10, the Company adopted the provisions of the Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993.

                                          KPMG PEAT MARWICK LLP

Jacksonville, Florida
January 31, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
National Health Care Systems of Florida, Inc.:

    We  have  audited the  accompanying balance  sheet  of National  Health Care
Systems of Florida, Inc. and subsidiaries as of December 31, 1992 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Health Care Systems of Florida, Inc. and subsidiaries as of December 31, 1992, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Jacksonville, Florida
February 12, 1993

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1993           1992
                                                                       SEPTEMBER 30,  -------------  -------------
                                                                           1994
                                                                       -------------
                                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................   $ 2,182,634   $   1,805,262  $   1,392,735
  Marketable securities (note 2).....................................     5,134,797       3,668,951      2,466,861
  Prepaid commissions and provider fees..............................       281,157         333,964        399,661
  Premiums receivable and other, net.................................        51,247          57,962         48,327
  Income tax refund..................................................       --               56,937        142,876
  Other current assets...............................................       466,899         344,374        207,959
                                                                       -------------  -------------  -------------
    Total current assets.............................................     8,116,734       6,267,450      4,658,419
Furniture and equipment..............................................       568,511         533,387        344,651
Less accumulated depreciation........................................      (385,202)       (331,202)      (286,017)
                                                                       -------------  -------------  -------------
                                                                            183,309         202,185         58,634
                                                                       -------------  -------------  -------------
Restricted cash......................................................        76,000          25,000         25,000
                                                                       -------------  -------------  -------------
    Total assets.....................................................   $ 8,376,043   $   6,494,635  $   4,742,053
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Unearned premium revenue...........................................   $ 2,547,270   $   2,335,029  $   1,936,177
  Accounts payable and accrued expenses..............................     1,162,920         771,802        636,680
                                                                       -------------  -------------  -------------
    Total current liabilities........................................     3,710,190       3,106,831      2,572,857
                                                                       -------------  -------------  -------------
Convertible preferred stock-redeemable at $.60 share, convertible into common stock with a $.01 par value, 8% cumulative; 2,333,334
 shares authorized (note 8)..........................................       233,330         583,331      1,049,999
                                                                       -------------  -------------  -------------
Stockholders' equity (note 5):
  Common stock, $.01 par value; 10,000,000 shares authorized.........        69,196          63,231         55,453
  Paid in capital in excess of par value.............................     1,830,500       1,460,064      1,001,174
  Net unrealized loss on marketable securities (note 2)..............      (100,026)        (44,184)      --
  Retained earnings..................................................     4,632,628       3,136,317      1,605,125
  Treasury stock (note 7)............................................    (1,999,775)     (1,810,955)    (1,542,555)
                                                                       -------------  -------------  -------------
    Total stockholders' equity.......................................     4,432,523       2,804,473      1,119,197
                                                                       -------------  -------------  -------------
Commitments and contingencies (notes 3, 8 and 9)
    Total liabilities and stockholders' equity.......................   $ 8,376,043   $   6,494,635  $   4,742,053
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 NINE MONTHS ENDED SEPTEMBER 30
                                                                             YEAR ENDED DECEMBER 31
                                 ------------------------------  ----------------------------------------------
                                      1994            1993            1993            1992            1991
                                 --------------  --------------  --------------  --------------  --------------
                                          (UNAUDITED)
Revenue:
  Premiums earned..............  $   16,275,517  $   14,372,842  $   19,443,375  $   16,049,520  $   12,175,527
  Interest income..............         143,342         130,365         222,345          87,343          94,335
                                 --------------  --------------  --------------  --------------  --------------
                                     16,418,859      14,503,207      19,665,720      16,136,863      12,269,862
                                 --------------  --------------  --------------  --------------  --------------
Operating expenses:
  Provider fees................       9,079,078       8,227,161      11,218,990       9,301,344       7,025,977
  Commissions..................       2,216,595       1,908,524       2,614,287       2,263,111       1,710,920
  General and administrative...       2,633,625       2,475,485       3,285,787       2,850,042       2,463,094
  Interest.....................        --              --              --                   141             955
                                 --------------  --------------  --------------  --------------  --------------
                                     13,929,298      12,611,170      17,119,064      14,414,638      11,200,946
                                 --------------  --------------  --------------  --------------  --------------
  Income before income taxes...       2,489,561       1,892,037       2,546,656       1,722,225       1,068,916
Income taxes...................         965,252         710,893         945,464         644,765         384,844
                                 --------------  --------------  --------------  --------------  --------------
    Net income.................  $    1,524,309  $    1,181,144  $    1,601,192  $    1,077,460  $      684,072
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Earnings per common share:
  Primary......................      $0.38           $0.32           $0.46           $0.37           $0.23
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
  Fully diluted................      $0.33           $0.25           $0.34           $0.23           $0.14
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Weighted average number of
 common shares and equivalents:
  Primary......................       3,963,242       3,565,353       3,346,251       2,641,128       2,454,533
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
  Fully diluted................       4,676,201       4,732,017       4,739,767       4,780,017       4,787,867
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                    NET
                                                                    COMMON           PAID IN    UNREALIZED               TREASURY
                                                                 STOCK ISSUED        CAPITAL      LOSS ON                  STOCK
                                                            ----------------------  IN EXCESS   MARKETABLE    RETAINED   ---------
                                                            # SHARES    PAR VALUE     OF PAR    SECURITIES    EARNINGS   # SHARES
                                                            ---------  -----------  ----------  -----------  ----------  ---------
Balance, January 1, 1991..................................  4,962,016   $  49,620   $  657,006   $  --       $   60,592  2,506,433
Net income................................................     --          --           --          --          684,072     --
Dividends.................................................     --          --           --          --         (112,000)    --
Purchases of treasury stock...............................     --          --           --          --           --          1,400
                                                            ---------  -----------  ----------  -----------  ----------  ---------
Balance, December 31, 1991................................  4,962,016      49,620      657,006      --          632,664  2,507,833
Net income................................................     --          --           --          --        1,077,460     --
Dividends.................................................     --          --           --          --         (104,999)    --
Purchases of treasury stock...............................     --          --           --          --           --         15,000
Conversion of preferred stocks............................    583,335       5,833      344,168      --           --         --
                                                            ---------  -----------  ----------  -----------  ----------  ---------
Balance, December 31, 1992................................  5,545,351      55,453    1,001,174      --        1,605,125  2,522,833
Net income................................................     --          --           --          --        1,601,192     --
Dividends.................................................     --          --           --          --          (70,000)    --
Unrealized loss on marketable securities..................     --          --           --         (44,184)      --         --
Purchases of treasury stock...............................     --          --           --          --           --         75,500
Conversion of preferred stock.............................    777,780       7,778      458,890      --           --         --
                                                            ---------  -----------  ----------  -----------  ----------  ---------
Balance, December 31, 1993................................  6,323,131      63,231    1,460,064     (44,184)   3,136,317  2,598,333
Net income (unaudited)....................................     --          --           --          --        1,524,309     --
Dividends (unaudited).....................................     --          --           --          --          (27,998)    --
Unrealized loss on marketable securities (unaudited)......     --          --           --         (55,842)      --         --
Issuance of stock from options (unaudited)................     13,200         132       26,268      --           --         --
Purchases of treasury stock (unaudited)...................     --          --           --          --           --         44,957
Conversion of preferred stock (unaudited).................    583,335       5,833      344,168      --           --         --
                                                            ---------  -----------  ----------  -----------  ----------  ---------
Balance, September 30, 1994 (unaudited)...................  6,919,666   $  69,196   $1,830,500   $(100,026)  $4,632,628  2,643,290
                                                            ---------  -----------  ----------  -----------  ----------  ---------
                                                            ---------  -----------  ----------  -----------  ----------  ---------


                                                                         STOCKHOLDERS'
                                                             PAR VALUE      EQUITY
                                                            -----------  ------------
Balance, January 1, 1991..................................  $(1,499,855)  $ (732,637)
Net income................................................      --           684,072
Dividends.................................................      --          (112,000)
Purchases of treasury stock...............................         (700)        (700)
                                                            -----------  ------------
Balance, December 31, 1991................................   (1,500,555)    (161,265)
Net income................................................      --         1,077,460
Dividends.................................................      --          (104,999)
Purchases of treasury stock...............................      (42,000)     (42,000)
Conversion of preferred stocks............................      --           350,001
                                                            -----------  ------------
Balance, December 31, 1992................................   (1,542,555)   1,119,197
Net income................................................      --         1,601,192
Dividends.................................................      --           (70,000)
Unrealized loss on marketable securities..................      --           (44,184)
Purchases of treasury stock...............................     (268,400)    (268,400)
Conversion of preferred stock.............................      --           466,668
                                                            -----------  ------------
Balance, December 31, 1993................................   (1,810,955)   2,804,473
Net income (unaudited)....................................      --         1,524,309
Dividends (unaudited).....................................      --           (27,998)
Unrealized loss on marketable securities (unaudited)......      --           (55,842)
Issuance of stock from options (unaudited)................      --            26,400
Purchases of treasury stock (unaudited)...................     (188,820)    (188,820)
Conversion of preferred stock (unaudited).................      --           350,001
                                                            -----------  ------------
Balance, September 30, 1994 (unaudited)...................  $(1,999,775)  $4,432,523
                                                            -----------  ------------
                                                            -----------  ------------

          See accompanying notes to consolidated financial statements.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS         YEAR ENDED
                                                                                                 ENDED SEPTEMBER 30     DECEMBER 31
                                                                                              ------------------------  -----------
                                                                                                 1994         1993         1993
                                                                                              -----------  -----------  -----------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................................................  $ 1,524,309  $ 1,181,144  $ 1,601,192
  Adjustments to reconcile change in net assets to net cash provided by operating activities:
    Depreciation............................................................................       54,000       45,620       45,185
  Changes in assets and liabilities:
    (Increase) decrease in prepaid commissions and provider fees............................       52,807       98,089       65,697
    (Increase) decrease in premiums receivable..............................................        6,715       (1,650)      (9,635)
    (Increase) decrease in deferred tax asset...............................................      --           --           --
    (Increase) decrease in income tax refund................................................       56,937      142,876       85,939
    (Increase) decrease in other assets.....................................................     (122,525)    (200,642)    (136,415)
    Increase in accounts payable and accrued expenses.......................................      306,262      298,987      135,122
    Increase (decrease) in unearned premium revenue.........................................      212,241      175,650      398,852
    Increase (decrease) in income taxes payable.............................................       84,858      205,893      --
                                                                                              -----------  -----------  -----------
      Net cash provided by operating activities.............................................    2,175,604    1,945,967    2,185,937
                                                                                              -----------  -----------  -----------
Cash flows from investing activities:
  Purchases of equipment....................................................................      (35,126)    (165,378)    (188,736)
  Purchase of marketable securities.........................................................   (6,165,994)  (3,392,813)  (3,616,298)
  Increase in restricted cash...............................................................      (51,000)     --           --
  Sale of marketable securities.............................................................    4,644,306    2,114,868    2,370,024
                                                                                              -----------  -----------  -----------
      Net cash (used in) provided by investing activities...................................   (1,607,814)  (1,443,323)  (1,435,010)
                                                                                              -----------  -----------  -----------
Cash flows from investing activities:
  Payment of dividends......................................................................      (27,998)     (56,000)     (70,000)
  Purchase of treasury stock................................................................     (162,420)    (121,400)    (268,400)
  Repayment of notes payable................................................................      --           --           --
                                                                                              -----------  -----------  -----------
    Net cash used in financing activities...................................................     (190,418)    (177,400)    (338,400)
                                                                                              -----------  -----------  -----------
    Net increase (decrease) in cash and cash equivalents....................................      377,372      325,244      412,527
Cash and cash equivalents, beginning of year................................................    1,805,262    1,392,735    1,392,735
                                                                                              -----------  -----------  -----------
Cash and cash equivalents, end of year......................................................  $ 2,182,634  $ 1,717,979  $ 1,805,262
                                                                                              -----------  -----------  -----------
                                                                                              -----------  -----------  -----------
Supplemental disclosure:
  Cash payments of income taxes.............................................................  $   807,597  $   480,000  $   743,000
                                                                                              -----------  -----------  -----------
                                                                                              -----------  -----------  -----------


                                                                                                 1992         1991
                                                                                              -----------  -----------

Cash flows from operating activities:
  Net income................................................................................  $ 1,077,460  $   684,072
  Adjustments to reconcile change in net assets to net cash provided by operating activities:
    Depreciation............................................................................       40,346       47,568
  Changes in assets and liabilities:
    (Increase) decrease in prepaid commissions and provider fees............................       85,328      (55,958)
    (Increase) decrease in premiums receivable..............................................        1,584        4,842
    (Increase) decrease in deferred tax asset...............................................      125,458      (15,173)
    (Increase) decrease in income tax refund................................................     (142,876)     --
    (Increase) decrease in other assets.....................................................      (31,658)     (62,373)
    Increase in accounts payable and accrued expenses.......................................       67,602      136,708
    Increase (decrease) in unearned premium revenue.........................................      (33,211)     296,537
    Increase (decrease) in income taxes payable.............................................     (107,835)     (69,871)
                                                                                              -----------  -----------
      Net cash provided by operating activities.............................................    1,082,198      966,352
                                                                                              -----------  -----------
Cash flows from investing activities:
  Purchases of equipment....................................................................       (6,246)     (29,427)
  Purchase of marketable securities.........................................................   (3,179,806)     --
  Increase in restricted cash...............................................................      --           --
  Sale of marketable securities.............................................................      712,945       70,287
                                                                                              -----------  -----------
      Net cash (used in) provided by investing activities...................................   (2,473,107)      40,860
                                                                                              -----------  -----------
Cash flows from investing activities:
  Payment of dividends......................................................................     (104,999)    (112,000)
  Purchase of treasury stock................................................................      (42,000)        (700)
  Repayment of notes payable................................................................       (3,000)     (42,552)
                                                                                              -----------  -----------
    Net cash used in financing activities...................................................     (149,999)    (155,252)
                                                                                              -----------  -----------
    Net increase (decrease) in cash and cash equivalents....................................   (1,540,908)     851,960
Cash and cash equivalents, beginning of year................................................    2,933,643    2,081,683
                                                                                              -----------  -----------
Cash and cash equivalents, end of year......................................................  $ 1,392,735  $ 2,933,643
                                                                                              -----------  -----------
                                                                                              -----------  -----------
Supplemental disclosure:
  Cash payments of income taxes.............................................................  $   800,800  $   482,846
                                                                                              -----------  -----------
                                                                                              -----------  -----------

          See accompanying notes to consolidated financial statements

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION. The consolidated financial statements presented herein include the accounts of National Health Care Systems of Florida, Inc. (NHCS) and its wholly owned subsidiaries, DentiCare, Inc. (Kentucky), DentiCare of Alabama, Inc., and DentiCare, Inc. (Florida). All material intercompany accounts and transactions have been eliminated. These entities are referred to collectively herein as "the Company" and they are engaged in the marketing and administration of prepaid dental plans.

    The accompanying interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company as of September 30, 1994 and the consolidated results of their operations and cash flows for the nine months ended September 30, 1994 and 1993, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

    (b) REVENUE RECOGNITION. Revenue from dental plan subscribers is reported as earned over the related contract periods on a pro rata basis. The unearned portion of such revenue collected in advance is reported as unearned premium revenue. Approximately 64% of the Company's subscribers reside in the state of Florida as of December 31, 1993.

    (c) FURNITURE AND EQUIPMENT. Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes and the modified accelerated cost recovery system for tax reporting purposes.

    (d) PROVIDER FEES AND COMMISSIONS. Provider fees remitted to participating dentists (providers) and commissions to sales agents averaged the following percentages of subscriber revenue:

                                                          PROVIDER FEES     COMMISSIONS
                                                         ---------------  ---------------
1993...................................................           58%              13%
1992...................................................           58%              14%
1991...................................................           58%              14%

    Prepaid commissions and provider fees represent amounts paid to dentists and sales agents in advance of the period that corresponding revenue is earned and recognized in income.

    (e) MARKETABLE SECURITIES. Marketable securities consist of treasury and municipal bonds which are stated at amortized cost or market, depending on management's intent with regard to disposition of the related securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. Under Statement 115, the Company classifies its marketable securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near-term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

    Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

    (f) EARNINGS PER SHARE. Primary earnings per common share are calculated by dividing the weighted average number of common shares outstanding during each year into net income after deducting preferred stock dividends. The convertible preferred stock has not been included in the primary earnings per common share computations since they do not meet the criteria of a common stock equivalent; and the stock options described in note 6 were not included in the primary or fully diluted earnings per common share computations, since there is no dilutive effect. On a fully diluted basis, shares outstanding are adjusted to assume the conversion of the convertible preferred stock from the date of issue.

    (g) INCOME TAXES. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, the Company adopted Statement 109 and has determined the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations to be minimal.

    Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

    The Company and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided to recognize timing differences between income determined for financial reporting purposes and income determined for federal income tax purposes.

    (h) CASH AND CASH EQUIVALENTS. The Company considers all highly liquid instruments purchased with a maturity of less than ninety days to be cash equivalents. The Company maintains cash and cash equivalents in high quality institutions in order to limit exposure related to credit risk.

(2) MARKETABLE SECURITIES
    As discussed in note 1, the Company adopted Statement 115 as of December 31, 1993. The cumulative effect of this change in accounting for investments determined as of December 31, 1993 is reported as a component of stockholders' equity.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) MARKETABLE SECURITIES (CONTINUED)
    At September 30, 1994 the cost and estimated market value of marketable securities which are classified as available for sale are as follows:

                                                                                 (UNAUDITED)
                                                           -------------------------------------------------------
                                                                             GROSS        GROSS        ESTIMATED
                                                                          UNREALIZED    UNREALIZED      MARKET
                                                               COST          GAINS        LOSSES         VALUE
                                                           -------------  -----------  ------------  -------------
U.S. Treasury securities and obligations of U.S.
 government corporations and agencies....................  $   2,230,289   $   2,061   $    (84,191) $   2,148,159
Obligations of states and special revenue bonds..........      2,986,779      --            (76,641)     2,910,138
                                                           -------------  -----------  ------------  -------------
    Total................................................  $   5,217,068   $   2,061   $   (160,832) $   5,058,297
                                                           -------------  -----------  ------------  -------------
                                                           -------------  -----------  ------------  -------------

    Unrealized losses (difference between cost and estimated market value) for these securities, net of applicable income taxes, are $100,026 and are reflected in stockholders' equity.

    In addition, at September 30, 1994, the Company had $76,500 of municipal bonds being held to maturity which are stated at amortized cost in the accompanying consolidated financial statements.

    At December 31, 1993 the cost and estimated market value of marketable securities which are classified as available for sale are as follows:

                                                                                GROSS        GROSS       ESTIMATED
                                                                             UNREALIZED    UNREALIZED     MARKET
                                                                 COST           GAINS        LOSSES        VALUE
                                                             -------------  -------------  ----------  -------------
U.S. Treasury securities and obligations of U.S. government
 corporations and agencies.................................  $   1,582,049    $      83    $  (28,239) $   1,553,893
Obligations of states and special revenue bonds............      2,080,535       --           (41,977)     2,038,558
                                                             -------------          ---    ----------  -------------
    Total..................................................  $   3,662,584    $      83    $  (70,216) $   3,592,451
                                                             -------------          ---    ----------  -------------
                                                             -------------          ---    ----------  -------------

    Unrealized losses (difference between cost and estimated market value) for these securities, net of applicable income taxes, are $44,184 and are reflected in stockholders' equity.

    In addition, at December 31, 1993, the Company had $76,500 of municipal bonds being held to maturity which are stated at amortized cost in the accompanying consolidated financial statements.

    The cost and estimated market value of investments in marketable securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             ESTIMATED
                                                                                              MARKET
                                                                                COST           VALUE
                                                                            -------------  -------------
Due in one year or less...................................................  $     903,502  $     882,347
Due after one year through five years.....................................      2,835,582      2,786,604
                                                                            -------------  -------------
Total.....................................................................  $   3,739,084  $   3,668,951
                                                                            -------------  -------------
                                                                            -------------  -------------

    Proceeds from sales of marketable securities during 1993 were $2,370,024. Gross gains of $4,494 and gross losses of $5,515 were realized on these sales and are included in interest income on the consolidated statement of operations.

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) MARKETABLE SECURITIES (CONTINUED)
    At December 31, 1992 and prior, marketable securities are stated at cost which approximated market.

(3) OPERATING LEASES
    The Company leases its offices under an operating lease expiring in 1996. Under special conditions contained within the lease, the Company was granted free rent for the first six months. Rental expense is recognized on a straight-line basis which represents the approximate time pattern upon which benefit is derived. Total rent expense was $123,502 for 1993, 1992 and 1991.

    The Company also entered into an operating lease for its phone system in 1990, which expires in 1996. In addition, the Company leases 2 automobiles with leases expiring in 1995. The net future minimum lease payments related to the aforementioned leases as of December 31, 1993 are as follows:

1994.............................................................  $ 182,844
1995.............................................................    176,531
1996.............................................................     54,696
                                                                   ---------
  Total minimum payments required................................  $ 414,071
                                                                   ---------
                                                                   ---------

(4) WORKING CAPITAL AND REGULATORY REQUIREMENT
    DentiCare,   Inc.  (Florida)  is  subject   to  a  minimum  working  capital
requirement of $100,000 imposed by the Florida Insurance Code. This minimum working capital is required to be maintained in the form of cash or a U.S.
government security. At December 31, 1993 and 1992, DentiCare, Inc. (Florida) was in compliance with this requirement.

    DentiCare, Inc. (Kentucky) is required by the Kentucky Department of Insurance to maintain a minimum of $100,000 in stockholders' equity and to have at least $25,000 deposited within the state of Kentucky. At December 31, 1993 and 1992, DentiCare, Inc. (Kentucky) was in compliance with these requirements.

(5) NET WORTH REQUIREMENT
    NHCS is subjected to a "net worth" requirement of $600,000 pursuant to an agreement with R. W. Allsop and Associates II Limited Partnership and Southeast Venture Capital Limited II (holders of the preferred stock). As of December 31, 1993 and 1992, NHCS was in compliance with this requirement.

(6) STOCK OPTIONS
    The Company has granted to its officers, a director, and two non-employees, options to purchase shares of common stock which are exercisable over a period of ten years from the date of issuance. The exercise prices of these options range from $.50 to $3.00. The schedule of granted options is as follows:

                                                                           1993       1992
                                                     SEPTEMBER 30, 1994  ---------  ---------
                                                     ------------------
                                                        (UNAUDITED)
Options at beginning of year.......................         667,300        597,300    447,700
Options granted....................................          16,000         70,000    162,800
Options exercised..................................         (13,200)        --         --
Options expired....................................          --             --        (13,200)
                                                           --------      ---------  ---------
Options at end of year.............................         670,100        667,300    597,300
                                                           --------      ---------  ---------
                                                           --------      ---------  ---------

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6) STOCK OPTIONS (CONTINUED)
    As of December 31, 1993, none of the options have been exercised and all of these options were deemed to be non-compensatory.

(7) CAPITAL TRANSACTIONS
    The following is a schedule of treasury shares purchased:

                                                                           1993         1992
                                                  SEPTEMBER 30, 1994  --------------  ---------
                                                  ------------------
                                                     (UNAUDITED)
Treasury Shares.................................        44,957            75,500       15,000
Price...........................................        $4.20          $2.80-$4.20      $2.80

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK
    Pursuant to the Articles of Incorporation, the convertible preferred stock issued by the Company is scheduled to be redeemed for $.60 per share on June 30, 1993 and on various dates thereafter. The following is a schedule of redemptions as of December 31, 1993 should conversions not take place:

1994........................................  777,780 shares
1995........................................  194,439 shares

    During 1993, no preferred stock was redeemed, and 777,780 shares of preferred stock with a redemption value of $466,668 were converted to common stock. It is not presently known whether the preferred stockholders will convert their remaining shares prior to each redemption date; however, management expects that all shares will be converted to common stock.

(9) DEFINED CONTRIBUTION PLAN
    In January 1991, DentiCare, Inc. established a defined contribution plan for all employees eligible for participation after 6 months of service. The defined contribution plan allows participants to defer up to $8,728 of their salary pursuant to Section 401(k) of the Internal Revenue Code. The Company matches contributions equal to the sum of 50% of the portion of the participant's salary reduction which does not exceed 3% of the participant's contribution. Contributions to the defined contribution plan by the Company for 1993, 1992 and 1991 were $19,024, $16,080 and $13,648, respectively. The Company's contribution to the plan for the nine months ended September 30, 1994 was $11,386 (unaudited).

(10) INCOME TAXES
    Income tax expense amounted to $945,464 (an effective rate of 37.1%), $644,765 (an effective rate of 37.4%) and $384,844 (an effective rate of 36%) for 1993, 1992 and 1991, respectively. The actual tax expense differs from the "expected" tax expense (computed by applying the U.S. Federal tax rate to income before income taxes) as follows:

                                                                                1993         1992         1991
                                                                             -----------  -----------  -----------
Statutory rate applied to income before income taxes.......................  $   865,863  $   585,557  $   379,898
Increase (decrease) in income taxes resulting from:
  Tax exempt interest income...............................................       (5,038)      (5,625)     (11,142)
  State taxes net of federal benefit.......................................       73,113       62,517       41,755
  Other....................................................................       11,526        2,316      (25,667)
                                                                             -----------  -----------  -----------
                                                                             $   945,464  $   644,765  $   384,844
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Deferred federal and state income tax liabilities of approximately $13,000 at December 31, 1993 and 1992, relate to temporary differences between the method of recording depreciation expense for

                 NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) INCOME TAXES (CONTINUED)
income tax and financial reporting purposes and are reflected as accrued expenses in the accompanying financial statements. Future deductions for such temporary differences for federal and state income taxes amounted to approximately $38,000 and $28,000 at December 31, 1993 and 1992, respectively.

    In February 1992, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In 1993, the Company adopted Statement No. 109.

                  APPENDIX A TO PROXY STATEMENT -- PROSPECTUS
                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 11th day of November, 1994, by and between NATIONAL HEALTH CARE SYSTEMS OF FLORIDA, INC., a Florida corporation (the "Company"), and PROTECTIVE LIFE CORPORATION, a Delaware corporation (the "Purchaser").

                                P R E A M B L E

    The respective Boards of Directors of the Company and the Purchaser have approved, as in the best interests of the respective corporations and their shareholders, this Agreement and the transactions described herein. This Agreement provides for the acquisition of the Company by the Purchaser through the merger of a wholly-owned subsidiary (the "Merger Sub") of the Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions hereinafter set forth, in which shares of the Company's Capital Stock (as defined in SECTION 4.01(B)(II) hereof) and the Company Stock Options (as defined in SECTION 4.01(B)(III) hereof) will be converted into the right to receive the consideration set forth in ARTICLE V hereof.

    ACCORDINGLY, in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                               DEFINITIONS; ETC.

    1.01  CERTAIN DEFINED TERMS.   All capitalized terms used in this  Agreement
and not otherwise defined herein shall have the meanings set forth in APPENDIX "A" attached to this Agreement.

    1.02 RULES OF CONSTRUCTION. The use of any gender shall include all other genders. The singular shall include the plural and the plural shall include the singular. The word "or" is not exclusive and the use of the word "and" may be conjunctive or disjunctive. The use of the word "including" shall not mean an exclusive or limiting list of items. The terms "hereof", "herein", "hereunder" and similar terms shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

    1.03 HEADINGS. The Article headings and the section, subsection and paragraph titles hereof are inserted for convenience of reference only, and shall in no way alter or modify the text or substance of such Articles, sections, subsections and paragraphs.

                                   ARTICLE II
                      THE MERGER AND RELATED TRANSACTIONS

    2.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 2.03 hereof), the Merger Sub shall be merged with and into the Company in accordance with the provisions of Section
607.1101 of the Florida Business Corporation Act (the "FBCA"). The separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the corporate name of "National Health Care Systems of Florida, Inc." and shall continue to be governed by the Laws of the State of Florida.

    2.02 PLACE AND TIME OF CLOSING. Unless this Agreement is terminated pursuant to SECTION 11.01 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at (a) the offices of Mahoney Adams & Criser, 3300 Barnett Center, 50 North Laura Street, Jacksonville, Florida, at 10:00 a.m., as soon as practicable after the satisfaction or, where permissible, waiver, of the conditions set forth in ARTICLE X of this Agreement occurs, or
(b) such other time, place and/or date (after the satisfaction or waiver of such conditions) as the Parties may agree to in writing (the "Closing Date").

    2.03 EFFECTIVE TIME. The Merger shall become effective on the date and at the time on which articles of merger containing the provisions required by, and executed in accordance with, Section 607.1105 of the FBCA (the "Articles of Merger") shall have been accepted for filing by the Secretary of State of the State of Florida, or such later date and time as may be specified in the Articles of Merger (the "Effective Time").

    2.04 EFFECT OF THE MERGER. The Merger shall have the effect provided therefor by the FBCA and, upon the effectiveness of the Merger, the Surviving Corporation shall possess, without limitation, all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of each of the Merger Sub and the Company (collectively, the "Constituent Corporations"). Any and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, tangible and intangible, and all debts due to either of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest of either of the Constituent Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                                  ARTICLE III
                    ARTICLES, BYLAWS, DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    3.01 ARTICLES OF INCORPORATION. The articles of incorporation of the Merger Sub in effect immediately prior to the consummation of the Merger shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended or repealed in accordance with the provisions thereof and as provided by the FBCA.

    3.02 BYLAWS. The bylaws of the Merger Sub in effect immediately prior to the consummation of the Merger shall be the bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended or repealed in accordance with the provisions thereof and as provided by the FBCA.

    3.03 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of the Merger Sub immediately prior to the Effective Time, in each case until their successors are duly elected and qualified, and the officers of the Surviving Corporation shall be the officers of the Merger Sub (which may include officers of the Company designated by the Purchaser) immediately prior to the Effective Time, in each case until their successors are duly elected and qualified.

                                   ARTICLE IV
                          MANNER OF CONVERTING SHARES

    4.01 CONVERSION. Subject to the provisions of this ARTICLE IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of capital stock (and, in the case of the Company, the options to purchase such capital stock) of the Merger Sub and Company shall be converted as follows:

        (a) MERGER SUB. Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b) THE COMPANY.

           (i) COMMON STOCK. Except (A) as set forth in SECTION 4.02 of this Agreement and (B) for any Dissenting Shares (as defined in Section 4.04 hereof), each share of the Company's common stock, $0.01 par value (the "Company Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares of Company Common Stock shall be converted into and become (A) the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount (as defined in Section 5.02 hereof) and (B) the number of shares of Purchaser Common Stock (as defined in Section 8.07 hereof) equal to the Exchange Ratio (as defined in Section 5.03 hereof)(or cash in lieu of any fractional share thereof);

           (ii) PREFERRED STOCK. Except (A) as set forth in SECTION 4.02 of this Agreement and (B) for any Dissenting Shares, each share of the Company's 8% cumulative convertible Series A preferred stock, $0.01 par value (the "Company Preferred Stock" and, collectively with the Company Common Stock, the "Company Capital Stock"), that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and each certificate previously representing any such shares of Company Preferred Stock shall be converted into and become (A) the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount and (B) the number of shares of Purchaser Common Stock equal to the Exchange Ratio (or cash in lieu of any fractional share thereof); and

          (iii) STOCK OPTIONS. Each option to purchase shares of Company Common Stock (individually, a "Company Stock Option" and collectively, the "Company Stock Options") that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, without action on the part of the holder thereof, become exercisable in full, shall be cancelled and converted into and become (A) the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount and (B) the number of shares of Purchaser Common Stock equal to the Exchange Ratio (or cash in lieu of any fractional share thereof).

    4.02 CANCELLATION OF TREASURY STOCK. Each share of Company Capital Stock that may be held in the treasury by the Company shall be cancelled and retired and no capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

    4.03 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Certificates (as defined in SECTION 4.05 hereof) delivered, or Company Stock Options held, by such holder) shall receive, in lieu thereof, cash (without any interest thereon) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Purchaser Trading Average (as defined in Section 5.03 hereof). No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder of the Purchaser in respect of any fractional share.

    4.04 DISSENTING SHARES. Notwithstanding anything herein to the contrary, each of the shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders, if any, who are entitled to assert a right under Section 607.1302 of the FBCA to dissent from the Merger and who validly perfect their rights under Section 607.1320 of the FBCA to receive the fair value of their shares with respect to the Merger (the "Dissenting Shares") shall not be converted into or be exchangeable for Purchaser Common Stock (or cash in lieu of fractional shares thereof), but the holders of such shares of Company Capital Stock shall be entitled solely to payment of the fair value of such shares in accordance with the provisions of the FBCA; PROVIDED, HOWEVER, that:

        (a) if such demand for payment of fair value shall be withdrawn upon the consent of the Surviving Corporation;

        (b) if this Agreement shall be terminated or the Merger shall not be consummated;

        (c) if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in the provisions of the FBCA; or

        (d) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the FBCA:

then the right of such holder of Dissenting Shares to be paid the fair value of such holder's shares of Company Capital Stock shall cease and, with respect to clauses (a), (c) and (d) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive cash and Purchaser Common Stock (or cash in lieu of fractional shares thereof) into which such shares would have been converted in the Merger in accordance with SECTIONS 4.01(B)(I) AND (II) hereof, without any interest thereon, and, with respect to clause (b) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding that may have been taken during the interim.

    4.05 TRANSFERS. At the Effective Time, the stock transfer book of the Company shall be closed as to holders of the Company Capital Stock and Company Stock Options immediately prior to the Effective Time and no transfers of the Company Capital Stock or Company Stock Options by any such holder shall thereafter be made or recognized. At the Effective Time, the Company Stock Options shall be converted and cancelled as provided in SECTION 4.01(B)(III) hereof. After the Effective Time, the Company Stock Options and certificates representing Company Capital Stock ("Certificates"), if such Certificates are properly presented in accordance with ARTICLE VI of this Agreement to the Exchange Agent (as defined in SECTION 6.01 hereof), shall be cancelled and exchanged for a check representing the amount of cash (including the amount of cash for fractional shares, if any) and certificates representing the number of whole shares of Purchaser Common Stock into which the Company Stock Options and the Company Capital Stock represented thereby were converted in the Merger.

                                   ARTICLE V
                 PURCHASE PRICE; EXCHANGE RATIO; ANTI-DILUTION;
                              VOTING AND DIVIDENDS

    5.01 PURCHASE PRICE. The purchase price for the Company Capital Stock and the Company Stock Options shall be $33.15 million, increased by the Consolidated GAAP Net Worth, reduced by the amount, if any, by which the aggregate minimum statutory capital of the Company's Subsidiaries under applicable Law at the Effective Time exceeds $300,000, and further reduced by the Net Worth Differential, if any (the "Purchase Price"). The Purchase Price shall be paid with a combination of cash (the "Cash Portion") and Purchaser Common Stock (the "Stock Portion") as set forth in SECTIONS 5.02 AND 5.03 hereof, respectively.

    For purposes hereof, the "Fully Diluted Purchase Price" shall mean an amount calculated as the sum of (i) the Purchase Price AND (ii) the aggregate sum of the exercise prices of the Company Stock Options outstanding immediately prior to the Effective Time (calculated for each Company Stock Option by multiplying the per share exercise price of such Company Stock Option by the number of shares of Company Common Stock subject to such option).

    For purposes hereof, the "Fully Diluted Purchase Price Per Share" shall mean an amount calculated as the Fully Diluted Purchase Price divided by the sum of the following:

        (i) the total number of shares of the Company Common Stock outstanding immediately prior to the Effective Time;

        (ii) the total number of shares of the Company Preferred Stock outstanding immediately prior to the Effective Time; and

       (iii) the total number of shares of the Company Common Stock issuable upon exercise of the Company Stock Options, which options were outstanding immediately prior to the Effective Time.

    5.02 CASH PORTION. The Cash Portion shall be a dollar amount determined by multiplying the Purchase Price by an amount not to exceed 0.199 (19.9%), as determined pursuant to SECTION 5.10 hereof (the "Cash Percentage"). For purposes hereof, the "Adjusted Cash Portion" shall mean the Cash Portion LESS the Dissenters' Contractual Amount (as defined in SECTION 5.09 hereof) and LESS the Dissenter's Additional Amount (as defined in SECTION 5.09 hereof).

    For   purposes  hereof,  the  "Adjusted  Cash  Percentage"  shall  mean  the percentage calculated by DIVIDING the Adjusted Cash Portion by (i) the Purchase Price LESS (ii) the Dissenters' Contractual Amount.

    For purposes hereof, the "Per Share Cash Amount" shall be a dollar amount calculated by:

        (a) with respect to shares of Company Capital Stock, other than Dissenting Shares and shares subject to Company Stock Options, MULTIPLYING
    (i) the Fully Diluted Purchase Price Per Share by (ii) the Adjusted Cash Percentage; or

        (b) with respect to shares of Company Capital Stock subject to Company Stock Options, MULTIPLYING (i) the amount by which the Fully Diluted Purchase Price Per Share exceeds the per share exercise price of such Company Stock Option by (ii) the Adjusted Cash Percentage.

    5.03 STOCK PORTION; EXCHANGE RATIO. The Stock Portion shall be the Purchase Price LESS the Dissenters' Contractual Amount LESS the Adjusted Cash Portion. For purposes hereof, the "Adjusted Stock Percentage" shall mean the percentage amount equal to the difference between one (1) and the Adjusted Cash Percentage.

    For purposes hereof, the "Exchange Ratio" shall be a ratio calculated by:

        (a) with respect to shares of Company Capital Stock, other than Dissenting Shares and shares subject to Company Stock Options, MULTIPLYING
    (i) the Fully Diluted Purchase Price Per Share by (ii) the Adjusted Stock Percentage and DIVIDING the result by the Purchaser Trading Average; or

        (b) with respect to shares of Company Capital Stock subject to Company Stock Options, MULTIPLYING (i) the amount by which the Fully Diluted Purchase Price Per Share exceeds the per share exercise price of such Company Stock Option by (ii) the Adjusted Stock Percentage and DIVIDING the result by the Purchaser Trading Average.

    For purposes of this Agreement, the term "Purchaser Trading Average" shall mean the average of the closing price for a share of Purchaser Common Stock (after any adjustment in accordance with SECTION 5.04 hereof) as reported on the NYSE Composite Tape for the twenty (20) consecutive trading days immediately preceding the second business day preceding the Closing Date (the "Purchaser

Trading Average Determination Period"); PROVIDED, HOWEVER, that for purposes of determining the Exchange Ratio, in the event that the actual determination of the Purchaser Trading Average produces an amount less than $40.00 or greater than $50.00, then in such event the Purchaser Trading Average shall be deemed to be $40.00 or $50.00, respectively.

    5.04  ANTI-DILUTION  PROVISIONS.   The Exchange  Ratio shall  be subject  to
adjustment during the Purchaser Trading Average Determination Period:

        (a) If the Purchaser shall take any of the following actions after the date hereof:

           (i) pay a dividend in its capital stock to the holders of Purchaser Common Stock;

           (ii) subdivide the outstanding shares of Purchaser Common Stock;

          (iii) combine the outstanding shares of Purchaser Common Stock into a smaller number of shares; or

          (iv) issue by reclassification of the shares of Purchaser Common Stock (including any such reclassification in connection with a consolidation or merger in which the Purchaser is the continuing corporation) any shares of its capital stock;

    THEN, if the record date for such action (in the case of an action taken under clause (i) above) or the effective time for such action (in the case of actions taken under clauses (ii), (iii) or (iv) above) is prior to the Closing, the Exchange Ratio shall be adjusted so that the consideration to be received by the Company's stockholders shall consist of the number and kind of shares of capital stock and/ or other property of the Purchaser that a record holder of Purchaser Common Stock (or such other amount or type of stock as such consideration shall have been adjusted previously pursuant to the provisions of this SECTION 5.04) immediately prior to the happening of such event would own and/or be entitled to receive after the happening of such event. An adjustment made pursuant to this clause (a) shall become effective retroactively to immediately after the record date in the case of a dividend payable in capital stock of the Purchaser, and shall become effective immediately after the effective time in the case of a subdivision, combination or reclassification and all references contained in this Agreement to "Purchaser Common Stock" shall be deemed to be references to such other amount or type of stock as Purchaser Common Stock shall have been adjusted.

        (b) If at any time prior to the Closing the Purchaser shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of its assets, liquidation or recapitalization of, or shall make an extraordinary dividend or distribution with respect to, Purchaser Common Stock) in which the previously outstanding Purchaser Common Stock shall be changed into or exchanged for different securities of the Purchaser (other than any change or exchange by reason of which an adjustment is made under the clause (a) above) or for the common stock or other securities of another corporation or interests in a noncorporate entity, or if at any time interests in a noncorporate entity or other property are distributed to the holders of Purchaser Common Stock (whether by means of any extraordinary dividend, spinoff of assets or otherwise), the consideration to be received by the Company's stockholders shall thereafter consist of the securities and/or other property that a record holder of Purchaser Common Stock (or such other amount or type stock as such consideration shall have been adjusted previously pursuant to the provisions of this SECTION 5.04) immediately prior to the happening of such event would own and/or be entitled to receive after the happening of such event and all references contained in this Agreement to "Purchaser Common Stock" shall be deemed to be references to such other amount or type of stock as Purchaser Common Stock shall have been adjusted.

    5.05 VOTING AND DIVIDENDS. Former stockholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of the Purchaser's stockholders the number of whole shares of Purchaser Common Stock into which their shares of Company Capital Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing

Purchaser Common Stock in accordance with the provisions of ARTICLE VI of this Agreement. Until surrendered for exchange in accordance with the provisions of
ARTICLE VI of this Agreement, each Certificate (other than Dissenting Shares or shares to be cancelled pursuant to SECTION 4.02 hereof) shall from and after the Effective Time represent for all purposes only the right to receive shares of Purchaser Common Stock and cash in lieu of fractional shares as set forth in this Agreement (without any interest thereon). Whenever a dividend or distribution is declared by the Purchaser on Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Purchaser Common Stock issuable pursuant to this Agreement: PROVIDED, HOWEVER, that beginning 12 months after the Effective Time, no dividend or other distribution payable to holders of record of Purchaser Common Stock at or as of any time after the Effective Time shall be paid to the holder of any Certificate until such holder physically surrenders such Certificate for exchange, promptly after which time all such dividends or distributions shall be paid (without any interest thereon).

    5.06 ADJUSTMENT PROCESS. In order to calculate the Purchase Price, the Parties shall proceed as follows:

        (a) As soon as available, but in no event later than the fifth (5th) business day prior to the Closing Date, the Company shall prepare and deliver to the Purchaser (i) the Closing Balance Sheet (together with related notes and appropriate supporting schedules and work papers), (ii) the statutory financial statements of each of the Company's Subsidiaries as of the month-end immediately preceding the Closing Date, which statutory financial statements shall comply with applicable Law at the Effective Time (the "Subsidiary STAT Financial Statements") and (iii) a statement showing the calculation of the amount of the Purchase Price (together with appropriate supporting schedules), accompanied by a certificate of the chief financial officer of the Company to the effect that (x) the Closing Balance Sheet has been prepared in accordance with GAAP consistent with the accounting principles used in the preparation of the Company's audited financial statements or as otherwise contemplated by this Agreement and (y) the Subsidiary STAT Financial Statements comply with applicable Law or as otherwise contemplated by this Agreement (the "Adjustment Certificate").

        (b) Within three (3) business days after delivery of the Closing Balance Sheet, Subsidiary STAT Financial Statements and Adjustment Certificate to the Purchaser, the Purchaser may dispute all or any portion thereof by giving written notice (a "Notice of Disagreement") to the Company setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). During such three-day period, the Company shall provide the Purchaser and its designees with reasonable access to its Books, Records, personnel and representatives and such other information as the Purchaser may require in order to determine that the Closing Balance Sheet has been prepared in accordance with GAAP consistent with the accounting principles used in the preparation of the Company's audited financial statements and that the Subsidiary STAT Financial Statements comply with applicable Law, or, in each case, as otherwise contemplated by this Agreement. The Parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If the Purchaser does not give a Notice of a Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the three-day period set forth therein, the Purchaser shall be deemed to have irrevocably accepted the Purchase Price reflected in the Adjustment Certificate delivered by the Company.

        (c) If the Purchaser shall deliver a Notice of Disagreement and the Company shall not dispute all or any portion of such Notice of Disagreement by giving written notice to the Purchaser setting forth in reasonable detail the basis for such dispute within one (1) business day following the delivery of such Notice of Disagreement, the Company shall be deemed to have irrevocably accepted the Purchase Price as modified in the manner described in the Notice of Disagreement. If the Company disputes all or any portion of the Notice of Disagreement within the one-day period described in the previous sentence, and within one (1) business day following the delivery to the Purchaser of the notice of such dispute the Purchaser and the Company do not resolve the Disagreement (as evidenced by a written agreement among the Parties hereto), such Disagreement shall be referred to an independent accounting firm mutually selected by the Purchaser and the Company for a resolution of such Disagreement in accordance with the terms of this Agreement. If the Purchaser and the Company do not promptly agree on the selection of an independent accounting firm, their respective independent public accountants shall select such firm. The determinations of such firm with respect to any Disagreement shall be final and binding upon the Parties and the amount so determined shall be used to complete the final Closing Balance Sheet. The Purchaser and the Company shall use their best efforts to cause the independent accounting firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the Books, Records, personnel and representatives of the Surviving Company and such other information as such firm may require in order to render its determination. All of the fees and expenses of any independent accounting firm retained pursuant to this paragraph (c), together with the good-faith estimate of the expenses to be incurred due to any delayed payment of a portion of the Purchase Price, including, without limitation, attorneys' fees and SEC filing fees to be incurred in order to effectuate a delayed distribution of Purchaser Common Stock, shall be paid by the Parties in proportion to the difference between the Purchase Price as determined pursuant to this paragraph (c) and the Purchase Price as determined by each Party. The amount of such fees and expenses, if any, which is to be borne by the Company shall constitute a reduction in the Purchase Price.

    5.07 POST-CLOSING ADJUSTMENT. If the Purchaser disputes all or any portion of the Purchase Price and all Disagreements are not resolved prior to the Closing Date, the Parties agree to proceed to consummate the Merger, except that the Exchange Ratio shall be determined based upon the amount of the Purchase Price that is not subject to dispute, less the good-faith estimate of the expenses to be incurred due to any delayed payment of a portion of the Purchase Price, including, without limitation, attorneys' fees and SEC filing fees to be incurred in order to effectuate a delayed distribution of Purchaser Common Stock (the amount that is subject to dispute shall be referred to herein as the "Disputed Amount"), and cash and certificates representing Purchaser Common Stock (rounded down to the nearest whole share) shall be exchanged by the Exchange Agent for the Certificates based upon the Cash Portion and the Stock Portion (determined in accordance with this subsection) pending resolution of all Disagreements pursuant to SECTION 5.06(C) hereof.

    5.08 FINAL DISTRIBUTION. On a date (the "Adjustment Date") that is no later than one (1) business day after the Parties resolve the Disagreement, the actual amount of the Purchase Price shall be determined, and, to the extent that any portion of the Disputed Amount shall have been determined to be includable as part of the Purchase Price, such portion, together with any fractional interest not included in any previous exchange and accrued interest thereon, if any, from the period from the Closing Date to the Adjustment Date shall constitute a portion of the Purchase Price and the Exchange Agent shall deliver to those holders of Certificates who have previously exchanged their Certificates, checks and certificates representing Purchaser Common Stock in an amount as determined after the resolution of the Disagreement.

    5.09 CASH RESERVE FOR DISSENTERS. The Purchaser shall reduce the Cash Portion of the Purchase Price by an amount equal to (a) the number of Dissenting Shares multiplied by the Fully Diluted Per Share Purchase Price (the "Dissenters' Contractual Amount") and (b) such additional amount as the Company and the Purchaser may reasonably agree upon in order to increase the possibility that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the "Dissenter's Additional Amount").

    5.10 DETERMINATION OF CASH AND STOCK PERCENTAGES. The Purchaser and the Company intend that the Cash Percentage and the Stock Percentage shall be 19.9% and 80.1%, respectively; PROVIDED, HOWEVER, that the Purchaser and the Company reserve the right to alter such percentages at any time hereafter, in light of the number of Dissenting Shares, to increase the possibility that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI
                               EXCHANGE OF SHARES

    6.01 EXCHANGE AGENT. The Purchaser and the Company agree that AmSouth Bank of Alabama, or another bank or trust company reasonably acceptable to Purchaser and the Company, shall be designated as the exchange agent for the Merger (the "Exchange Agent"). The Purchaser shall deposit, or cause to be deposited, with the Exchange Agent at the Effective Time (a) a sufficient number of certificates representing Purchaser Common Stock (completed in all respects except as to the name of the registered holder and number of shares of Purchaser Common Stock represented by such certificate) required in order to effect the exchange of the Certificates and (b) immediately available funds in an amount equal to (i) the Adjusted Cash Portion PLUS $4,000 (the "Payment Fund").

    6.02 EXCHANGE PROCEDURE. As soon as practicable after the Effective Time, the Purchaser shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that a delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the cash (including cash in lieu of fractional shares) and the Purchaser Common Stock into which the shares of Company Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement (all without any interest thereon). Holders of (a) Company Stock Options and (b) Certificates (upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed), shall be entitled to receive therefor a certificate representing the number of whole shares of Purchaser Common Stock and a bank check for the cash being paid (including cash in lieu of fractional shares, if any) as set forth in Sections 4.01(B)(I), (II) AND (III) hereof for the aggregate number of Company Stock Options or shares of Company Capital Stock previously represented by the Certificates surrendered. The Certificates so surrendered shall forthwith be cancelled.

    If for any reason (other than as a result of, or otherwise arising out of, a breach of the Company's representations and warranties set forth in SECTION 7.03 hereof), the Payment Fund is inadequate to pay the amounts to which the holders of shares of Company Capital Stock shall be entitled under SECTION 4.01(B) hereof, the Purchaser shall be liable for the payment thereof. In no event shall the holder of any surrendered Certificates be entitled to receive interest on any of the funds to be received in the Merger (except as set forth in SECTION
5.07 of this Agreement). If a certificate representing Purchaser Common Stock or a check is to be sent to a Person other than the Person in whose name the Certificates surrendered for conversion are registered, it shall be a condition of the exchange that the Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such certificate or check to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    In addition, Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "1933 Act"), described in SECTION 9.15 hereof, shall not be exchanged for certificates representing whole shares of Purchaser Common Stock until the Purchaser has received a written agreement from such Affiliate as provided in SECTION 9.15 hereof.

    6.03 NO FURTHER OWNERSHIP RIGHTS. The certificates and cash exchanged upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid, issued and distributed in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

    6.04 RETURN OF UNUSED CERTIFICATES AND PAYMENT FUNDS. Any certificates representing Purchaser Common Stock or cash delivered or made available to the Exchange Agent pursuant to SECTION 6.01 hereof and not exchanged for Certificates within six (6) months after the Effective Time pursuant to this
SECTION 6.04 shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as exchange agent for purposes hereof, subject to the rights of holders of unsurrendered Certificates hereunder. Any other provision of this Agreement notwithstanding, neither the Purchaser, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    6.05 LOST OR STOLEN CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such Person of a bond (the term of which bond shall not be for a period of time greater than one (1) year) in such amount as the Purchaser may direct (but in no event greater than the portion of the Purchase Price to be paid to such holder with respect to the Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Purchaser Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE VII
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Purchaser, with such exceptions and qualifications as are stated in this ARTICLE VII or are as set forth in the disclosure schedule of the Company attached to this Agreement and made a part hereof and incorporated herein by this reference to such disclosure schedule (the "Company Disclosure Schedule"), as follows:

    7.01 ORGANIZATION, STANDING, AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company has the corporate power and authority to own, lease and operate all of its Assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not have, or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company or its ability to consummate the transactions contemplated by this Agreement. The Company has delivered to the Purchaser accurate and complete copies of its articles of incorporation and bylaws as in effect on the date of this Agreement.

    7.02 AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Company's shareholders to the extent required by applicable Law. The execution and delivery  of  this  Agreement  and  the  consummation  by  the  Company  of  the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of the Merger by the Company's shareholders as set forth in SECTION 9.09 hereof, no other corporate proceedings on the part of the Company are necessary to authorize the Merger provided in this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company and, assuming this Agreement constitutes a valid and binding agreement of the Purchaser, represents a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exception and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or at law.

    7.03  CAPITALIZATION OF THE COMPANY.

    (a) The authorized capital stock of the Company consists of:

        (i) 10,000,000 shares of Company Common Stock of which, at the close of business on November 1, 1994, 4,266,376 shares were issued and outstanding, 2,653,290 were treasury shares and no shares were reserved for issuance;

        (ii) 2,333,334 shares of Company Preferred Stock of which, at the close of business on November 1, 1994, 388,884 shares were issued and outstanding and no shares are reserved for issuance; and

       (iii) 3,000,000 shares of preferred stock, $0.01 par value, of which, at the close of business on November 1, 1994, no shares were issued, outstanding or reserved for issuance.

    All of the issued and outstanding shares of the Company Capital Stock are duly and validly issued and are fully paid and nonassessable. None of the outstanding shares of the Company Capital Stock has been issued in violation of any preemptive rights.

    (b) As of the date of this Agreement, the Company had outstanding and unexercised Company Stock Options covering 734,500 shares of the Company Common Stock, as more particularly described on SECTION 7.03(B) OF THE COMPANY DISCLOSURE SCHEDULE.

    (c) Except as set forth in SECTIONS 7.03(A) AND (B) herein, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or Contracts by which the Company is or may be bound to issue additional shares of its stock or options, warrants or rights to purchase or acquire any additional shares of its stock. Except as set forth in SECTION 7.03(C) OF THE COMPANY DISCLOSURE SCHEDULE, there are no Contracts by which the Company is or may be bound to transfer any shares of the capital stock of the Company, and there are no Contracts relating to the right of the Company to vote or to dispose of such shares.

    7.04 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser copies of its consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of the cash flows (including related notes and schedules, except with respect to unaudited information) as of and for the periods ended August 31, 1994, and December 31, 1993, 1992 and 1991 (collectively, with the financial statements to be delivered by the Company to the Purchaser pursuant to SECTION 9.02(B) hereof, the "Company Financial Statements"). The Company Financial Statements (as of the dates thereof and for the periods covered thereby and including the notes thereto) (a) are, or will be, prepared in accordance with GAAP, consistently applied during such periods (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto and, in the case of interim periods, normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements), (b) are, or in the case of the Company Financial Statements dated as of dates after the date of this Agreement will be, in accordance with the Books and Records of the Company and that are or will be, as the case may be, complete and correct and that have been or will have been, as the case may be, maintained in accordance with good business practices, and
(c) present or will present, as the case may be, fairly the financial position and the results of operations of the Company as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of the Company for the periods indicated, in accordance with GAAP, consistently applied during such periods (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto and, in the case of interim periods, normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements).

    7.05  SUBSIDIARIES.

    (a) Except as set forth in SECTION 7.05 OF THE COMPANY DISCLOSURE SCHEDULE, the Company has no direct or indirect Subsidiaries. The Company owns beneficially and of record all the issued and outstanding capital stock of each of its Subsidiaries, free and clear of all liens, claims, security interests or other encumbrances. All of such capital stock was validly issued and is fully paid and nonassessable. Except for shares of such Subsidiaries registered in the name of the Company, no shares of capital stock or other equity securities of the Company's Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any of the Company's Subsidiaries, and there are no Contracts by which any of the Company's
Subsidiaries is or may be bound to issue additional shares of its stock or options, warrants or rights to purchase or acquire any additional shares of its stock. There are no Contracts by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the stock of any such Subsidiary, and there are no Contracts relating to the right of the Company or any such Subsidiary to vote or to dispose of such shares.

    (b) Each of the Company's Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own, lease and operate all of its Assets and to carry on its business as it is now being conducted, (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not have, or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of such Subsidiary or the Company. The Company has delivered to the Purchaser accurate and complete copies of the articles of incorporation and bylaws of each of its Subsidiaries, as in effect on the date of this Agreement.

    (c) Each of the representations and warranties made by the Company in SECTIONS 7.06 - 7.20 of this Agreement with respect to the Company shall be deemed to have been made by the Company with respect to each of the Company's Subsidiaries.

    7.06 NON-CONTRAVENTION. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions herein will:

        (a) conflict with or result in a breach of any provision of the Company's articles of incorporation or bylaws;

        (b) constitute or result in a violation or breach of any term, condition or provision of, or constitute a default with or without notice of lapse of time or both under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit with respect to, or result in the creation of any lien upon any of the Assets of the Company pursuant to, any Contract to which the Company is a party or by which it or any of its Assets may be subject, except for such violations, breaches, defaults, terminations, cancellations, accelerations or creations that will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company; or

        (c) subject to the receipt of the Requisite Regulatory Approvals (as defined in Section 10.01(a) hereof), violate any Law, Order or Authorization applicable to the Company or any of its Assets.

    7.07 CONSENTS. Except as set forth in SECTION 7.07 OF THE COMPANY DISCLOSURE SCHEDULE, no Consent of any Person is necessary to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than:

        (a) Consents of the Governmental Entity having jurisdiction with respect to the business of the Company in each state in which the Company is doing business, including, but not limited to, the Florida Department of Insurance, if required;

        (b) the filing of pre-merger notification and the expiration or early termination of the waiting period required by the HSR Act;

        (c) the approval of the Company's shareholders;

        (d) the filing of the Articles of Merger with the Secretary of State of the State of Florida; and

        (e) Consents that, if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or the business of the Company.

    7.08 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no Liabilities that will have, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company, except for material Liabilities that:

        (a) are accrued or reserved against in the consolidated balance sheet of the Company as of December 31, 1993, included in the Company Financial Statements or reflected in the notes thereto; or

        (b) incurred in connection with the Merger or as otherwise contemplated or permitted by this Agreement.

    7.09  TAX MATTERS.

    (a) The Company has (i) timely filed all Tax Returns (or requests for extensions thereof) required to be filed by it on or before the date hereof, and all such Tax Returns were true, complete and accurate in all material respects, and (ii) timely paid in full, or made adequate provision on the Company Financial Statements delivered prior to the date of this Agreement for the payment of, all Taxes that are due and payable with respect to such Tax Returns. There is no audit, examination, deficiency or refund Litigation with respect to any Taxes that will result, or is reasonably likely to result in, a determination that would have a material adverse effect on the Condition of the Company, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement.

    (b) Except as set forth in SECTION 7.09(B) OF THE COMPANY DISCLOSURE SCHEDULE, the Company has not received any written notice of deficiency or assessment (or other written notice) from any Taxing Authority with respect to Liabilities for Taxes that have not been fully paid or finally settled. Any such written notice of deficiency or assessment is being contested in good faith through appropriate and timely proceedings, the status of which is described in
SECTION 7.09(B) OF THE COMPANY DISCLOSURE SCHEDULE.

    (c) Except as set forth in SECTION 7.09(C) OF THE COMPANY DISCLOSURE SCHEDULE, all Tax Returns of the Company have been audited by the appropriate Taxing Authority or are closed by the applicable statute of limitations (other than for fraud) for all taxable periods through December 31, 1987.

    (d) The Company has not executed any extension or waiver that is currently in effect of any statute of limitations on the assessment or collection of any Tax.

    (e) All Taxes that the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and all such Taxes that are required to be paid or remitted to any Taxing Authority have been paid or remitted to the proper Taxing Authority.

    (f) There are no Liens with respect to Taxes upon any of the Assets of the Company other than for Taxes not yet due and payable.

    (g) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments to a current or former employee that are not or will not be deductible under Code Section 280G. The Company is not and has not been a United States real property holding company within the meaning of Code
Section 897(c)(2).

    7.10 ASSETS. Except as set forth in SECTION 7.10 OF THE COMPANY DISCLOSURE SCHEDULE and except for nonconsensual Liens arising in the ordinary course of business after the date hereof, the Company has good and marketable title, free and clear of all Liens that are material to the Condition of the Company, to all its Assets which are material to the Condition of the Company, and that are reflected in the Company Financial Statements as being owned by the Company as of the date hereof.

    7.11  COMPLIANCE WITH LAWS.

    (a) The Company holds all Authorizations of all Governmental Entities that are required in order to permit it to carry on its business in all material respects as it is presently conducted, except where failure to hold such Authorizations will not have, or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company. The Company, and the business of the Company, is in compliance with all Laws, Orders or Authorizations, except for possible violations which will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

    (b) Except as set forth in SECTION 7.11(B) OF THE COMPANY DISCLOSURE SCHEDULE, the Company has not received any written notification or communication from any Governmental Entity (i) asserting that the Company is not in compliance with any Law which such Governmental Entity enforces, which will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company, or (ii) threatening to revoke any Authorization, the revocation of which will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

    7.12  COMMITMENTS AND CONTRACTS.

    (a) Except as set forth in SECTION 7.12 OF THE COMPANY DISCLOSURE SCHEDULE, the Company is not a party to or subject to any Contract:

        (i) with any present or former officer, director or employee, other than those that either:

           (A) are terminable at will by the Company without Liability (other than Liability for services already rendered) at any time on or after Closing; or

           (B) do not involve payments by the Company in excess of $10,000 per annum or in excess of $25,000 for the remaining term of the Contract without giving effect to extensions or renewals made after the date hereof;

        (ii) providing for payments in excess of $10,000 per annum or in excess of $25,000 for the remaining term of the Contract;

       (iii) for the lease of real property by the Company;

       (iv) between the Company and any of its Affiliates;

        (v) relating to the borrowing of money or the guarantee by the Company of any such obligation;

       (vi) containing noncompetition covenants that limits the ability of the Company to compete in any line of business or that involve any restriction of the geographical area in which the Company may carry on its business (other than such limitations or restrictions as may be required by Law or applicable Governmental Entities);

       (vi) with any dental or health care provider; or

       (vi) governing, or otherwise with respect to, its obligations to its members.

    (b) The Company has made available to the Purchaser a correct and complete copy of each written Contract (or, with respect to Contracts included due to SECTION 7.12(A)(VII) AND (VIII), the form of such Contract) set forth in SECTION
7.12 OF THE COMPANY DISCLOSURE SCHEDULE. With respect to each such Contract:

        (i) the Contract is valid, binding and in full force and effect;

        (ii) the Company has not repudiated or waived any material provision of any such Contract;

       (iii) all amounts due and payable by the Company through the Closing Date have been or will be paid or will be adequately reserved against on the Closing Balance Sheet, and there will be no amounts due after the Closing Date which relate to the period prior to the Closing for which adequate reserves will not be established on the Closing Balance Sheet; and

       (iv) no other party to any such Contract is, to the Knowledge of the Company, in default in any respect thereunder.

    (c) With respect to any lease of real property set forth in SECTION 7.12 OF THE COMPANY DISCLOSURE SCHEDULE:

        (i) all rents and other amounts currently due thereunder have been paid and no waiver or indulgence or postponement of any obligation thereunder has been granted by any lessor or sublessor; and

        (ii) the Company has not entered into any sublease or assignment with respect to its interest in such lease.

    7.13 MATERIAL CONTRACT DEFAULTS. The Company is not and has not received any written notice and has no Knowledge that it is in default in any respect under any Contract to which it or by which its Assets, business or operations thereof may be bound or affected or under which it or its Assets, business or operations receive benefits except for those defaults, which either alone or when combined with all similar liabilities, which would have a material adverse effect on the Condition of the Company, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

    7.14 LEGAL PROCEEDINGS. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company, nor is there any Order imposed on the Company that will have, or is reasonably likely to have, individually or in the aggregate, such a material adverse effect. All Litigation pending or threatened against the Company is set forth in SECTION
7.14 OF THE COMPANY DISCLOSURE SCHEDULE.

    7.15  STATEMENTS TRUE AND CORRECT.

    (a) The representations and warranties of the Company set forth in this Agreement, and in the documents delivered by the Company to the Purchaser pursuant to this Agreement, are, as of the date hereof, and will be, as of the Effective Time, true and correct in all respects.

    (b) None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement (as defined in SECTION 9.14 hereof) or the Proxy Statement (as defined in SECTION 9.09(B) hereof) will, at the time (i) the Registration Statement becomes effective or (ii) the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or, at the time of the Shareholder Meeting (as defined in SECTION 9.09(A) hereof) or at the Effective Time, as then amended or supplemented, omit any information necessary to correct any statement which has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting, except that no representation is made by the Company with respect to information supplied by the Purchaser that relates to the Purchaser or any Affiliate or associate of the Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects, as to form and otherwise, with the requirements of all applicable Laws.

    (c) All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law and none of them will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

    7.16 BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any material liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby, except that the Company has engaged, and will pay a fee to, A.G. Edwards & Sons, Inc. pursuant to a letter agreement.

    7.17  EMPLOYEE BENEFIT PLANS.

    (a) The Company has delivered to the Purchaser prior to the date hereof true and complete copies or summaries of, and the most recent Form 5500 and actuarial valuation, if applicable, with respect to, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Neither the Company nor any ERISA Affiliate of the Company maintains or has maintained any multi-employer plan within the meaning of
Section 3(37) of ERISA. SECTION 7.17(A) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a list of all of the Company Benefit Plans.

    (b) All the Company Benefit Plans are in compliance in all material respects with the applicable terms of ERISA and the Code and any other applicable Laws, the breach or violation of which will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

    (c) No Company ERISA Plan is a Defined Benefit Pension Plan and neither the Company nor any ERISA Affiliate of the Company ever sponsored or maintained a Defined Benefit Pension Plan.

    (d) Except as set forth in SECTION 7.17 OF THE COMPANY DISCLOSURE SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company from the Company under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any extent, which will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company. To the extent applicable, the Company shall amend all of its Company ERISA Plans so as to provide that none of the transactions contemplated by this Agreement shall be, or shall be deemed to be, a change of control thereunder.

    7.18 ENVIRONMENTAL MATTERS. To the Knowledge of the Company, the Company is, and has been, in compliance with all applicable Environmental Laws, except for violations which will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Company and there is no Litigation pending or threatened, before any court, Governmental Entity or other forum in which the Company has been or, with respect to threatened Litigation, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law, or
(ii) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by the Company, nor to the Knowledge of the Company, is there any reasonable basis for any such Litigation.

    7.19 LABOR MATTERS. The Company is not a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization, nor is it the subject of any material Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Laws) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, any of which will have, or is reasonably likely to have, a material adverse effect on the Condition of the Company.

    7.20  INSURANCE.

        (a) SCHEDULE 7.20 OF THE COMPANY DISCLOSURE SCHEDULE sets forth, as of August 31, 1994, a list of (i) all policies of insurance maintained by the Company with respect to its Assets, business, employees or otherwise and
    (ii) each life insurance policy of which the Company is the owner or beneficiary.

        (b) The Company is insured with reputable insurers against such risks and in such amounts normally insured against by companies of the same type and in the same line of business. All of the insurance policies, binders or bonds maintained by the Company is in full force and effect and the Company is not in default thereunder. All claims thereunder have been filed in due and timely fashion and all such policies, binders and bonds will remain in full force and effect after the Closing Date, unaffected by the transactions contemplated hereby.

    7.21  ABSENCE  OF CHANGES.   Since December  31, 1993, the  Company has  not
experienced any material adverse effect on its financial condition, results of operations, business, properties, Assets or prospects.

    7.22 BANK AND BROKERAGE ACCOUNTS. SECTION 7.22 OF THE COMPANY DISCLOSURE SCHEDULE contains and true and complete list of all banking and brokerage institutions in which the Company, or any of its Subsidiaries, has accounts or safety deposit boxes, together with the account numbers thereof and the names of the persons authorized to have access thereto.

                                  ARTICLE VIII
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Company, with such exceptions and qualifications as are stated in this ARTICLE VIII, as follows:

    8.01 ORGANIZATION, STANDING, AND AUTHORITY. The Purchaser is, and the Merger Sub upon its formation will be, a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Purchaser has the corporate power and authority to own, lease and operate all of its Assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not have, or is not reasonably likely to have, a material adverse effect on the Condition of the Purchaser or its ability to consummate the transactions contemplated in this Agreement.

    8.02 AUTHORIZATION OF TRANSACTION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the Company, represents a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Exception and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or at law.

    8.03   NON-CONTRAVENTION.   None  of  the  execution and  delivery  of  this
Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or the compliance by the Purchaser with any of the provisions herein will:

        (a) conflict with or result in a breach of any provision of the Purchaser's articles of incorporation or bylaws;

        (b) constitute or result in a violation or breach of any term, condition or provision of, or constitute a default with or without notice of lapse of time or both under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit with respect to, or result in the creation of any lien upon any of the Assets of the Purchaser pursuant to, Contract to which the Purchaser is a party or by which it or any of its Assets may be subject, except for such violations, breaches, defaults, terminations, cancellations, accelerations or creations that will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Purchaser; or

        (c) subject to receipt of the Requisite Regulatory Approvals, violate any Law, Order or Authorization applicable to the Purchaser or any of its properties or assets.

    8.04 CONSENTS. No Consent of any Person is necessary to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, other than:

        (a) Consents of the Governmental Entity having jurisdiction with respect to the business of the Purchaser in each state in which the Company is doing business, including, but not limited to, the Florida Department of Insurance;

        (b) the filing of pre-merger notification and the expiration or early termination of the waiting period required by the HSR Act;

        (c) notices to the IRS or the PBGC, if any, with respect to any employee benefit plans maintained by the Purchaser;

        (d) the filing of the Articles of Merger with the Secretary of State of the State of Florida; and

        (e) Consents that, if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Purchaser or its ability to consummate the transactions contemplated hereby or the business of the Purchaser.

    8.05  STATEMENTS TRUE AND CORRECT.

        (a) The representations and warranties of the Purchaser set forth in this Agreement, and in the documents delivered by the Purchaser to the Company pursuant to this Agreement, are, as of the date hereof, and will be, as of the Effective Time, true and correct in all respects.

        (b) None of the information supplied or to be supplied by the Purchaser for inclusion in the Registration Statement or the Proxy Statement will, at the time (i) the Registration Statement becomes effective or (ii) the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or, at the time of the Shareholder Meeting or at the Effective Time, as then amended or supplemented, omit any information necessary to correct any statement that has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting, except that no representation is made by the Purchaser with respect to information supplied by the Company that relates to the Company or any Affiliate or associate of the Company for inclusion in the Registration Statement or the Proxy Statement. The Registration Statement will comply in all material respects, as to form and otherwise, with the requirements of all applicable Laws.

        (c) All documents that the Purchaser is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law and none of them will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

    8.06 BROKERS AND FINDERS. Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any material liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated hereby.

    8.07 PURCHASER COMMON STOCK. All shares of common stock, $0.50 par value (the "Purchaser Common Stock") to be issued in the Merger will be duly and validly issued and are fully paid and nonassessable and will not be subject to any preemptive rights.

    8.08 REGULATORY MATTERS. The Purchaser has not received any indication from any Governmental Entity that such entity would oppose or refuse to grant or issue its Consent, if required, with respect to the transactions contemplated hereby and the Purchaser is not aware of any basis for any Governmental Entity to oppose or refuse to grant such Consent.

    8.09 REPORTS. Since January 1, 1991, the Purchaser has filed all reports and statements, together with all amendments required to be made with respect thereto, that it was required to file, with any Governmental Entity, including, without limitation, all Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements with the SEC, except where the failure to so file will not have, or is not reasonably likely to have, a material adverse effect on the Condition of the Purchaser or its ability to consummate the transactions contemplated in this Agreement. As of their respective dates, each of such reports and documents described in the preceding sentence, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Laws enforced or promulgated by the applicable Governmental Entity and no such report contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Purchaser has no material Liabilities, except for material Liabilities that are accrued or reserved against in the reports and statements filed with the SEC prior to the date hereof (other than those incurred in connection with the Merger or in the ordinary course of business) nor has any event occurred that, but for the lapse of time, is otherwise required to be reported to any Governmental Entity, which event would reasonably be expected to have a material adverse effect on the Purchaser.

                                   ARTICLE IX
                            COVENANTS OF THE PARTIES

    9.01 BEST EFFORTS AND FURTHER ASSURANCES. Each of the Parties shall use its best efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on such Party with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in ARTICLE X hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with each other Party to obtain) any Consent of any Person which is required to be obtained or made by such Party in connection with the transactions contemplated by this Agreement and (c) to take, or cause to be taken, all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

    9.02  PRE-CLOSING COVENANTS OF THE COMPANY.

        (a) OPERATION OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company shall use its best efforts to (x) preserve its business organization intact, (y) keep available the present services of its employees and (z) preserve the goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser, and except as set forth in SECTION 9.02(A) OF THE COMPANY DISCLOSURE SCHEDULE, the Company shall not:

           (i) declare or pay any dividends on, or make other distributions in respect of the Company Capital Stock (other than regular or partial dividends due in respect of the Company Preferred Stock) prior to the Closing Date;

           (ii) issue, sell, redeem, or purchase any of its capital stock or other equity securities of any kind or grant or issue any additional options or other rights to acquire any of its equity securities;

          (iii) amend its articles of incorporation, bylaws or other similar applicable governing documents;

          (iv) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing Assets in good repair;

           (v) enter into any new line of business;

          (vi) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the Assets of, or by any other manner, any business or division thereof or, any Person or, other than in the ordinary course of business consistent with prior practice, otherwise acquire any Assets that would be material, individually or in the aggregate, to the Condition of the Company;

          (vii) except for increases in the ordinary course of business consistent with past practice, as disclosed in SECTION 9.02(A) OF THE COMPANY DISCLOSURE SCHEDULE:

               (A) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or

               (B) enter into, modify or renew any Contract providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

         (viii) other than activities in the ordinary course of business consistent with prior practice and subject to general parameters agreed to by the Parties, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its Assets;

          (ix) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance to any Person;

           (x) accelerate, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract to which the Company is a party or by which the Company or its Assets is bound;

          (xi) make any change in accounting principles or methods from those currently employed, except as required by GAAP or by applicable Law;

          (xii) grant any Lien, or, other than in the ordinary course of business, permit any Lien to be placed on any of its Assets;

         (xiii) take any action, or fail to take any action, that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties of the Company contained in this Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by Law;

         (xiv) enter into any intercompany transaction not in the ordinary course of business that decreases the Net Worth Differential, if any; or

          (xv) agree to do any of the foregoing.

        (b) FINANCIAL STATEMENTS. The Company will deliver to the Purchaser promptly upon the completion thereof copies of its monthly consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of the cash flows (including related notes and schedules) prepared subsequent to the execution of this Agreement. All material expenses of the Company relating to this Agreement and the consummation of the transactions contemplated hereby, as well as the effect of the exercise of unqualified Company Stock Options, shall be accrued or otherwise reflected in such Financial Statements.

        (c) INVESTMENTS. During the period from the date hereof and continuing until the Closing Date, the Company shall manage its investments consistent with the guidelines established by the Purchaser and the Company as set forth in APPENDIX "B" attached hereto.

    9.03 PRE-CLOSING COVENANTS OF THE PURCHASER. During the period from the date of this Agreement and continuing until the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Company, the Purchaser will:

        (a) not take, or fail to take, any action that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties of the Company contained in this Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by Law; and

        (b) will deliver to the Company promptly upon the filing thereof with the SEC copies of its quarterly and annual consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of the cash flows (including related notes and schedules) prepared subsequent to the execution of this Agreement.

    9.04  ACCESS TO INFORMATION.

        (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall afford to the officers, employees, accountants, counsel and other representatives of the other Party access, during normal business hours during the period prior to the Closing Date, to all of its material Assets, Books and Records and, during such period, each

    Party shall make available to the other Party (i) a copy of each report, schedule and other document filed or received by it during such period from any Governmental Entity (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning the Assets, business and personnel of such Party as the other Party may reasonably request; PROVIDED, HOWEVER, that in no event shall any information, analyses, draft documents, notes or other material relating to the Merger, whether in the possession of the Company or any of its representatives (collectively, the "Transaction Information"), be made available at any time, whether prior to or after the Closing, to the Purchaser or its representatives and all such Transaction Information shall remain at all times prior to the Closing the proprietary and confidential information of the Company. Prior to the Closing, all of the Transaction Information in the possession of the Company shall either be destroyed or delivered to A.G. Edwards & Sons, Inc.

        (b) All information furnished by one of the Parties to the other Party or any of its representatives pursuant to this SECTION 9.04 shall be treated as the sole property of the Party furnishing such information and, if the Closing shall not occur, the Party receiving such information and its representatives shall return to the Party furnishing such information all of such written information and all documents or other materials containing, reflecting or referring to such information. The Party receiving such information shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated and shall not apply to (i) any information that (A) was already in the recipient's possession prior to the disclosure thereof by the Party furnishing such information (whether such information was furnished pursuant to this Agreement or the Confidentiality Agreement, dated August 4, 1994, between the Company and the Purchaser (the "Confidentiality Agreement")),
    (B) was then generally known to the public, or (C) was disclosed to the Party receiving such information by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Party receiving information pursuant to this
    SECTION 9.04 is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Party furnishing such information to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, the Party receiving such information may disclose such information to such Governmental Entity without Liability hereunder.

    9.05  REGULATORY APPROVALS.

        (a) The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such Party that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Consents necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

        (b) Each Party shall, upon request, furnish each other with all information concerning itself, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any Governmental Entity in connection with the transactions contemplated by this Agreement.

        (c) Each Party shall promptly furnish each other with copies of written communications received by it or any of its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

    9.06 PRESS RELEASES. Subject to the requirements of applicable Law and, if applicable, the rules of the NYSE, each of the Purchaser and the Company shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the transactions contemplated hereby.

    9.07  EMPLOYEE MATTERS.

        (a) BENEFITS. Subject to SECTION 9.07(C) hereof, immediately following the Effective Time, the Purchaser shall cause the Surviving Corporation to provide generally to its officers and employees employee benefits, including, without limitation, pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that, when taken as a whole, are not substantially less than those currently provided by the Company to such officers and employees.

        (b) CONTRACTS AND VESTED BENEFITS. Subject to SECTION 9.07(C) hereof, immediately following the Effective Time, the Purchaser shall cause the
    Surviving Corporation to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts described in SECTION 7.12 OF THE COMPANY DISCLOSURE SCHEDULE between the Company and any current or former director, officer and employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

        (c) SUBSEQUENT MODIFICATIONS. SECTIONS 9.07(A) AND (B) above shall apply only to the time immediately following the Effective Time; thereafter, the Purchaser reserves the right on behalf of the Company to exercise maximum flexibility with respect to the retention of employees and the right to modify or eliminate benefits (subject, in all cases to applicable law and prior contract rights of such employees).

    9.08 NON-SOLICITATION OF EMPLOYEES. If this Agreement is terminated, the Purchaser agrees that for a period of two (2) years following the date of termination it shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, encourage, solicit, continue or initiate discussions or negotiations with, or provide offers of employment to persons who currently are, or who become prior to the date of such termination, executive employees of the Company.

    9.09  SHAREHOLDER APPROVAL.

        (a) As soon as reasonably practicable following the date of this Agreement, the Company shall take all action necessary in accordance with the Laws of the State of Florida and its articles of incorporation and bylaws to call, give notice of and convene a meeting (the "Shareholder Meeting") of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the shareholders of the Company and, subject to its fiduciary obligations as advised in writing by counsel or its investment bankers, shall recommend that the Company's shareholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Company's shareholders in connection therewith. The Company shall, subject as aforesaid, use its best efforts to solicit and secure from shareholders of the Company such approval and adoption.

        (b) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be mailed a proxy statement to its shareholders entitled to vote at the Shareholder Meeting (the "Proxy Statement"). The Purchaser shall cooperate fully with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be mailed, and no amendment or supplement thereto shall be made by the Company, without consultation with the Purchaser.

    9.10 ACQUISITION PROPOSALS. The Company shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its officers, directors, employees, agents or advisors or other representatives or consultants (collectively, the "Company's Representatives") not to, directly or indirectly,
(a) solicit or initiate any proposals or offers from any Persons relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with the Company (such transactions are referred to herein as "Acquisition Transactions") or (b) except to the extent that the Board of Directors reasonably believes it is required, in the exercise of its fiduciary duties in accordance with applicable Law, to participate or cause the Company's Representatives to participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this SECTION 9.10 shall restrict or prohibit any disclosure by the Company that is required under applicable Law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Board may, but is not required to, rely on the written opinion of counsel to the Board in determining whether its fiduciary duties require it to participate or cause the Company's Representatives to participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to an Acquisition Transaction.

    9.11 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of
(a) the occurrence, or failure to occur, of any event that such Party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted with respect to such failure.

    9.12  INDEMNIFICATION; DIRECTOR'S AND OFFICER'S INSURANCE.

    The Surviving Corporation shall honor the indemnification agreements identified in SECTION 7.12 OF THE COMPANY DISCLOSURE SCHEDULE for a period of time not to exceed six (6) years. In addition, the Company shall have acquired prior to the Effective Time, director's and officer's liability insurance coverage with aggregate limits of five million dollars, which the Surviving Corporation shall maintain after the Effective Time, subject to the general corporate policies of the Purchaser from time to time in effect with respect such insurance, covering each Person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company, which insurance shall be on terms not materially less favorable than the insurance maintained in effect by the Company on the date hereof in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), and deductibles; PROVIDED, HOWEVER, that if the Surviving Corporation shall not maintain such director's and officer's liability insurance coverage (or coverage of less than $5,000,000), then the Purchaser shall guaranty the payment and performance of the Surviving Corporation's obligations under the indemnification agreements in SECTION 7.12 OF THE COMPANY DISCLOSURE SCHEDULE.

    9.13   TAX-FREE REORGANIZATION  TREATMENT.   Neither the  Purchaser nor  the
Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the

Merger as a "reorganization" within the meaning of Section 368(a) of the Code. The Purchaser shall use its good faith efforts to take such actions that the Company reasonably requests and that are within its control to enable Mahoney Adams & Criser to render an opinion, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Mahoney Adams & Criser may require and rely upon representations contained in certificates of officers of the Company, the Purchaser and others.

    9.14 REGISTRATION STATEMENT. The Purchaser shall (a) prepare and file with the SEC as soon as is reasonably practicable a registration statement on Form S-4, or other appropriate form, under the 1933 Act (the "Registration Statement"), (b) use its reasonable best efforts to cause the Registration Statement to become effective and remain effective through the Effective Time and (c) take any action reasonably required to be taken under any applicable state blue sky or securities laws in connection therewith. The Company shall furnish the Purchaser with all information concerning the Company and the holders of the Company Capital Stock as the Purchaser may reasonably request in connection with the foregoing.

    9.15 AGREEMENTS OF AFFILIATES. The Company shall deliver to the Purchaser a letter identifying all Persons whom the Company believes to be, at the time the Merger is submitted to a vote at the Shareholders meeting, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an Affiliate in such letter to deliver to the Purchaser prior to the Effective Time a written agreement providing that each such Affiliate will agree not to sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock to be received by such Persons in the Merger except in compliance with the applicable provisions of the 1933 Act. Prior to the Effective Time, the Company shall amend and supplement such letter and use its reasonable best efforts to cause each additional Person who is identified as an Affiliate to execute a written agreement as set forth in this SECTION 9.15. Each of the Company and the Purchaser shall use its best efforts to cause each Affiliate (for purposes of Rule 145 under the 1933 Act) of such Party to deliver to the other Party hereto, as soon as practicable after the date hereof, and prior to the date of the Shareholders Meeting called to approve this Agreement, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Purchaser Common Stock to be received by such Affiliate in the Merger, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

    9.16 LISTING OF PURCHASER COMMON STOCK. The Purchaser shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE upon official notice of issuance, the shares of Purchaser Common Stock to be issued to holders of Company Capital Stock and Company Stock Options in the Merger.

    9.17 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Purchaser and the Company shall be entitled, but shall not be obligated, to revise the structure of the Merger and related transactions described in ARTICLES I THROUGH VI hereof provided that each of the transactions comprising such revised structure shall fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the Company's stockholders to an adverse tax consequences or change the amount of consideration to be received by such stockholders (except for cash for fractional shares), and in the reasonable opinion of the Company will be consummated in as timely a manner as the structure contemplated herein. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

    9.18 COMPANY STOCK OPTIONS. Prior to the Effective Time, the Board of Directors of the Company shall take such action as may be required to effect the conversion and cancellation of the Company Stock Options as contemplated pursuant to SECTION 4.01(B)(III) hereof and any related transaction contemplated with respect to such options.

                                   ARTICLE X
                                   CONDITIONS

    10.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each of the Company and the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

        (a) CONSENTS. Other than the filing of the Articles of Merger contemplated by SECTION 2.03 hereof, all Consents (i) of any Governmental Entity that are prescribed by Law as necessary for the consummation of the transactions contemplated hereby (including the lapse of any waiting periods imposed by Law), other than Consents, the failure to obtain which would have a no material adverse effect on the consummation of the transactions contemplated hereby, shall have been filed, occurred or obtained (all such Consents, and the lapse of all such waiting periods, being referred to as the "Requisite Regulatory Approvals"), as the case may be, and (ii) set forth in SECTION 7.07 OF THE COMPANY DISCLOSURE SCHEDULE shall have been filed, occurred or obtained. All such Requisite Regulatory Approvals or other consents shall be in full force and effect.

        (b) INJUNCTIONS. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any Litigation by any Governmental Entity seeking any such Injunction be pending. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

        (c) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding Company Capital Stock entitled to vote in accordance with the FBCA and the Company's articles of incorporation and bylaws.

        (d) REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        (e) LISTING. The shares of Purchaser Common Stock issuable pursuant to the Merger shall have been authorized for listing on the NYSE.

        (f) DISSENTING SHARES. Holders of not more than 15% of the Company's Capital Stock shall have perfected their dissenter's rights under applicable Law.

    10.02 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in ARTICLE VII of this Agreement, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent any of such representations and warranties are by their express provisions made as of a specified date) and the Purchaser shall have received a certificate signed by a duly authorized officer of the Company to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing, and the Purchaser shall have received a certificate signed by a duly authorized officer of the Company to that effect.

        (c) OPINION OF COUNSEL. The Purchaser shall have received a written opinion of counsel to the Company, dated as of the Closing Date, containing such opinions as are customary in a transaction of this kind and otherwise in form and substance reasonably satisfactory to the Purchaser.

        (d) ALEKNA EMPLOYMENT AGREEMENT. The Purchaser shall have entered into an employment agreement with Stan A. Alekna, having a term of three (3) years (or such lesser period as may be reasonably acceptable to the Purchaser) and such other reasonable terms as the Purchaser and Mr. Alekna may agree to.

        (e) CHANGE IN LAWS APPLICABLE TO TRANSACTION. The tax or other Laws applicable to the transactions contemplated by this Agreement shall not have been changed, nor be subject to being changed, in a manner that has, or is reasonably likely to have, a material adverse effect on the Purchaser or the Company.

        (f) NO DAMAGE OR DESTRUCTION; NO ADVERSE CHANGE. Since the date of this Agreement, there shall not have any casualty loss to any facility, property, machinery or equipment owned or operated by the Company, which casualty loss shall have a material adverse effect on the Company's financial condition, results of operations, properties, Assets or prospects. Additionally, there shall have been no material adverse effect, and no events, transactions or information shall have come to the attention of the Purchaser which could be reasonably expected to have a material adverse effect, on the on-going business of the Company.

        (g) NO PROCEEDINGS. There shall not be pending any litigation or proceedings against the Purchaser or the Company that seeks to impose substantial damages in connection with, or to restrain, materially modify or invalidate, the transactions contemplated by this Agreement and no preliminary or permanent injunction or order that would prohibit, materially modify or restrain such transactions shall be in effect.

    10.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in ARTICLE VIII hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent any of such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by a duly authorized officer of the Purchaser to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to Closing, and the Company shall have received a certificate signed by a duly authorized officer of the Purchaser to that effect.

        (c) OPINION OF COUNSEL. The Company shall have received a written opinion of counsel to the Purchaser, dated as of the Closing Date, containing such opinions as are customary in a transaction of this kind and otherwise in form and substance reasonably satisfactory to the Company.

        (d) PURCHASER TRADING AVERAGE.   The Purchaser Trading Average shall  be
    equal to or greater than $40.00.

                                   ARTICLE XI
                                  TERMINATION

    11.01   TERMINATION.   This Agreement may be  terminated and the transaction
contemplated hereby abandoned at any time at or prior to Closing:

        (a) by the mutual consent of the Company and the Purchaser;

        (b) by either Party, if there shall have been any material breach by the other Party of any of its covenants or agreements contained herein and such breach shall not have been remedied, or cannot be remedied, within 30 days after written notice specifying the nature of such breach and requesting that it be remedied has been delivered to the breaching Party;

        (c) by either Party, if the Closing Date shall not have occurred on or prior to June 15, 1995, unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its or their agreements as set forth in this Agreement required to be performed or observed by such Party on or before the Closing Date;

        (d) by either Party upon written notice to the other Party that (i) any Requisite Regulatory Approval shall have been denied, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (e) by either Party (provided that the terminating Party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein), if the stockholders of the Company fail to approve the Merger at the Shareholder Meeting; and

        (f) by the Company, if the Board of Directors shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its Assets by merger or other business combination or in order to approve a tender offer for the Company Capital Stock by a third party, in either case, as determined by the Company's Board of Directors, on terms more favorable to the Company's stockholders than the Merger.

    11.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 11.01, this Agreement shall become void and have no effect and no Party shall have any obligation to the other Party with respect to this Agreement, except that (i) the provisions of SECTIONS 9.04(B), 9.08, 12.09 and this SECTION 11.02 shall survive any such termination and abandonment, (ii) no Party shall be relieved or released from any Liability arising out of any willful and intentional breach of any provision of this Agreement, and (iii) if terminated under Section 11.01(f) hereof, the Company shall reimburse the Purchaser for all out-of-pocket expenses incurred by the Purchaser arising out of or relating to this Agreement and the transactions contemplated hereby.

    11.03 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. Except for ARTICLE V and SECTIONS 6.04, 9.07 AND 9.12 of this Agreement, none of the respective representations, warranties, covenants, agreements or other obligations of the Parties shall survive the Effective Time. Such representations, warranties, covenants, agreements or other obligations of the Parties that survive the Effective Time shall be for the benefit of the shareholders of the Company.

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.01 NOTICES. Notices to be given to a Party hereunder shall be in writing, and delivered either (a) personally, (b) by facsimile transmission, or
(c) by depositing the same in the United States mail, certified, return receipt requested, postage prepaid or by courier or overnight carrier, and addressed to such Party at the following addresses, or at such other address as such Party may notify in writing to the other Party:

    IF TO THE COMPANY:

    National Health Care Systems of Florida, Inc.
    8130 Baymeadows Way West
    Suite 200
    Jacksonville, Florida 32245
    Facsimile Number: (904) 731-5600
    Attention: Stan A. Alekna, President and CEO

    With a copy to:

    Mahoney Adams & Criser
    3400 Barnett Center
    50 North Laura Street
    Jacksonville, Florida 32202
    Facsimile Number: (904) 798-2661
    Attention: W. Hamilton Traylor, Esquire

    IF TO THE PURCHASER

    Protective Life Corporation
    2801 Highway 280 South
    Birmingham, Alabama 35223
    Facsimile Number: (205) 868-3023
    Attention: John D. Johns, Executive Vice President and CFO

    With a copy to:

    Protective Life Corporation
    2801 Highway 280 South
    Birmingham, Alabama 35223
    Facsimile Number: (205) 868-3597
    Attention: Deborah J. Long, Senior Vice President and General Counsel

    Notices delivered personally or by courier or overnight carrier to a Party shall be effective upon delivery, notices delivered by facsimile transmission shall be effective upon confirmation of receipt (either telephonically or by confirmation sheet) and notices delivered by mail shall be effective upon the earlier of (x) their acceptance or rejection by the Party to whom they are addressed or (y) five (5) days after the proper posting thereof.

    12.02 AMENDMENT. This Agreement may be amended only by an instrument in writing executed by all Parties; provided, however, that the Purchase Price shall not be decreased or otherwise altered or modified in any manner adverse to the Company's stockholders without the approval of the Company's stockholders entitled to vote thereon.

    12.03 ASSIGNMENT. Neither Party may assign any of its rights or delegate any of its obligations hereunder to any other Person without the written consent of the other Party and any such purported assignment or delegation shall be void and of no effect.

    12.04    COUNTERPARTS.   This Agreement  may  be executed  in any  number of
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida.

    12.06 ENTIRE AGREEMENT. This Agreement, together with any appendices, exhibits and schedules, including, without limitation, the Company Disclosure Schedule, set forth the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede any prior arrangements, negotiations or understandings, whether written or oral, among the Parties with respect to the subject matter hereof. To the extent that the provisions of this Agreement conflict with the provisions of the Confidentiality Agreement, the provisions of this Agreement shall govern.

    12.07  WAIVERS.

        (a) Prior to or at the Effective Time, the Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Purchaser under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Purchaser.

        (b) Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Purchaser, to waive or extend the time for the compliance or fulfillment by the Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    12.08 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

    12.09 EXPENSES. Each Party shall pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated herein are consummated, including the fees and expenses of the counsel and accountants of each; PROVIDED, HOWEVER, that (a) the expenses, fees (including, without limitation, filing fees pursuant to the HSR Act) and costs necessary for obtaining any Consents or Requisite Regulatory Approvals (other than the fees and expenses of the Company's attorneys, accountants or other consultants) rendered in connection therewith) shall be borne by the Purchaser and (b) nothing contained in this SECTION 12.09 shall limit any Party's liability arising out of any willful and intentional breach of any provision of this Agreement.

                           [SIGNATURES ON NEXT PAGE]

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                          NATIONAL HEALTH CARE SYSTEMS OF
                                          FLORIDA, INC.

                                          By:         /s/ THOMAS V. BRUNS

                                             -----------------------------------
                                                       Thomas V. Bruns
                                                    CHAIRMAN OF THE BOARD

                                          PROTECTIVE LIFE CORPORATION

                                          By:       /s/ DRAYTON NABERS, JR.

                                             -----------------------------------
                                                     Drayton Nabers, Jr.
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

                  APPENDIX "A" TO AGREEMENT AND PLAN OF MERGER

    "ACQUISITION  TRANSACTIONS"  shall  have  the  meaning  assigned  thereto in
SECTION 9.10 of this Agreement.

    "ADJUSTED CASH  PERCENTAGE"  shall  have the  meaning  assigned  thereto  in
SECTION 5.02 of this Agreement.

    "ADJUSTED  CASH PORTION" shall have the  meaning assigned thereto in SECTION
5.02 of this Agreement.

    "ADJUSTED STOCK  PERCENTAGE"  shall have  the  meaning assigned  thereto  in
SECTION 5.03 of this Agreement.

    "ADJUSTMENT CERTIFICATE" shall have the meaning assigned thereto in SECTION 5.05(A) of this Agreement.

    "ADJUSTMENT DATE" shall have the meaning assigned thereto in SECTION 5.06(B) of this Agreement.

    "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

    "AGREEMENT" shall mean this Agreement and Plan of Merger, as amended or supplemented from time to time. References to Articles, Sections, Schedules, Exhibits and the like refer to the Articles, Sections, Schedules, Exhibits and the like of this Agreement unless otherwise indicated.

    "ARTICLES OF MERGER" shall have the meaning set forth in SECTION 2.03 of this Agreement.

    "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person.

    "AUGUST BALANCE SHEET" shall mean the unaudited consolidated balance sheet of the Company as of August 31, 1994, a copy of which has been delivered to the Purchaser prior to the date of this Agreement.

    "AUTHORIZATION" shall mean any approval, authorization, certificate, easement, filing, franchise, license, notice or permit of, or notice to or filing with, any Governmental Entity, or other similar right, that is or may be binding upon or inure to the benefit of any Person or its Assets or business.

    "BANKRUPTCY EXCEPTION" shall mean applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally.

    "BOOKS" shall mean, with respect to any Person, the general ledger of such Person and any related subsidiary ledger.

    "CASH PERCENTAGE" shall have the meaning assigned thereto in SECTION 5.02 of this Agreement.

    "CASH PORTION" shall have the meaning assigned thereto in SECTION 5.01 of this Agreement.

    "CERTIFICATES" shall have the meaning assigned thereto in SECTION 4.04 of this Agreement.

    "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

    "CLOSING BALANCE SHEET" shall mean an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the month-end immediately preceding the Closing Date, which Closing Balance Sheet shall be prepared in accordance with the terms of this Agreement and GAAP consistent with the accounting principles used in the preparation of the Company's audited financial statements or as otherwise contemplated by this Agreement; PROVIDED, HOWEVER, that any and all expenses attributable to or relating to this Agreement, and the transactions contemplated hereby, shall be fully expensed or accrued on such Closing Balance Sheet.

    "CLOSING DATE" shall mean the date on which the Closing shall take place as provided by SECTION 2.02 of this Agreement.

    "CODE" means the Internal Revenue of 1986, as amended.

    "COMMON  EQUIVALENT  AMOUNT"  shall  have the  meaning  assigned  thereto in
SECTION 5.02 of this Agreement.

    "COMPANY" shall mean National Health Care Systems of Florida, Inc., a Florida corporation.

    "COMPANY  BENEFIT PLAN" shall  have the meaning  assigned thereto in SECTION
7.17 of this Agreement.

    "COMPANY CAPITAL STOCK" shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

    "COMPANY COMMON STOCK" shall have the meaning assigned thereto in SECTION 4.01(B)(I) of this Agreement.

    "COMPANY DISCLOSURE SCHEDULE"  shall have  the meaning  assigned thereto  in
ARTICLE VII of this Agreement.

    "COMPANY ERISA PLAN" shall have the meaning assigned thereto in SECTION 7.17 of this Agreement.

    "COMPANY  FINANCIAL STATEMENTS" shall  have the meaning  assigned thereto in
SECTION 7.04 of this Agreement.

    "COMPANY PREFERRED STOCK" shall have the meaning assigned thereto in SECTION 4.01(B)(II) of this Agreement.

    "COMPANY STOCK OPTION" and "COMPANY STOCK OPTIONS" shall have the meanings set forth in SECTION 4.01(B)(III) of this Agreement.

    "COMPANY'S  REPRESENTATIVES"  shall  have the  meaning  assigned  thereto in
SECTION 9.10 of this Agreement.

    "CONDITION" shall mean, as to any Person, the business, financial condition, results of operations or prospects of such Person and its Subsidiaries, taken as a whole.

    "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or notice to or filing with, any Person pursuant to any Contract, Law, Order or Authorization.

    "CONSOLIDATED GAAP NET WORTH" shall mean Net Worth of the Company and its Subsidiaries as reflected on the Closing Balance Sheet.

    "CONSTITUENT CORPORATIONS" shall mean the Merger Sub and the Company, as parties to the Merger.

    "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document (other than an Order or Authorization) to which any Person is a party or that is binding on any Person.

    "DEFINED  BENEFIT PENSION PLAN"  shall have the  meaning assigned thereto in
Section 3(35) of ERISA.

    "DISAGREEMENT" shall have the meaning assigned thereto in SECTION 5.06(B) of this Agreement.

    "DISPUTED AMOUNT" shall have the meaning assigned thereto in SECTION 5.07 of this Agreement.

    "DISSENTERS' ADDITIONAL AMOUNT" shall have  the meaning assigned thereto  in
SECTION 5.09 of this Agreement.

    "DISSENTERS'  CONTRACTUAL AMOUNT" shall have the meaning assigned thereto in
SECTION 5.09 of this Agreement.

    "DISSENTING SHARES" shall have the meaning assigned thereto in SECTION 4.03 of this Agreement.

    "EFFECTIVE TIME" shall have the meaning assigned thereto in SECTION 2.03 of this Agreement.

    "ENVIRONMENTAL LAWS" shall mean all Laws relating to the protection of the environment, human health, safety, or natural resources, or to emissions, discharges, or releases of Hazardous Materials into the environment including without limitation, air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE AGENT" shall have the meaning assigned thereto in SECTION 6.01 of this Agreement.

    "EXCHANGE RATIO" shall have the meaning assigned thereto in SECTION 5.03 of this Agreement.

    "FBCA" shall mean the Florida Business Corporation Act, Chapter 607, Florida Statutes (1993), as amended from time to time.

    "FULLY DILUTED PURCHASE PRICE"  shall have the  meaning assigned thereto  in
SECTION 5.01 of this Agreement.

    "FULLY DILUTED PURCHASE PRICE PER SHARE" shall have the meaning assigned thereto in SECTION 5.01 of this Agreement.

    "GAAP" shall mean generally accepted accounting principles.

    "GOVERNMENTAL ENTITY" shall mean any governmental department, commission, board, bureau, agency, instrumentality, judicial, administrative or regulatory body, or any foreign, federal, state or local government, or political subdivision thereof, having jurisdiction over the matter or matters in question.

    "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section9601 et seq., or any similar state Law.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INJUNCTION" shall mean any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby.

    "IRS" shall mean the Internal Revenue Service.

    "KNOWLEDGE" as used with respect to a Person shall mean the actual knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, General Counsel, any Assistant or Deputy General Counsel, or any Vice President of such Person.

    "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business.

    "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    "LIEN" shall mean, with respect to any asset of any Person, any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), priority or other security agreement or preferential arrangement of any kind or nature whatsoever with respect to such asset (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction), other than (a) Liens for current property Taxes not yet due and payable, (b) Liens incurred in the ordinary course of business, and (c) other Liens that will not or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of the Person in question.

    "LITIGATION" shall mean any action, arbitration, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, or administrative or other proceeding, commenced against or with respect to a Person or its Assets.

    "MATERIAL ADVERSE  CHANGE,"  "MATERIAL ADVERSE  EFFECT,"  "MATERIAL  ADVERSE
IMPACT," "MATERIAL," "MATERIALLY," or any similar terms are used in this Agreement (whether in the representations set forth in ARTICLE VII or in ARTICLE VIII, the closing conditions contained in ARTICLE X or otherwise) with respect to the Condition of the Company or the Purchaser (in each case whether individually or together with its Subsidiaries), as the case may be, the following expenses and adjustments shall be excluded in determining whether a material adverse change, effect or impact has occurred: (i) all out-of-pocket fees and expenses (including legal, accounting, investigatory, and other fees and expenses) incurred in connection with the consummation of the transactions contemplated by this Agreement; (ii) any effect resulting from any change in Law, or GAAP, that impacts entities such as the Company generally; and (iii) any effect resulting from compliance by any Party with the terms of this Agreement.

    "MERGER" shall mean the merger of the Merger Sub with and into the Company, all as set forth in SECTION 2.01 of this Agreement.

    "MERGER SUB" shall mean the Subsidiary of the Purchaser utilized to effect the Merger.

    "NET WORTH" shall mean, at any date, the amount equal to the stockholder's equity reflected on the balance sheet at such date.

    "NET WORTH DIFFERENTIAL" shall mean the amount, if any, that the Subsidiary GAAP Net Worth exceeds the Subsidiary STAT Net Worth.

    "1933 ACT" shall mean the Securities Act of 1933, as amended.

    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "NOTICE OF DISAGREEMENT" shall have the meaning assigned thereto in SECTION 5.05(B) of this Agreement.

    "NYSE" shall mean the New York Stock Exchange.

    "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal or any Governmental Entity.

    "PARTY" shall mean either the Company or the Purchaser and "PARTIES" shall mean the Company and the Purchaser.

    "PAYMENT FUND" shall have the meaning assigned thereto in SECTION 6.01 of this Agreement.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PER  SHARE CASH AMOUNT" shall have  the meaning assigned thereto in SECTION
5.02 of this Agreement.

    "PERSON" shall mean any natural person, any legal or commercial entity, including without limitation a corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization, any group acting in concert, any person acting in a representative capacity, or any Governmental Entity.

    "PROXY STATEMENT" shall have the meaning assigned thereto in SECTION 9.09(B) of this Agreement.

    "PURCHASE PRICE" shall have the meaning assigned thereto in SECTION 5.01 of this Agreement.

    "PURCHASER" shall mean Protective Life Corporation, a Delaware corporation.

    "PURCHASER CAPITAL STOCK" shall mean, collectively, the Purchaser Common Stock and the Purchaser Preferred Stock.

    "PURCHASER COMMON STOCK" shall have the meaning assigned thereto in  SECTION
8.07 of this Agreement.

    "PURCHASER  TRADING  AVERAGE" shall  have  the meaning  assigned  thereto in
SECTION 5.03 of this Agreement.

    "PURCHASER TRADING AVERAGE DETERMINATION PERIOD" shall have the meaning assigned thereto in SECTION 5.03 of this Agreement.

    "RECORD" or "RECORDS" shall mean any and all records of the Company, including without limitation, all papers, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy) generated or maintained by the Company.

    "REGISTRATION STATEMENT" shall have the meaning assigned thereto in  SECTION
9.14 of this Agreement.

    "REQUISITE  REGULATORY APPROVALS" shall have the meaning assigned thereto in
SECTION 10.01(A) of this Agreement.

    "SEC" shall mean the Securities and Exchange Commission.

    "SHAREHOLDER MEETING" shall have the meaning assigned thereto in SECTION 9.09(A) of this Agreement.

    "STOCK PORTION" shall have the meaning assigned thereto in SECTION 5.01 of this Agreement.

    "SUBSIDIARY" shall mean, with respect to any Person, any other Person (whether now existing or hereafter organized) for which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other managers (other than contingency) are at the time owned or controlled by such first Person or one or more Subsidiaries of such first Person or any combination thereof.

    "SUBSIDIARY GAAP NET WORTH" shall mean the aggregate Net Worth of the Company's Subsidiaries as reflected on the consolidating financial statements used to prepare the Closing Balance Sheet.

    "SUBSIDIARY STAT FINANCIAL STATEMENTS" shall have the meaning assigned thereto in SECTION 5.06(A) of this Agreement.

    "SUBSIDIARY STAT NET WORTH" shall mean the aggregate Net Worth of the Company's Subsidiaries as reflected on the statutory financial statements of each of the Company's Subsidiaries as of the month-end immediately preceding the Closing Date, which statutory financial statements shall comply with applicable Law at the Effective Time.

    "SURVIVING  CORPORATION" shall have the  meaning assigned thereto in SECTION
2.01 of this Agreement.

    "TAX RETURN" shall mean any report, statement or other written information required to be supplied to a Taxing Authority in connection with Taxes, including, without limitation, information returns, payee statements and specified information reporting requirements as defined in Section 6724(d) of the Code.

    "TAXES" shall mean all taxes levies or other like assessments, charges, or fees (including estimated taxes, charges and fees), including, without limitation, net income, gross income, gross receipts, transfer, excise, property, ad valorem, stamp, documentary stamp, sales, use, value-added, license, payroll, pay as you earn ("PAYE"), withholding, emergency excise, social security and franchise or other governmental taxes or similar charges, imposed by any Taxing Authority, including any interest, penalties or additions to tax attributable to such taxes, and including any penalties for failure to comply with the information reporting of Section 6721 through 6724 of the Code.

    "TAXING AUTHORITY" shall mean the United States of America, or any state, county, local or foreign government or subdivision or agency thereof.

    "TRANSACTION INFORMATION" shall have the meaning assigned thereto in SECTION 9.04(A) of this Agreement.

                  APPENDIX "B" TO AGREEMENT AND PLAN OF MERGER

    Other than current investments as of the date hereof, the Company shall not make any investments after the date hereof other than in accordance with the following high quality instruments of maturities not greater than 365 days:

        (a) Securities issued or guaranteed as to principal and interest by the U.S. government, it agencies, authorities or instrumentalities and related custody receipts;

        (b) Commercial paper (unsecured promissory notes, including variable amount master demand notes) issued or guaranteed by U.S. corporations or other entities or short-term debt obligations that are, at the time of purchase, rated in the highest rating category by at least one nationally-recognized rating organization;

        (c) Other investment grade short-term obligations issued or guaranteed by U.S. corporations, state and municipal governments or other entities; and

        (d) such other securities and obligations that may be approved in advance by the Purchaser.

                  APPENDIX B TO PROXY STATEMENT -- PROSPECTUS
     TEXT OF FLA. STAT. SECTION607.1301 -- DISSENTERS' RIGHTS; DEFINITIONS, SECTION607.1302 -- RIGHT OF SHAREHOLDERS TO DISSENT, AND SECTION607.1320 --
                 PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

607.1301.  DISSENTERS' RIGHTS; DEFINITIONS

    The following definitions apply to SectionSection607.1302 and 607.1320:

    (1)  "Corporation"  means the  issuer  of the  shares  held by  a dissenting
shareholder  before  the  corporate  action   or  the  surviving  or   acquiring
corporation by merger or share exchange of that issuer.

    (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to Section607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302.  RIGHT OF SHAREHOLDERS TO DISSENT

    (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party:

           1.  If the shareholder is entitled to vote on the merger, or

           2. If the corporation is a subsidiary that is merged with its parent under Section607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of Section607.1104;

        (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to Section607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

        (c) As provided in Section607.0902(11), the approval of a control-share acquisition;

        (d) Consummation of a plan of share exchange to which the corporation is a party at the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

        (e) An amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

           1. Altering or abolishing any preemptive rights attached to any of his shares;

           2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

           3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

           4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

           5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

           6. Reducing the stated dividend preference of any of his preferred shares; or

           7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

        (f) Any corporate action taken, to the extent the articles of incorporation provided that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

    (2) A  shareholder  dissenting from  any  amendment specified  in  paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affect by the amendment.

    (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

    (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

    (1) (a) If a proposed corporate action creating dissenters' rights under Section607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of SectionSection607.1301, 607.1302, and Section607.1320. A shareholder who wishes to assert dissenters' rights shall:

           1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

           2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

        (b) If proposed corporate action creating dissenters' rights under Section607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of SectionSection607.1301, 607.1302, and
    607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

    (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(l)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

    (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

    (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights ave expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

        (a) Such demand is withdrawn as provided in this section;

        (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

        (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

        (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

    (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

        (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

        (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

    (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have an interest in such shares.

    (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each non resident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

    (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

    (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expense shall include reasonable compensation for, and reasonable expenses of, the app aisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

    (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                  APPENDIX C TO PROXY STATEMENT -- PROSPECTUS

                      OPINION OF A.G. EDWARDS & SONS, INC.

                                                                          , 1995

National Health Care Systems of Florida, Inc.
Board of Directors
8130 Baymeadows Way West
Suite 200
Jacksonville, FL 32256-7450

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of National Health Care Systems of Florida, Inc. ("NHCS" or the "Company") common stock, par value $0.01 per share ("Company Common Stock"), and 8% Convertible Preferred Stock, par value $0.01 ("Company Preferred"), (in aggregate the "Company Capital Stock"), and the holders of the Company's Stock Options, (collectively, the "Stockholders") of the consideration to be received in the proposed merger of a wholly-owned subsidiary of Protective Life Corporation ("Protective") with and into NHCS, (the "Merger"). The terms of the Merger are set forth in an Agreement and Plan of Merger (the "Merger Agreement") dated November 11, 1994, between the Company and Protective. Unless otherwise indicated, capitalized terms shall have the same meanings subscribed to them in the Merger Agreement.

    Upon consummation of the Merger, the shares of Protective common stock, par value $0.50 ("Protective Common Stock") will continue unchanged by the Merger and the Company Capital Stock and Stock Options will be converted into the right to receive cash and Protective Common Stock.

    The purchase price for the Company Capital Stock and the Company Stock Options shall be $33.1 million, increased by the Company's Consolidated GAAP Net Worth, reduced by the amount, if any, by which the aggregate minimum statutory capital of the Company's Subsidiaries under applicable Law at the Effective Time exceeds $300,000, and further reduced by the Net Worth Differential, if any (the "Purchase Price"). The Purchase Price shall be paid with a combination of cash (the "Cash Portion") and Protective Common Stock ("Stock Portion") and the amount of the Cash Portion and Stock Portion shall be determined as set forth in the Merger Agreement.

    A.G. Edwards & Sons, Inc., ("Edwards") has acted as financial advisor to NHCS in connection with the Merger and has represented the Company in negotiations with Protective with regards to the Merger. We will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger.

    Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the evaluation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are not aware of any present or contemplated relationships between Edwards and NHCS or Protective which, in our opinion, would affect our ability to render a fair and independent opinion in this matter.

    In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed, among other things:

        (i) the Merger Agreement;

        (ii) available information concerning NHCS which we deem relevant, including the Company's Audited Financial Statements for each of the years in the five year period ended December 31, 1993, and its results of operations for each month for the nine month period ended September 30, 1994;

       (iii) financial projections for NHCS for fiscal years 1994 through 1998;

       (iv) certain other internal operating and financial information supplied to us at our request by NHCS, concerning the business and operations of NHCS, including monthly financial reports and the 1994 NHCS Company Marketing Program;

        (v) publicly available information concerning Protective which we deem relevant, including Protective's Annual Reports to Shareholders for each of the years in the two-year period ended December 31, 1993, and Protective's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;

       (vi) financial projections for Protective for 1994 and for 1995;

       (vii) certain other operating and financial data supplied to us at our request by Protective concerning the business and operations of Protective for the purposes of our analysis;

      (viii) historical and current publicly available market data concerning the trading of, and the trading markets for Protective Common Stock;

       (ix) certain publicly available information concerning certain other companies that we believe to be generally comparable to NHCS or Protective, and the trading of, and trading markets for, certain of such companies' securities;

        (x) information relating to the nature and financial terms of certain other mergers or acquisitions that we consider relevant; and

       (xi) other information that we consider relevant to our analysis.

    In addition, we have met with members of management of the Company and Protective to discuss the foregoing and other matters we believe relevant to our inquiry.

    We have relied upon and assumed, without independent verification, the accuracy and completeness of all information that has been furnished to us by the Company or Protective or otherwise reviewed by us. The Board of Directors has not specifically engaged us to, and therefore we have not verified the accuracy or completeness of any such information nor have we made any evaluation or appraisal of any assets or liabilities of NHCS or of Protective.

    Our opinion is necessarily based on economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view to the Stockholders, of the Purchase Price and the related Exchange Ratio.

    Based upon and subject to the foregoing, it is our opinion that the terms of Merger are fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          A.G. EDWARDS & SONS, INC.

                                          By: _____/s/__________________________
                                                     Douglas E. Reynolds
                                                       VICE PRESIDENT

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 6.5 of Article VI of the Certificate of Incorporation of Protective provides, in substance, that any of Protective's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of Protective, by reason of the fact that he is or was an officer or director, shall be indemnified by Protective against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Protective and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of Protective to procure a judgment in its favor, such person shall be indemnified by Protective against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Protective unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by Protective against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by Protective other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by Protective only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of Protective entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

    In addition, the executive officers and directors are insured by Protective's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with Protective which supplements such coverage.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    All other schedules required by Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

  EXHIBIT
- -----------
        15   Letter re: unaudited interim financial statements
        23a  Consent of Coopers & Lybrand L.L.P.
        23b  Consent of KPMG Peat Marwick LLP
        23c  Consent of KPMG Peat Marwick LLP
        24   Power of Attorney

ITEM 22.  UNDERTAKINGS

    The  undersigned  registrant hereby  undertakes to  respond to  requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Protective has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PROTECTIVE LIFE CORPORATION

                                          By:       /s/ DRAYTON NABERS, JR.

                                             -----------------------------------
                                                     Drayton Nabers, Jr.
                                                   CHAIRMAN OF THE BOARD,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

            , 1995

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons on behalf of Protective and in the capacities and on the dates indicated.

                    SIGNATURE                                  CAPACITY IN WHICH SIGNED
- ----------------------------------------------------------------------------------------------------

             /s/ DRAYTON NABERS, JR.
    ------------------------------------------    Chairman of the Board, President and Chief
               Drayton Nabers, Jr.                 Executive Officer (Principal Executive Officer)

                /s/ JOHN D. JOHNS
    ------------------------------------------    Executive Vice President and Chief Financial
                  John D. Johns                    Officer (Principal Financial Officer)

               /s/ JERRY W. DEFOOR
    ------------------------------------------    Vice President and Controller, and Chief
                 Jerry W. Defoor                   Accounting Officer (Principal Accounting Officer)

                        *
    ------------------------------------------    Director
              William J. Rushton III

                        *
    ------------------------------------------    Director
                  John W. Woods

                        *
    ------------------------------------------    Director
             Crawford T. Johnson III

                        *
    ------------------------------------------    Director
             William J. Cabaniss, Jr.

                        *
    ------------------------------------------    Director
                  H. G. Pattillo

                    SIGNATURE                                  CAPACITY IN WHICH SIGNED
- ----------------------------------------------------------------------------------------------------

                        *
    ------------------------------------------    Director
                Edward L. Addison

                        *
    ------------------------------------------    Director
               John J. Mcmahon, Jr.

                        *
    ------------------------------------------    Director
                  A. W. Dahlberg

                        *
    ------------------------------------------    Director
                John W. Rouse, Jr.

                        *
    ------------------------------------------    Director
                 Robert T. David

                        *
    ------------------------------------------    Director
               Ronald L. Kuehn, Jr.

                        *
    ------------------------------------------    Director
                Herbert A. Sklenar

    *Drayton Nabers, Jr., by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                                          By:       /s/ DRAYTON NABERS, JR.

                                          --------------------------------------
                                                     Drayton Nabers, Jr.
                                                       ATTORNEY-IN-FACT